Exhibit 10.47

EXECUTION VERSION

SECOND AMENDMENT TO CREDIT AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of December 29, 2023 by and among CAMBIUM NETWORKS, LTD, a private limited company registered under the laws of England and Wales under company number 07752773 (the “Borrower”), CAMBIUM NETWORKS CORPORATION, an exempted company incorporated under the laws of the Cayman Islands with limited liability (“Holdings”), CAMBIUM (US), L.L.C., a Delaware limited liability company (“Intermediate Holdings”), as a Guarantor, the other Guarantors party hereto, the lenders party hereto (which constitute the Required Lenders under the Existing Credit Agreement (as defined below)) (collectively, the “Lenders” and individually, a “Lender”) and BANK OF AMERICA, N.A., as Administrative Agent under the Existing Credit Agreement.

W I T N E S S E T H:

WHEREAS, the Borrower, Holdings, the other Guarantors from time to time party thereto, the Lenders and the Administrative Agent are parties to that certain Credit Agreement, dated as of November 17, 2021 (as amended, restated, amended and restated, supplemented or modified from time to time prior to the date hereof, the “Existing Credit Agreement”; the Existing Credit Agreement as amended by this Amendment, the “Amended Credit Agreement”; capitalized terms used herein (including, without limitation, in the preamble above) that are not otherwise defined herein shall have the respective meanings assigned to such terms in the Amended Credit Agreement);

WHEREAS, the Borrower has requested that the Required Lenders agree to certain amendments to the Existing Credit Agreement;

WHEREAS, the Borrower, the other Loan Parties, the Lenders party hereto, which constitute the Required Lenders immediately prior to giving effect to the Second Amendment Effective Date (as defined below), and the Administrative Agent have agreed to amend the Existing Credit Agreement on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

1. Amendments to Credit Agreement and other Loan Documents. Upon the Second Amendment Effective Date, (i) the Existing Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth on Exhibit A attached hereto; (ii) Exhibit C of the Existing Credit Agreement is hereby amended and restated as set forth in the form of Exhibit B attached hereto; and (iii) Exhibit O is hereby added to the Existing Credit Agreement as set forth in the form of Exhibit C attached hereto.

2. Conditions to Effectiveness. The effectiveness of this Amendment shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth below in this Section 2 (such date, the “Second Amendment Effective Date”):

(a) Signatures. The Administrative Agent shall have received duly executed (if applicable) counterparts of the following (each of which may be delivered by facsimile or electronic mail):

1. this Amendment, executed and delivered by the Borrower, the Guarantors and the Required Lenders; and

2. the Second Amendment Fee Letter, executed and delivered by the Borrower.

(b) No Default or Event of Default; Representations and Warranties. As of the date hereof, (i) no Default or Event of Default has occurred or is continuing or would result immediately from the execution of this Amendment and (ii) the representations and warranties set forth in Section 3 hereof are true and correct.

(c) Fees and Expenses. Borrower shall have paid (i) any fees required pursuant to the Second Amendment Fee Letter and (ii) in accordance with Section 11.04 of the Existing Credit Amendment, the reasonable and documented out-of-pocket costs and expenses (including legal fees) of Administrative Agent incurred by it in connection with the transactions contemplated hereby, and solely with respect to clause (ii), to the extent invoiced three (3) Business Days prior to the date hereof.

3. Representations and Warranties. Each Loan Party party hereto hereby represents and warrants as of the date hereof to the Administrative Agent and each Lender as follows:

(a) as of the date hereof, after giving effect to this Amendment, each of the representations and warranties contained in the Amended Credit Agreement and the other Loan Documents is true and correct in all material respects (without duplication of any materiality qualifier contained therein) to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as of such earlier date; and

(b) immediately prior to and after giving effect to this Amendment, no Default or Event of Default has occurred or is continuing as of the date hereof.

4. Post-Closing Obligations.

(a) On or prior to December 31, 2024 (or such later date as the Administrative Agent may agree in its reasonable discretion), the Borrower and each of its Subsidiaries that are Loan Parties shall transition its primary principal disbursements and payroll services maintained in the United States to Bank of America, N.A.

(b) On or prior to June 30, 2025 (or such later date as the Administrative Agent may agree in its reasonable discretion), the Borrower and each of its Subsidiaries that are Loan Parties shall transition its primary principal operating customer deposit services maintained in the United States to Bank of America, N.A.

(c) Within 60 days after the Second Amendment Effective Date (or such longer period agreed to by the Administrative Agent), the Borrower shall have executed all UK Collateral Documents required, or as reasonably requested by Administrative Agent, to provide a Lien on all assets owned by the Borrower (subject to security principles as agreed upon between the Borrower and Administrative Agent, which shall provide that a customary qualifying floating charge will be granted to the Administrative Agent, without prejudice to the creation of a qualifying floating charge, unless a Foreign Lien Trigger Event occurs

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after the date hereof, no security interest over intellectual property will be required to be registered under the law of that security document, the law where the grantor is regulated, or at any relevant supra-national registry).

5. Reference to and Effect on the Existing Credit Agreement.

(a) Upon the effectiveness hereof, each reference to the Existing Credit Agreement in the Amended Credit Agreement or any other Loan Document shall mean and be a reference to the Amended Credit Agreement.

(b) Each Loan Document and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.

(c) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders, nor constitute a waiver of any provision of the Amended Credit Agreement, the Loan Documents or any other documents, instruments and agreements executed and/or delivered in connection therewith.

(d) This Amendment is a Loan Document under (and as defined in) the Amended Credit Agreement.

6. Reaffirmation. Each of the Loan Parties party hereto as debtor, grantor, pledgor, guarantor, assignor, or in any other similar capacity in which such Loan Party grants liens or security interests in its property or otherwise acts as accommodation party or guarantor, as the case may be, hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the Loan Documents to which it is a party (after giving effect hereto) and (ii) to the extent such Loan Party granted liens on or security interests in any of its property pursuant to any such Loan Document as security for or otherwise guaranteed the Obligations under or with respect to the Loan Documents, ratifies and reaffirms such guarantee and grant of security interests and liens and confirms and agrees that such security interests and liens hereafter secure all of the Obligations as amended hereby. Each of the Loan Parties party hereto hereby consents to this Amendment and acknowledges that each of the Loan Documents remains in full force and effect and is hereby ratified and reaffirmed. The execution of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or Lenders, constitute a waiver of any provision of any of the Loan Documents or serve to effect a novation of the Obligations.

7. Counterparts. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. The words “execution,” “signed,” “signature,” and words of like import in this Amendment shall include images of manually executed signatures transmitted by electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other Electronic Signatures. The use of Electronic Signatures and Electronic Records) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the UCC.

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8. Successors and Assigns. The provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that any assignment by any Lender shall be subject to the provisions of Section 11.06 of the Amended Credit Amendment, and provided further that the Borrower may not assign or transfer any of its rights or obligations under this Amendment without the prior written consent of the Administrative Agent and each Lender.

9. Governing Law; Jurisdiction; Etc.. Sections 11.14 and 11.15 of the Amended Credit Agreement are incorporated herein by reference mutatis mutandis.

10. Severability. The illegality or unenforceability of any provision of this Amendment or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Amendment or any instrument or agreement required hereunder.

11. Captions. The captions and headings of this Amendment are for convenience of reference only and shall not affect the interpretation of this Amendment.

12. Entire Agreement. This Amendment shall constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all other understandings, oral or written, with respect to the subject matter hereof.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

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IN WITNESS WHEREOF, each of the undersigned has executed this Amendment as of the date set forth above.

BORROWER:	CAMBIUM NETWORKS, LTD By: /s/ Sally J. Rau Name: Sally J. Rau Title: Director

[Signature Page to Second Amendment to Credit Agreement]

GUARANTORS: Executed and delivered as a Deed:
CAMBIUM NETWORKS CORPORATION, a Cayman Islands exempted company By: /s/ Sally J. Rau Name: Sally J. Rau Title: General Counsel
CAMBIUM (US), L.L.C. By: /s/ Sally J. Rau Name: Sally J. Rau Title: General Counsel
CAMBIUM NETWORKS, INC. By: /s/ Sally J. Rau Name: Sally J. Rau Title: General Counsel

[Signature Page to Second Amendment to Credit Agreement]

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A., as Administrative Agent By: /s/ Jeremy Dhein Name: Jeremy Dhein Title: Senior Vice President

[Signature Page to Second Amendment to Credit Agreement]

LENDERS:	BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swingline Lender By: /s/ Jeremy Dhein Name: Jeremy Dhein Title: Senior Vice President

[Signature Page to Second Amendment to Credit Agreement]

Exhibit A

Amended Credit Agreement

[To be attached]

Exhibit A to ~~First~~Second Amendment

CREDIT AGREEMENT

Dated as of NOVEMBER 17, 2021

among

CAMBIUM NETWORKS, LTD,

as the Borrower,

CAMBIUM NETWORKS CORPORATION, as Holdings and a Guarantor,

CAMBIUM (US), L.L.C., as Intermediate Holdings and a Guarantor,

CERTAIN OTHER SUBSIDIARIES OF HOLDINGS PARTY HERETO,

as the Guarantors,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swingline Lender and

an L/C Issuer,

THE LENDERS PARTY HERETO

and

BANK OF AMERICA, N.A.,

as Sole Lead Arranger and Sole Bookrunner

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS		1
1.01	Defined Terms	1
1.02	Other Interpretive Provisions	~~47~~48
1.03	Accounting Terms	~~48~~49
1.04	Rounding	~~49~~50
1.05	Times of Day	~~49~~50
1.06	Letter of Credit Amounts	50
1.07	UCC Terms	50
1.08	Rates	50
1.09	Limited Condition Acquisitions	50
ARTICLE II COMMITMENTS AND CREDIT EXTENSIONS		51
2.01	Loans	51
2.02	Borrowings, Conversions and Continuations of Loans	~~51~~52
2.03	Letters of Credit	53
2.04	Swingline Loans	63
2.05	Prepayments	~~66~~65
2.06	Termination or Reduction of Commitments	~~69~~68
2.07	Repayment of Loans	~~70~~69
2.08	Interest and Default Rate	~~71~~70
2.09	Fees	~~71~~70
2.10	Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate	~~72~~71
2.11	Evidence of Debt	~~73~~72
2.12	Payments Generally; Administrative Agent’s Clawback	~~73~~74
2.13	Sharing of Payments by Lenders	~~75~~75
2.14	Cash Collateral	~~76~~75
2.15	Defaulting Lenders	~~77~~76
2.16	Designated Lenders	~~79~~78
2.17	Increase in Revolving Facility	~~80~~79
ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY		~~81~~80
3.01	Taxes	~~81~~80
3.02	Illegality	~~87~~86
3.03	Inability to Determine Rates	~~88~~86
3.04	Increased Costs	~~90~~89
3.05	Compensation for Losses	~~92~~90
3.06	Mitigation Obligations; Replacement of Lenders	~~92~~90
3.07	Survival	~~93~~91
ARTICLE IV CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		~~93~~91
4.01	Conditions of Initial Credit Extension	~~93~~91
4.02	Conditions to all Credit Extensions	~~96~~93
ARTICLE V REPRESENTATIONS AND WARRANTIES		~~96~~94
5.01	Existence, Qualification and Power	~~96~~94
5.02	Authorization; No Contravention	~~97~~94

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5.03	Governmental Authorization; Other Consents	~~97~~95
5.04	Binding Effect	~~97~~95
5.05	Financial Statements; No Material Adverse Effect	~~97~~95
5.06	Litigation	~~98~~96
5.07	No Default	~~98~~96
5.08	Ownership of Property	~~98~~96
5.09	Environmental Matters	~~99~~96
5.10	Insurance	~~99~~97
5.11	Taxes	~~99~~97
5.12	ERISA Compliance	~~100~~97
5.13	Margin Regulations; Investment Company Act	~~101~~98
5.14	Disclosure	~~101~~98
5.15	Compliance with Laws	~~101~~98
5.16	Solvency	~~101~~99
5.17	[Reserved]	~~102~~99
5.18	Sanctions Concerns and Anti-Corruption Laws	~~102~~99
5.19	[Reserved]	~~102~~99
5.20	Subsidiaries; Joint Ventures, Partnerships and Equity Investments	~~102~~99
5.21	Collateral Representations	~~102~~99
5.22	Affected Financial Institutions	~~103~~101
5.23	Covered Entities	~~104~~101
5.24	Beneficial Ownership Certification	~~104~~101
5.25	Designation as Senior Indebtedness	~~104~~101
5.26	Intellectual Property; Licenses, Etc	~~104~~101
5.27	Labor Matters	~~104~~101
5.28	Representations as to Foreign Loan Parties	~~104~~101
ARTICLE VI AFFIRMATIVE COVENANTS		~~106~~103
6.01	Financial Statements	~~106~~103
6.02	Certificates; Other Information	~~107~~104
6.03	Notices	~~109~~106
6.04	Payment of Obligations	~~109~~106
6.05	Preservation of Existence, Etc	~~109~~106
6.06	Maintenance of Properties	~~110~~106
6.07	Maintenance of Insurance	~~110~~107
6.08	Compliance with Laws	~~110~~107
6.09	Books and Records	~~110~~107
6.10	Inspection Rights	~~111~~107
6.11	Use of Proceeds	~~111~~108
6.12	Covenant to Guarantee Obligations	~~112~~108
6.13	Covenant to Give Security	~~112~~108
6.14	Compliance with Environmental Laws	~~113~~109
6.15	Anti-Corruption Laws; Sanctions	~~113~~109
6.16	Approvals and Authorizations	~~113~~109
6.17	Further Assurances	~~113~~109
6.18	Centre of Main Interests	~~113~~109
6.19	Post-Closing Covenants	~~114~~110
ARTICLE VII NEGATIVE COVENANTS		~~114~~111
7.01	Liens	~~114~~111
7.02	Indebtedness	~~118~~114

7.03	Investments	~~120~~116
7.04	Fundamental Changes	~~122~~118
7.05	Dispositions	~~123~~119
7.06	Restricted Payments	~~123~~120
7.07	Change in Nature of Business	~~125~~122
7.08	Transactions with Affiliates	~~125~~122
7.09	Burdensome Agreements	~~127~~123
7.10	Use of Proceeds	~~127~~124
7.11	Financial Covenants	~~128~~124
7.12	Amendments or Waivers of Certain Documents; Fiscal Year; Legal Name, State of Formation; Form of Entity and Accounting Changes	~~128~~125
7.13	Sale and Leaseback Transactions	~~128~~125
7.14	Prepayments, Etc. of Indebtedness.	~~128~~125
7.15	Sanctions	~~129~~126
7.16	Anti-Corruption Laws	~~129~~126
ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		~~129~~126
8.01	Events of Default	~~129~~126
8.02	Remedies upon Event of Default	~~132~~129
8.03	Application of Funds	~~133~~130
ARTICLE IX ADMINISTRATIVE AGENT		~~134~~131
9.01	Appointment and Authority	~~134~~131
9.02	Rights as a Lender	~~138~~135
9.03	Exculpatory Provisions	~~138~~135
9.04	Reliance by Administrative Agent	~~140~~136
9.05	Delegation of Duties	~~140~~136
9.06	Resignation of Administrative Agent	~~140~~137
9.07	Non-Reliance on Administrative Agent, the Arranger and the Other Lenders	~~142~~138
9.08	No Other Duties, Etc	~~143~~139
9.09	Administrative Agent May File Proofs of Claim; Credit Bidding	~~143~~139
9.10	Collateral and Guaranty Matters	~~144~~140
9.11	Secured Cash Management Agreements and Secured Hedge Agreements	~~145~~141
9.12	Certain ERISA Matters	~~145~~141
9.13	Recovery of Rescindable Amounts	~~146~~142
ARTICLE X CONTINUING GUARANTY		~~147~~143
10.01	Guaranty	~~147~~143
10.02	Rights of Lenders	~~147~~143
10.03	Certain Waivers	~~148~~143
10.04	Obligations Independent	~~148~~144
10.05	Subrogation	~~148~~144
10.06	Termination; Reinstatement	~~148~~144
10.07	Stay of Acceleration	~~149~~144
10.08	Condition of Borrower	~~149~~144
10.09	Appointment of Borrower	~~149~~144
10.10	Right of Contribution	~~149~~145
10.11	Keepwell	~~149~~145
ARTICLE XI MISCELLANEOUS		~~150~~145
11.01	Amendments, Etc	~~150~~145

11.02	Notices; Effectiveness; Electronic Communications	~~152~~147
11.03	No Waiver; Cumulative Remedies; Enforcement	~~154~~149
11.04	Expenses; Indemnity; Damage Waiver	~~155~~150
11.05	Payments Set Aside	~~157~~152
11.06	Successors and Assigns	~~157~~152
11.07	Treatment of Certain Information; Confidentiality	~~163~~158
11.08	Right of Setoff	~~165~~159
11.09	Interest Rate Limitation	~~165~~160
11.10	Integration; Effectiveness	~~166~~160
11.11	Survival of Representations and Warranties	~~166~~160
11.12	Severability	~~166~~160
11.13	Replacement of Lenders	~~166~~161
11.14	Governing Law; Jurisdiction; Etc	~~167~~162
11.15	Waiver of Jury Trial	~~169~~163
11.16	[Reserved]	~~169~~163
11.17	No Advisory or Fiduciary Responsibility	~~169~~163
11.18	Electronic Execution; Electronic Records; Counterparts	~~170~~164
11.19	USA Patriot Act Notice	~~171~~165
11.20	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	~~171~~165
11.21	Acknowledgement Regarding Any Supported QFCs	~~171~~166

BORROWER PREPARED SCHEDULES

Schedule 5.20	Subsidiaries, Joint Ventures and Partnerships
Schedule 5.21(b)	Intellectual Property
Schedule 5.21(c)	Documents, Instrument, and Tangible Chattel Paper
Schedule 5.21(d)(ii)	Electronic Chattel Paper & Letter-of-Credit Rights
Schedule 5.21(e)	Commercial Tort Claims
Schedule 5.21(f)	Pledged Equity Interests
Schedule 7.01	Existing Liens
Schedule 7.02	Existing Indebtedness
Schedule 7.03	Existing Investments
Schedule 7.08	Transactions with Affiliates

ADMINISTRATIVE AGENT PREPARED SCHEDULES

Schedule 1.01(a)	Certain Addresses for Notices
Schedule 1.01(b)	Initial Commitments and Applicable Percentages
Schedule 2.01	Swingline Commitments
Schedule 2.03	Letter of Credit Commitments

EXHIBITS

Exhibit A	Form of Administrative Questionnaire
Exhibit B	Form of Assignment and Assumption
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Joinder Agreement
Exhibit E	Form of Loan Notice
Exhibit F	Form of Revolving Note
Exhibit G	Form of Secured Party Designation Notice
Exhibit H	Form of Solvency Certificate
Exhibit I	Form of Swingline Loan Notice
Exhibit J	Form of Term Note
Exhibit K	Forms of U.S. Tax Compliance Certificates
Exhibit L	Form of Letter of Credit Report
Exhibit M	Form of Notice of Loan Prepayment
Exhibit N	Form of Notice of Additional L/C Issuer
Exhibit O	Form of Liquidity Compliance Certificate

ANNEXES

Annex A	Lender Status

v

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of November 17, 2021 among CAMBIUM NETWORKS, LTD, a private limited company registered under the laws of England and Wales under company number 07752773 and having its registered office located at Unit B2 Linhay Business Park, Eastern Road, Ashburton, Newton Abbot, Devon, TQ13 7UP (the “Borrower”), CAMBIUM NETWORKS CORPORATION, an exempted company incorporated under the laws of the Cayman Islands with limited liability (“Holdings”), as a Guarantor, CAMBIUM (US), L.L.C., a Delaware limited liability company (“Intermediate Holdings”), as a Guarantor, and the other Guarantors (as defined herein) from time to time party hereto, the Lenders (defined herein) from time to time party hereto, and BANK OF AMERICA, N.A., as Administrative Agent, Swingline Lender and an L/C Issuer.

PRELIMINARY STATEMENTS:

WHEREAS, the Loan Parties (as hereinafter defined) have requested that the Lenders, the Swingline Lender and each L/C Issuer make loans and other financial accommodations to the Loan Parties in an aggregate amount of up to $75,000,000.

WHEREAS, the Lenders, the Swingline Lender and each L/C Issuer have agreed to make such loans and other financial accommodations to the Loan Parties on the terms and subject to the conditions set forth herein.

WHEREAS, on the First Amendment Effective Date, the Loan Parties, the Administrative Agent (as defined below), the Lenders and the other parties hereto amended the Agreement as set forth in the First Amendment.

WHEREAS, on the Second Amendment Effective Date, the Loan Parties, the Administrative Agent and the Required Lenders amended the Agreement as set forth in the Second Amendment.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquired EBITDA” means with respect to any Acquired Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business (determined as if references to the Borrower and its Subsidiaries in the definition of the term “Consolidated EBITDA” were references to such Acquired Entity or Business and its Subsidiaries which will become Subsidiaries), all as determined on a consolidated basis for such Acquired Entity or Business.

“Acquired Entity or Business” has the meaning specified in the definition of “Consolidated EBITDA”.

“Acquisition” means the acquisition, whether through a single transaction or a series of related transactions, of (a) a majority of the Voting Stock or other controlling ownership interest in another Person (including with respect to an Investment in a Subsidiary that serves to increase the Borrower’s or its

Subsidiaries’ respective ownership of Equity Interests therein to the extent that such increase results in such Person then owning a majority of the Voting Stock or other controlling ownership interest in another Person) or (b) assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person.

“Additional Secured Obligations” means (a) all obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the reasonable fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding; provided that Additional Secured Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.

“Administrative Agent” means Bank of America (or any of its designated branch offices or affiliates) in its capacity as administrative agent under any of the Loan Documents, or any permitted successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 1.01(a) or such other address or account as the Administrative Agent may from time to time notify the Borrower in writing and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement, including all schedules, exhibits and annexes hereto.

“Applicable Foreign Loan Party Documents” has the meaning specified in Section 5.28(a).

“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.

“Applicable Percentage” means (a) in respect of the Term Facility, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Facility represented by (i) on or prior to the Closing Date, such Term Lender’s Term Commitment at such time and (ii) thereafter, the outstanding principal amount of such Term Lender’s Term Loans at such time, and (b) in respect of the Revolving Facility, with respect to any Revolving Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Facility represented by such Revolving Lender’s Revolving Commitment at such time, subject to adjustment as provided in Section 2.15. If the Commitment of all of the Revolving Lenders to make Revolving Loans and the obligation of the L/C Issuers to make L/C Credit

Extensions have been terminated pursuant to Section 8.02, or if the Revolving Commitments have expired, then the Applicable Percentage of each Revolving Lender in respect of the Revolving Facility shall be determined based on the Applicable Percentage of such Revolving Lender in respect of the Revolving Facility most recently in effect, giving effect to any subsequent assignments and to any Lender’s status as a Defaulting Lender at the time of determination. The Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 1.01(b) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto or in any documentation executed by such Lender pursuant to Section 2.17, as applicable.

“Applicable Rate” means, for any day, (1) occurring prior to the ~~First~~Second Amendment Effective Date, the “Applicable Rate” as in effect on such date under this Agreement (as this Agreement is in effect on such day) ~~and~~, (2) as of the ~~First~~Second Amendment Effective Date and continuing through and including the last day of the Covenant Relief Period, (a) with respect to Term SOFR Loans, a rate per annum of 3.25%, (b) with respect to Base Rate Loans, a rate per annum of 2.25% and (c) the commitment fee shall be a rate per annum of 0.35%, and (3) thereafter, the rate per annum set forth below opposite the applicable Level then in effect (based on the Consolidated Leverage Ratio), it being understood that the Applicable Rate for (a) Revolving Loans that are Base Rate Loans shall be the percentage set forth under the column “Revolving Loans” and “Base Rate”, (b) Revolving Loans that are Term SOFR Loans shall be the percentage set forth under the column “Revolving Loans” and “Term SOFR & Letter of Credit Fee”, (c) that portion of the Term Loan comprised of Base Rate Loans shall be the percentage set forth under the column “Term Loan” and “Base Rate”, (d) that portion of the Term Loan comprised of Term SOFR Loans shall be the percentage set forth under the column “Term Loan” and “Term SOFR & Letter of Credit Fee”, (e) the Letter of Credit Fee shall be the percentage set forth under the column “Revolving Loans” and “Term SOFR & Letter of Credit Fee”, and (f) the commitment fee shall be the percentage set forth under the column “Commitment Fee”:

Applicable Rate
Level	Consolidated Leverage Ratio	Term SOFR & Letter of Credit Fee		Base Rate		Commitment Fee
		Revolving Loans	Term Loan	Revolving Loans	Term Loan
1	< 1.00:1.00	1.75%	1.75%	0.00%	0.00%	0.20%
2	> 1.00:1.00, but < 2.00:1.00	2.00%	2.00%	0.25%	0.25%	0.25%
3	> 2.00:1.00	2.25%	2.25%	0.50%	0.50%	0.25%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with Section 6.02(a), then, upon the request of the Required Lenders, Pricing Level 3 shall apply, in each case as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the first Business Day following the date on which such Compliance Certificate is delivered.

Notwithstanding anything to the contrary contained in this definition, (i) the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b) and (ii) the initial Applicable Rate following the Covenant Relief Period shall be set ~~at Pricing Level 2 until~~as above based on the foregoing grid on the first Business Day immediately following the ~~date a~~end of the Covenant Relief Period based on the Compliance Certificate ~~is~~ delivered ~~pursuant to Section 6.02(a) for the first full fiscal~~

~~quarter to occur following the Closing Date~~ to the Administrative Agent with respect to the fiscal year ended December 31, 2024. Any adjustment in the Applicable Rate shall be applicable to all Credit Extensions then existing or subsequently made or issued.

“Applicable Revolving Percentage” means with respect to any Revolving Lender at any time, such Revolving Lender’s Applicable Percentage in respect of the Revolving Facility at such time.

“Appropriate Lender” means, at any time, (a) with respect to any Facility, a Lender that has a Commitment with respect to such Facility or holds a Loan under such Facility at such time, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuers and (ii) if any Letters of Credit have been issued pursuant to Section 2.03, the Revolving Lenders and (c) with respect to the Swingline Sublimit, (i) the Swingline Lender and (ii) if any Swingline Loans are outstanding pursuant to Section 2.04(a), the Revolving Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Bank of America, N.A. (or any of its designated affiliates), in its capacity as sole lead arranger and sole bookrunner.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit B or any other form (including an electronic documentation form generated by use of an electronic platform) approved by the Administrative Agent in its reasonable discretion.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease.

“Audited Financial Statements” means the audited Consolidated balance sheet of Holdings and its Subsidiaries for the fiscal years ended December 31, 2019 and December 31, 2020 and the related Consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Holdings and its Subsidiaries, including the notes thereto.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(ii).

“Auto-Reinstatement Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Availability Period” means in respect of the Revolving Facility, the period from and including the Closing Date to the earliest of (i) the Maturity Date for the Revolving Facility, (ii) the date of termination of all of the Revolving Commitments pursuant to Section 2.06, and (iii) the date of termination of the Commitment of each Revolving Lender to make Revolving Loans and of the obligation of the L/C Issuers to make L/C Credit Extensions pursuant to Section 8.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A. and its permitted successors.

“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the one-month Term SOFR (determined in accordance with clause (b) of the definition of “Term SOFR”, including the proviso therein) in effect for such day plus 1.75%; provided that if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means a Revolving Loan or a Term Loan that bears interest based on the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Bona Fide Debt Fund” means an Affiliate of an Person (other than a natural Person) that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds, subordinated notes, mezzanine financing or similar extensions of credit in the ordinary course of business and for which no personnel making or which have the right to make investment decisions (i) has a direct or indirect equity investment in any Competitor of the Borrower or any of its Subsidiaries or (ii) has access to any non-public information relating to Holdings or any of its Subsidiaries as a result of such Bona Fide Debt Fund being party to this Agreement.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02(m).

“Borrowing” means a Revolving Borrowing, a Swingline Borrowing or a Term Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding (a) expenditures made in connection with the acquisition, replacement, substitution or restoration of assets to the extent financed (i) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored, (ii) with cash awards of compensation arising from the taking by eminent domain or condemnation (or proceedings in lieu thereof) of the assets being replaced, (iii) to the extent paid or reimbursed by any third party (including tenant improvement paid or to be paid by any landlord), with cash proceeds of Dispositions permitted hereunder, (b) expenditures made in connection with any Permitted Acquisitions or similar Investments permitted hereunder, and (c) the purchase price of equipment or other property that is purchased or exchanged with the trade-in of existing equipment or property to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment or such property for such equipment or such property being traded-in at such time).

“Capitalized Lease” means any lease that has been or is required to be, in accordance with GAAP, recorded, classified and accounted for as a capitalized lease or financing lease.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuers or Swingline Lender (as applicable) or the Lenders, as Collateral for L/C Obligations, the Obligations in respect of Swingline Loans, or obligations of the Revolving Lenders to fund participations in respect of L/C Obligations or Swingline Loans (as the context may require), (a) cash or deposit account balances, (b) backstop letters of credit entered into on terms, from issuers and in amounts satisfactory to the Administrative Agent and the applicable L/C Issuers, and/or (c) if the Administrative Agent and the applicable L/C Issuers or Swingline Lender shall agree, in their reasonable discretion, other credit support, in each case, in Dollars and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and any L/C Issuer or the Swingline Lender (as applicable).

“Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such Cash Collateral and other credit support.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than Permitted Liens):

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than three hundred sixty days (360) days from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus in excess of $250 million, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(c) commercial paper issued by any Person organized under the laws of any state of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 270 days from the date of acquisition thereof;

(d) Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition; and

(e) any and all short-term investments acceptable to the Administrative Agent.

“Cash Management Agreement” means any agreement that is not prohibited by the terms hereof to provide treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Cash Management Bank” means any Person in its capacity as a party to a Cash Management Agreement that, (a) at the time it enters into a Cash Management Agreement with a Loan Party or any Subsidiary, is a Lender or an Affiliate of a Lender, or (b) at the time it (or its Affiliate) becomes a Lender, is a party to a Cash Management Agreement with a Loan Party or any Subsidiary, in each case in its capacity as a party to such Cash Management Agreement (even if such Person ceases to be a Lender or such Person’s Affiliate ceased to be a Lender).

“Cayman Loan Party” means Holdings or any other Loan Party organized under the laws of the Cayman Islands from time to time.

“CFC” means any Subsidiary of Holdings that is a controlled foreign corporation within the meaning of Section 957 of the Code.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding (x) the Permitted Holders and (y) any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 40% or more of the Equity Interests of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Holdings (other than vacant seats) cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was nominated, appointed or approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (other than vacant seats) or (iii) whose election or nomination to that board or other equivalent governing body was nominated, appointed or approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (other than vacant seats); or

(c) at any time, Holdings shall cease to own and control, of record and beneficially, directly or indirectly, 100% (other than directors’ qualifying shares and other de minimis Equity Interests required by law) of each class of outstanding Equity Interests of the Borrower (and any Subsidiary directly owned by Holdings as of the Closing Date (unless otherwise permitted to be sold in accordance with the Loan Documents)).

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or Term Commitment.

“Closing Date” means the date hereof.

“Closing Date Fee Letter” means the letter agreement, dated September 21, 2021, by and among the Borrower, the Administrative Agent and the Arranger.

“Closing Date Refinancing” has the meaning specified in Section 4.01(i).

“CME” means CME Group Benchmark Administration Limited.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties. For the sake of clarity, “Collateral” does not include any Excluded Property.

“Collateral Documents” means, collectively, the Security Agreement, the UK Collateral Documents, each Joinder Agreement, each of the collateral assignments, security agreements, pledge agreements, account control agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.13 and/or Section 6.14, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means a Term Commitment or a Revolving Commitment, as the context may require.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communication” means this Agreement, any Loan Document and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

“Competitor” means any Person engaged in substantially similar business operations as the Loan Parties or any of their Subsidiaries as reasonably determined by the Borrower.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate or Term SOFR, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, in consultation with the Borrower, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines, in consultation with the Borrower, is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means, when used with reference to financial statements or financial statement items of Holdings and its Subsidiaries or any other Person, such statements or items on a consolidated basis in accordance with the consolidation principles of GAAP.

“Consolidated EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for Holdings and its Subsidiaries in accordance with GAAP, (1) Consolidated Net Income for the most recently completed Measurement Period plus (2) the following to the extent deducted in calculating such Consolidated Net Income (in each case, without duplication):

(a) Consolidated Interest Charges,

(b) the provision for Federal, state, local and foreign income taxes, Taxes on profit or capital and payroll taxes payable,

(c) depreciation and amortization expense,

(d) all non-cash charges, expenses and losses; provided, that if any such non-cash charge, expense or loss represents an accrual or reserve for potential cash items in any future period, the Borrower may determine not to add-back such non-cash charge, expense or loss in the current period,

(e) expected “run-rate” cost savings, restructurings and synergies (net of the amount of actual amounts realized) reasonably identifiable, factually supportable and reasonably expected to result from actions taken (in the good faith determination of the Borrower as set forth in a certificate executed by a Responsible Officer of the Borrower) in relation to permitted asset sales, acquisitions, investments, dispositions, initiatives with respect to cost savings, restructurings and synergies; provided that (x) such cost savings, restructurings and synergies are reasonably expected to be realized within 18 months of the date such action was taken and (y) the aggregate amount of such cost savings, synergies, and similar initiatives and restructurings and all other amounts added back pursuant to this clause (e), when combined with the amounts added back pursuant to clauses (f) and (l) below, shall not exceed an amount equal to twenty percent (20%) of Consolidated EBITDA in any Measurement Period (calculated after giving effect to such add-backs),

(f) costs, charges, accruals, reserves or expenses attributable to the undertaking and/or implementation of cost savings initiatives and other restructuring and integration costs, charges, accruals, reserves and expenses (including, without limitation, inventory optimization programs), costs related to the closure or consolidation of facilities, divisions or lines of business and curtailments, relocation expenses, severance payments, and modifications to pension and post-retirement employee benefit plans; provided, that the aggregate amount of such costs, charges, accruals, reserves and expenses added back pursuant to this clause (f) for the relevant Measurement Period, shall not exceed, when combined with the amounts added back pursuant to clause (e) above and clause (l) below, an amount equal to twenty percent (20%) of Consolidated EBITDA in any Measurement Period (calculated after giving effect to such add-backs),

(g) (i) the reasonable fees, costs and expenses incurred in connection with this Agreement, the Revolving Facility or the Term Facility, (ii) reasonable transaction fees, costs and expenses incurred in connection with the consummation of any investment, incurrence, prepayment or modification of indebtedness, acquisition, disposition, restricted payment, restricted debt payment, equity issuance, capital contribution, merger, consolidation, liquidation, dissolution or recapitalization, in each case, solely to the extent the foregoing transactions are permitted under the Loan Documents (or any such transaction proposed and not consummated; provided that the aggregate amount of such fees, costs and expenses added-back in connection with non-consummated transactions shall not exceed $1,000,000 in the aggregate in any fiscal year), and (iii) reasonable fees, costs and expenses to the extent reimbursable by third parties pursuant to indemnification provisions or similar agreements or insurance; provided that, in respect of any fees, costs and expenses added back pursuant to this clause (iii), the Borrower in good faith and reasonably expects to receive reimbursement for such fees, costs and expenses within the next four fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, such reimbursement amounts shall be deducted in the applicable future periods in calculating Consolidated EBITDA),

(h) earn-out obligations incurred in connection with any Permitted Acquisition or other permitted Investment and paid or accrued during the Measurement Period and on similar Investments completed prior to the Closing Date,

(i) to the extent actually reimbursed in cash (with evidence of such reimbursement reasonably acceptable to the Administrative Agent) and not otherwise included in Consolidated Net Income, business interruption insurance proceeds received by the Borrower or any of its Subsidiaries;

(j) the amount of any expense or deduction associated with any Subsidiary of any Loan Party attributable to non-controlling interests or minority interests of third parties,

(k) (i)(x) any charges or expenses incurred pursuant to any management equity plan or stock option plan or other management or employee benefit plan or agreement, pension plan, any stock subscription or shareholder agreement or any distributor equity plan or agreement and (y) any charges or expenses for such period relating to payments or distributions made to its equityholders, which payments are being made to compensate such option holders as though they were equityholders as of the date of, and entitled to share in, such distribution and (ii) any charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of equity interests held by management, in each case under clause (ii), to the extent such charges, costs, expenses, accruals or reserves are funded with net cash proceeds contributed to the Borrower as a capital contribution or as a result of the sale or issuance of equity interests of the Borrower or any direct or indirect parent company thereof;

(l) losses or charges relating to any extraordinary, exceptional, unusual or non-recurring items; provided, that the aggregate amount of such losses added back pursuant to this clause (l) for the period of any four (4) consecutive fiscal quarters, shall not exceed, when combined with the amounts added back pursuant to clauses (e) and (f) above, an amount equal to twenty percent (20%) of Consolidated EBITDA in any Measurement Period (calculated after giving effect to such add-backs); and

(m) amortization of software development costs accrued during the applicable period solely to the extent such costs are non-cash and are not reasonably expected to be paid in cash in any future period;

less

(3) without duplication and to the extent reflected as a gain or otherwise included in the calculation of Consolidated Net Income for such period, non-cash gains (excluding any such non-cash gains to the extent (i) there were cash gains with respect to such gains in past accounting periods or (ii) there is a reasonable expectation that there will be cash gains with respect to such gains in future accounting periods);

provided that (x) there shall be included in determining Consolidated EBITDA for any period, without duplication, the Acquired EBITDA of any Person, property, business or asset acquired by the Borrower or any Subsidiary of the Borrower during such period to the extent not subsequently sold, transferred or otherwise disposed of in such period (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to a transaction consummated prior to the Closing Date, and not subsequently so disposed of in such period, an “Acquired Entity or Business”), in each case based on the Acquired EBITDA of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical Pro Forma Basis and (y) there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Borrower or any Subsidiary of the Borrower during such period (each such Person, property, business or asset so sold, transferred or otherwise disposed of, closed or classified, a “Sold Entity or Business”), in each case based on the Disposed EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical Pro Forma Basis.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) (i) Consolidated EBITDA less (ii) the aggregate amount of all non-financed (or financed with Revolving Loans) cash Capital Expenditures made during the applicable period, less (iii) the aggregate amount of federal, state, local and foreign income Taxes (including franchise taxes and those based on profits, capital, revenue or taxes in lieu of any of the foregoing) and payroll taxes actually paid in cash or required to be paid in cash (net of any refunds received) during the applicable period to (b) the sum of (i) Consolidated Interest Charges to the extent paid or required to be paid in cash during the applicable period plus (ii) regularly scheduled principal payments of any Consolidated Funded Indebtedness (including, notwithstanding anything to the contrary herein, any principal payments of Permitted Convertible Indebtedness paid in cash) paid or required to be paid in cash during the applicable period (other than to the extent paid in connection with a Permitted Refinancing and excluding, for the avoidance of doubt, voluntary and mandatory prepayments of such Indebtedness); provided that: (a) for purposes of determining an amount of any item included in clause (b) above for the fiscal quarter ended March 31, 2022, such amount for the Measurement Period then ended shall equal such item for such fiscal quarter multiplied by four (4); (b) for purposes determining an amount of any item included in clause (b) above for the fiscal quarter ended June 30, 2022, such amount for the Measurement Period then ended shall equal such item for the two (2) fiscal quarters then ended multiplied by two (2); and (c) for purposes of determining an amount of any item included in clause (b) above for the fiscal quarter ended September 30, 2022, such amount for the Measurement Period then ended shall equal such item for the three (3) fiscal quarters then ended multiplied by four-thirds (4/3).

“Consolidated Funded Indebtedness” means, as of any date of determination and without duplication, for Holdings and its Subsidiaries on a Consolidated basis, the sum of: (a) the outstanding principal amount of all Indebtedness for borrowed money (including the Loans hereunder) and all obligations evidenced by bonds, debentures, notes or other similar debt instruments (including any Permitted Convertible Indebtedness of Holdings until such time as such Indebtedness converts into Equity Interests (other than Disqualified Equity Interests)); (b) all purchase money Indebtedness; (c) outstanding amounts drawn under letters of credit (including standby and commercial letters of credit) that have not been reimbursed within three Business Days of such drawing (but excluding any letters of credit that provide credit support for Indebtedness that is otherwise included in this definition of “Consolidated Funded Indebtedness”); (d) all Indebtedness set forth in clause (d) of the definition thereof; provided that obligations with respect to earnouts or other deferred purchase price obligations shall only be included in this clause (d) to the extent such obligations have not been paid within five (5) Business Days of becoming due and payable; (e) all Attributable Indebtedness solely with respect to Capitalized Leases; and (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than Holdings or any Subsidiary.

“Consolidated Interest Charges” means, for any Measurement Period, the interest expense of Holdings and its Subsidiaries on a Consolidated basis for the most recently completed Measurement Period in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date minus, except for purposes of calculating the Consolidated Leverage Ratio for determining the Applicable Rate, the aggregate amount of Consolidated Unrestricted Cash in excess of $15,000,000 as of such date, to (b) Consolidated EBITDA of Holdings and its Subsidiaries on a Consolidated basis for the most recently completed Measurement Period.

“Consolidated Net Income” means, at any date of determination, the net income (or loss) of Holdings and its Subsidiaries determined in accordance with GAAP on a Consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude (without duplication):

(a) any impairment charge or asset write-off and the amortization of intangibles,

(b) gains or losses for such Measurement Period on:

(i) sales or dispositions of assets outside the ordinary course of business (including, without limitation, asset retirement costs), and

(ii) disposed, abandoned and discontinued operations (including assets held for sale), any accretion or accrual of discounted liabilities and on the disposal of disposed, abandoned and discontinued operations,

(c) net gains or losses in the fair market value of any hedge arrangements,

(d) unrealized or realized net foreign currency translation or transaction gains or losses impacting net income (including, without limitation, currency re-measurements of indebtedness and any net gains or losses from hedge agreements for currency exchange risk associated with the above or any other currency-related risk),

(e) with respect to Investments in any other Person (other than a Subsidiary of the Borrower), net gains or losses of such Person during such period except, in each case, net gains to the extent paid (or eligible to be paid) in cash, Cash Equivalents or other property to such Person or its Subsidiaries during such period and excluding all net losses during such period,

(f) the cumulative effect of any change in accounting principles in accordance with GAAP or any change in the application thereof, and

(g) effects of adjustments (including, without limitation, the effects of such adjustments pushed down to the Borrower and its Subsidiaries) in such Person’s Consolidated financial statements pursuant to GAAP (including, without limitation, in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to any consummated acquisition or the amortization or write-off of any amounts thereof.

“Consolidated Revenue” means, as of the date of any determination thereof, revenue of Holdings and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of Holdings and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Consolidated Unrestricted Cash” means all cash and Cash Equivalents of Holdings and its Subsidiaries which is not listed as “restricted” on the Consolidated balance sheet of Holdings and its Subsidiaries (unless such listing is related to the Liens created under the Loan Documents in favor of the Secured Parties).

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Investment Affiliate” means, as applied to any Person, any other Person which directly or indirectly is in Control of, is Controlled by, or is under common Control with, such Person and is organized by such Person (or any Person Controlling, Controlled by or under common Control with such Person) primarily for making equity or debt investments in one or more companies of such Person or has the same principal fund advisor of such Person.

“Covenant Relief Period” means the period commencing on the Second Amendment Effective Date and continuing until the first Business Day after the Administrative Agent receives the annual financial statements and the related Compliance Certificate required to be delivered pursuant to Sections 6.01(a) and 6.02(a), as applicable, with respect to the fiscal year ending December 31, 2024.

“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning given in Section 11.21.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Daily Simple SOFR” means, with respect to any applicable determination date, the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, England and Wales or other applicable jurisdictions from time to time in effect, including, without limitation, the Insolvency Act 1986, the Companies Act of 2006 and the Corporate Insolvency and Governance Act 2020 of the United Kingdom.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) with respect to any Obligation for which a rate is specified, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto and (b) with respect to any Obligation for which a rate is not specified or available, a rate per annum equal to the Base Rate plus the Applicable Rate for Revolving Loans that are Base Rate Loans plus two percent (2%), in each case, to the fullest extent permitted by Applicable Law.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans or participations in Letters of Credit within two (2) Business Days of the date such Loans were required to be funded hereunder (unless such Lender is not required to fund such Loans as a result of the failure to satisfy the conditions precedent set forth in Section 4.02, written notice of which has been provided by such Lender to the Administrative Agent and the Borrower specifically identifying which conditions precedent and/or Default or Events of Default such Lender believes has not been satisfied), or (ii) pay to the Administrative Agent, any applicable L/C Issuer, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any applicable L/C Issuer or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such Lender is not required to fund such Loans as a result of the failure to satisfy the conditions precedent set forth in Section 4.02, written notice of which has been provided by such Lender to the Administrative Agent and the Borrower specifically identifying which conditions precedent and/or Default or Events of Default such Lender believes has not been satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination; provided, that, for the avoidance of doubt, such a determination by the Administrative Agent shall not be required for a Lender to constitute a Defaulting Lender.

“Designated Lender” shall have the meaning set forth in Section 2.16.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“Designated Non-Cash Consideration” means the fair market value at the time received (as determined in good faith by the Borrower) of any non-cash consideration received by Holdings or any Subsidiary in connection with a Disposition pursuant to Section 7.05(c) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash (or any greater amount of cash received in connection with such Disposition) within 180 days following the consummation of the applicable Disposition).

“Disposed EBITDA” means with respect to any Sold Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business (determined as if references to the Borrower and its Subsidiaries in the definition of the term “Consolidated EBITDA” were references to such Acquired Entity or Business and its Subsidiaries which will become Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business.

“Disposition” or “Dispose” means the sale, transfer, license (or sublicense), lease or other disposition (including any Sale and Leaseback Transaction) of any property by any Loan Party or Subsidiary, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interest” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable in termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Equity Interests that are not Disqualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash (except to the extent such payments can be converted to being payable in kind or the failure of which to pay would not constitute a default or breach under the documentation governing such Equity Interests), or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interest that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the latest applicable Maturity Date; provided that (i) if such Equity Interests are issued pursuant to a plan for the benefit of employees of Holdings, the Borrower or any of their respective Subsidiaries or by any such plan to such employees as in effect on the date of the issuance of such Equity Interest, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by Holdings or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability and (ii) compensatory equity awards in which shares are withheld (redeemed) upon vesting or exercise to pay applicable withholding taxes or, the case of an option, the exercise price of the option, in each case, shall not constitute Disqualified Equity Interests.

“Disqualified Institution” means (a) any Person identified in writing by any Loan Party to the Administrative Agent prior to the Closing Date, (b) any Person reasonably determined by a Loan Party to be a Competitor of such Loan Party or any of its Subsidiaries and which have been identified by a Loan Party to the Administrative Agent in writing prior to the Closing Date and (c) any person that is (i) identified by any Loan Party as an Affiliate of any person described in clause (a) or (b) or (ii) a reasonably identifiable Affiliate of any Person described in clause (a) or (b) (the foregoing list of Disqualified Institutions, the “DQ List”); provided, that, following the Closing Date, by written notice to the Administrative Agent and Lenders, any Loan Party shall be permitted to supplement from time to time by name the list of Persons that are Disqualified Institutions to the extent the Persons added by such supplements are Competitors or an Affiliate of any Person described in clauses (a) or (b) and any such additional supplementation (1) shall not become effective until the second Business Day after such supplementation is received by the Administrative Agent and (2) shall not apply retroactively to any prior assignment to or by any Lender permitted hereunder at the time of such assignment; provided, further, that, notwithstanding anything to the contrary set forth herein, (x) clauses (b) and (c) above shall not include, or apply to, any Bona Fide Debt Funds and (y) “Disqualified Institutions” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent and the Lenders from time to time.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Loan Party” means any Loan Party that is a Domestic Subsidiary of Holdings.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“DQ List” has the meaning specified in definition of Disqualified Institutions.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority, or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Copy” shall have the meaning set forth in Section 11.18.

“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06 (subject to such consents, if any, as may be required under Section 11.06(b)(iii)). For the avoidance of doubt, any Disqualified Institution is subject to Section 11.06(g).

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetland, flora and fauna.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits or governmental restrictions relating to pollution or the protection of the Environment or human health (to the extent related to exposure to Hazardous Materials), including those relating to the manufacture, generation, handling, transport, storage, treatment, Release or threat of Release of Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests (excluding, for the avoidance of doubt, phantom stock, stock appreciation and similar rights) in such Person (including partnership, member or trust interests therein), whether voting or nonvoting; provided, that the Permitted Convertible Notes Hedging Agreements shall not constitute Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower or any Guarantor within the meaning of Sections 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan or the appointment of a trustee to administer any Pension Plan; (f) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (g) the imposition of any liability under Title IV of ERISA, other than to make contributions in the ordinary course of business or for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate in respect of any Pension Plan, (h) a failure by the Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by the Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan; or (i) the issuance of a contribution notice or financial support direction by the United Kingdom Pensions Regulator under the United Kingdom Pensions Act 2004 with respect to a Foreign Plan maintained in the United Kingdom, or any similar event occurs with respect to a Foreign Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Equity Interests” means (a) solely with respect to the Equity Interests owned by a Loan Party of any Subsidiary of Holdings that is not a Loan Party and constitutes a CFC, Equity Interests in excess of 66% of the voting Equity Interests of each such Subsidiary solely to the extent the pledge of any greater percentage would result in adverse tax consequences (other than de minimis tax consequences) to Holdings or any of its Subsidiaries (for the avoidance of doubt, it being understood and agreed, that no nonvoting Equity Interests of any such Subsidiaries shall constitute Excluded Equity Interests) and (b) Equity Interests of Immaterial Subsidiaries owned by a Loan Party.

“Excluded Prepayment Amount” has the meaning specified in Section 2.05(b)(vi).

“Excluded Property” means, with respect to any Loan Party:

(a) any fee owned real property and any leasehold rights and interests in real property (including landlord waivers, estoppels and collateral access letters);

(b) motor vehicles, airplanes and other assets subject to certificates of title to the extent perfection of the security interest in such assets cannot be accomplished by the filing of a UCC financing statement (or equivalent);

(c) any lease, license or other agreement or any property subject to a purchase money security interest, capital lease obligation or similar arrangements, in each case to the extent permitted under the Loan Documents, to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement, purchase money, capital lease or a similar arrangement or create a right of termination in favor of any other party thereto (other than Holdings or any of its Subsidiaries), in each case, after giving effect to the applicable anti-assignment provisions of the UCC or other applicable Law, but excluding the proceeds and receivables thereof, the assignment of which is expressly deemed effective under Applicable Law notwithstanding such prohibition (unless such proceeds or receivables otherwise constitute Excluded Property);

(d) any lease, license, permit, property or agreement to the extent that a grant of a security interest therein is prohibited by Applicable Law (including restrictions in respect of margin stock and financial assistance, fraudulent conveyance, preference, thin capitalization or other similar laws or regulations), or any governmental licenses or state or local franchises, charters and authorizations, after giving effect to the applicable anti-assignment provisions of the UCC or other Applicable Law notwithstanding such prohibition;

(e) margin stock;

(f) to the extent not permitted by the terms of such Person’s Organization Documents or joint venture documents after giving effect to the applicable anti-assignment provisions of the UCC or other Applicable Law, but excluding the proceeds and receivables thereof, the assignment of which is expressly deemed effective under Applicable Law notwithstanding such prohibition,

(g) any property or asset the grant or perfection of a security interest in which would require consent, approval, license or authorization from a Governmental Authority that has not been obtained (provided there shall be no obligation to request, seek or obtain any consent), in each case, after giving effect to the applicable anti-assignment provisions of the UCC or other Applicable Law;

(h) any intent-to-use trademark application prior to the filing and acceptance of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of, or void, such intent-to-use trademark application, or any registration that may issue therefrom, under applicable federal law;

(i) any Excluded Equity Interests;

(j) letter-of-credit rights and commercial tort claims, in each case, to the extent having a value, individually or in the aggregate, less than $5,000,000 (except to the extent a security interest therein can be perfected by the filing of a UCC financing statement),

(k) solely to the extent used exclusively to hold funds in trust for the benefit of third parties, (i) any tax account and (ii) any fiduciary or trust accounts, in each case, including the funds or other property held in or maintained in such account;

(l) any property or assets to the extent that the creation or perfection of pledges of, or security interests in, such property or assets would result in adverse tax consequences (other than de minimis tax consequences) for Holdings and its Subsidiaries as reasonably determined by the Borrower; and

(m) and any other property of the Loan Parties for which the Administrative Agent and the Borrower reasonably determine that the cost, burden, difficulty or consequence of granting or perfecting a security interest therein outweighs the benefit to the Secured Parties by the security to be afforded thereby;

provided, however, that Excluded Property shall not include any Proceeds (as defined in the UCC), substitutions or replacements of any Excluded Property referred to in clauses (a) through (m) (unless such Proceeds, substitutions or replacements would independently constitute Excluded Property referred to in clauses (a) through (m)).

“Excluded Subsidiary” means any (a) Immaterial Subsidiary; (b) any subsidiary that is prohibited by Applicable Law, regulation or Contractual Obligation existing on the Closing Date (or in the case of any newly formed or acquired Subsidiary, at the time of acquisition of such subsidiary, so long as such Contractual Obligation is not entered into in contemplation thereof) from Guaranteeing the Obligations or that such Guarantee would require consent, approval, license or authorization from a Governmental Authority in order to provide such Guarantee (unless such consent, approval, license or authorization has been obtained; provided, it being understood and agreed that there is no obligation to procure any such consent, approval, license or authorization); (c) any Subsidiary the burden or cost of providing a Guarantee of the Obligations outweighs the benefits afforded thereby as reasonably determined by the Administrative Agent and the Borrower; and (d) any other Subsidiary (including, without limitation, any CFC and any Subsidiary of a CFC) to the extent that providing such a Guarantee would result in adverse tax consequences (other than de minimis tax consequences) for Holdings and its Subsidiaries as reasonably determined by the Borrower.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a Lien to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 10.11 and any other “keepwell”, support or other agreement for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or grant by such Guarantor of a Lien, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guaranty or Lien is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized or tax resident under the laws of, or having its principal office or other permanent establishment or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Sections 3.01(b) or (d), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(f), (d) any U.S. federal withholding Taxes imposed pursuant to FATCA and (e) in respect of a UK Loan Party, any UK Excluded Taxes.

“Facility” means the Term Facility or the Revolving Facility, as the context may require.

“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) the Aggregate Commitments have terminated, (b) all Obligations have been paid in full (other than (A) contingent indemnification and expense obligations not yet accrued and payable and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements reasonably satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made, and (c) all Letters of Credit have terminated or expired (other than Letters of Credit which have been Cash Collateralized or as to which other arrangements with respect thereto reasonably satisfactory to the Administrative Agent and the applicable L/C Issuers shall have been made)).

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and entered into in connection with the implementation of the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fee ~~Letter” means the letter agreement, dated September 21, 2021, by and among the Borrower, the Administrative Agent and the Arranger.~~Letters” means, collectively, the Closing Date Fee Letter and the Second Amendment Fee Letter.

“First Amendment” means that certain First Amendment to Credit Agreement, by and among the Borrower, the Guarantors and the Administrative Agent, dated as of the First Amendment Effective Date.

“First Amendment Effective Date” means June 9, 2023. For the avoidance of doubt, in respect of any Loans whose reference rate converted from Eurodollar Rate to Term SOFR as set forth in the First

Amendment, the reference rate hereunder for such Loans shall be Term SOFR as of the effectiveness of such conversion.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Lien Trigger Event” means the occurrence and the continuance (in each case, only after the expiration of all cure periods (if any)) of (a) a Specified Event of Default or (b) any Event of Default arising under Section 8.01(b) solely due to noncompliance with (i) Sections 6.01(a), 6.01(b) or 6.02(a) (in each case, as the time period for delivery of the items set forth in such Sections may be extended by the SEC, under SEC rules or under this Agreement) or (ii) Section 7.11.

“Foreign Loan Party” means Holdings and any other Loan Party that is a Foreign Subsidiary of Holdings.

“Foreign Plan” means any employee retirement or pension plan or arrangement maintained or contributed to by the Borrower that is not (a) subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of the Borrower.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender that is a Revolving Lender, (a) with respect to any L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means (a) with respect to any Person organized under the laws of a state of the United States, generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession) including, without limitation, the FASB Accounting Standards Codification, that are applicable to the circumstances as of the date of determination, consistently applied and subject to Section 1.03 and (b) with respect to any other Person, generally accepted accounting principles, standards and practices in its jurisdiction of incorporation (as applied from time to time for the management accounts), including without limitation in relation to the financial statements of any UK Loan Party, the generally accepted accounting principles, standards and practices in the United Kingdom.

“Governmental Authority” means the government of the United States, of the United Kingdom, or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of the kind described in clauses (a) through (g) of the definition thereof or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of the kind described in clauses (a) through (g) of the definition thereof or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning specified in Section 10.01.

“Guarantors” means, collectively, (a) Holdings, Intermediate Holdings and the other Subsidiaries of Holdings (other than any Excluded Subsidiary) as are or from time to time become parties to this Agreement pursuant to Section 6.12, and (b) with respect to Additional Secured Obligations owing by any Loan Party or any of its Subsidiaries and any Swap Obligation of a Specified Loan Party (determined before giving effect to Sections 10.01 and 10.11) under the Guaranty, the Borrower. As of the Closing Date, it is understood and agreed that only Holdings, Intermediate Holdings, Networks U.S., and subject to the terms hereof, the Borrower, shall be Guarantors.

“Guaranty” means, collectively, the Guarantee made by the Guarantors under Article X in favor of the Secured Parties, together with each Joinder Agreement delivered pursuant to Section 6.12.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, natural gas, natural gas liquids, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, toxic mold, infectious or medical wastes and all other substances, wastes, chemicals, pollutants, contaminants or compounds of any nature in any form regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person in its capacity as a party to a Swap Contract that, (a) at the time it enters into a Swap Contract not prohibited under Articles VI or VII, is a Lender or an Affiliate of a Lender, or (b) at the time it (or its Affiliate) becomes a Lender, is a party to a Swap Contract not prohibited under Articles VI or VII, in each case, in its capacity as a party to such Swap Contract (even if such Person ceases to be a Lender or such Person’s Affiliate ceased to be a Lender); provided, in the case of a Secured Hedge Agreement with a Person who is no longer a Lender (or Affiliate of a Lender), such Person shall be considered a Hedge Bank only through the stated termination date (without extension or renewal) of such Secured Hedge Agreement.

“Holdings” has the meaning specified in the introductory paragraph hereto.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.

“Immaterial Subsidiary” means any Subsidiary of Holdings that (a) has generated 10% or less of the Consolidated Revenue of Holdings and its Subsidiaries for any Measurement Period or (b) holds less than 10% of the Consolidated Total Assets of Holdings and its Subsidiaries, in each case, excluding any intercompany items; provided that if, following the delivery of a Compliance Certificate in accordance with Section 6.02(a), all Immaterial Subsidiaries comprise in the aggregate more than 20.0% of the Consolidated Revenues of Holdings and its Subsidiaries for any Measurement Period or more than 20.0% of the Consolidated Total Assets of Holdings and its Subsidiaries, then the Borrower shall, within 45 days of such time (or such longer period agreed to by the Administrative Agent in its sole discretion), (i) designate in writing to the Administrative Agent that one or more of such Subsidiaries is no longer an Immaterial Subsidiary to the extent required such that the foregoing condition ceases to be true and (ii) comply with the terms and conditions set forth in Section 6.12 with respect to such Subsidiaries no longer constituting Immaterial Subsidiaries. Notwithstanding anything to the contrary set forth herein, in no event shall Holdings, Intermediate Holdings or the Borrower or Networks U.S. constitute an Immaterial Subsidiary.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable and accrued expenses payable in the ordinary course of business (including on an intercompany basis), (ii) purchase price holdbacks in respect of the portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller or to satisfy any liabilities, (iii) any earn-out obligation until such obligation becomes a liability on the balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP, (iv) any such obligations under ERISA, (v) prepaid and deferred revenue arising in the ordinary course of business, (vi) purchase price and working capital adjustments (other than earn-outs or similar deferred consideration described above in clause (iii)), (vii) customer deposits and prepaid items and (viii) accruals for payroll, benefits and other liabilities accrued in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make payment in respect of any Disqualified Equity Interests; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value (as determined by such Person in good faith) of the property encumbered thereby. For the avoidance of doubt, cost plus and transfer pricing arrangements between or among Holdings and its Subsidiaries in the ordinary course of business shall not constitute Indebtedness.

Notwithstanding the foregoing or anything else herein to the contrary, “Indebtedness” shall not include (i) obligations or liabilities of any Person in respect of any of its Equity Interests not constituting Disqualified Equity Interests nor the obligations of any Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations would be required to be classified and accounted for as an operating lease under GAAP as existing on the Closing Date (whether or not such lease exists on the Closing Date or hereafter arises), (ii) obligations under any Swap Contracts unless such obligations are payment obligations that relate to a Swap Contract that has terminated, (iii) customary obligations under employment agreements and deferred compensation, (iv) earn-outs, purchase price adjustments and indemnity obligations, and any sums for which such Person is obligated pursuant to noncompetition arrangements entered into in connection with any acquisition (including Permitted Acquisitions) until any such obligations described in this clause (iv) shall become due and payable and treated as a liability on such Person’s balance sheet in accordance with GAAP, (v) royalty payments made in the ordinary course of business in respect of exclusive and non-exclusive licenses, (vi) any accruals for (A) payroll and (B) other non-interest bearing liabilities accrued in the ordinary course of business, (vii) employee commitments, (viii) accrued licensing fees owed under licenses (including intellectual property licenses), (ix) deferred rent obligations in respect of real property leases incurred in the ordinary course of business and (x) obligations in respect of surety bonds, performance bonds and similar instruments issued or created by or for the account of Holdings and its Subsidiaries.

“Indemnified Taxes” means all (a) Taxes, other than Excluded Taxes and VAT (which, for the avoidance of doubt, shall be dealt with under Section 3.01(i)), imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07(a).

“Intellectual Property” has the meaning specified in the Security Agreement.

“Intercompany Debt” has the meaning specified in Section 7.02(d).

“Interest Payment Date” means, (a) as to any Term SOFR Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Term SOFR Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or Swingline Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made (with Swingline Loans being deemed made under the Revolving Facility for purposes of this definition).

“Interest Period” means as to each Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one (1), three (3) or six (6) months thereafter, as selected by the Borrower in its Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Term SOFR Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period pertaining to a Term SOFR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Intermediate Holdings” has the meaning specified in the introductory paragraph hereto.

“Investment” means, as to any Person (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person (including any partnership or joint venture interest in such other Person), or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, but net of any dividends, distributions, interest payments, repayment or other return of amount or value received by the Borrower or any of its Subsidiaries, as applicable, with respect thereto. For the avoidance of doubt, cost plus and transfer pricing arrangements between or among Holdings and its Subsidiaries in the ordinary course of business shall not constitute Investments.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party or any Subsidiary.

“IRS” means the United States Internal Revenue Service.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by any L/C Issuer and the Borrower (or any Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit D executed and delivered in accordance with the provisions of Section 6.12.

“Junior Financing” has the meaning specified in Section 7.14.

“Junior Financing Documents” means all agreements (including, without limitation intercreditor agreements, instruments and other documents) pursuant to which any Junior Financing has been issued or otherwise governs the terms of such Junior Financing.

“L/C Advance” means, with respect to each Revolving Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Percentage. All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Borrowing. All L/C Borrowings shall be denominated in Dollars.

“L/C Commitment” means, with respect to each L/C Issuer, the commitment of such L/C Issuer to issue Letters of Credit hereunder. The initial amount of each L/C Issuer’s Letter of Credit Commitment is set forth on Schedule 2.03, or if an L/C Issuer has entered into an Assignment and Assumption or has otherwise assumed a Letter of Credit Commitment after the Closing Date, the amount set forth for such L/C Issuer as its Letter of Credit Commitment in the Register maintained by the Administrative Agent. The Letter of Credit Commitment of an L/C Issuer may be modified from time to time by agreement between such L/C Issuer and the Borrower and notified to the Administrative Agent.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means with respect to a particular Letter of Credit, (a) each L/C Issuer in its capacity as issuer of such Letter of Credit, or any successor issuer thereof, (b) such other Lender selected by the Borrower pursuant to Section 2.03(p) from time to time to issue such Letter of Credit (provided that no Lender shall be required to become an L/C Issuer pursuant to this clause (b) without such Lender’s consent), or any successor issuer thereof or (c) any Lender selected by the Borrower (with the prior consent of the Administrative Agent) to replace a Lender who is a Defaulting Lender at the time of such Lender’s appointment as an L/C Issuer (provided that no Lender shall be required to become an L/C Issuer pursuant to this clause (c) without such Lender’s consent), or any successor issuer thereof. Notwithstanding the foregoing, L/C Issuer shall exclude any Lender that resigns or is removed as an L/C Issuer pursuant to the terms hereof (except to the extent such Person has continuing rights and/or obligations with respect to outstanding Letters of Credit of such resignation or removal).

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts (including all L/C Borrowings). For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination, a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LCA Election” has the meaning specified in Section 2.09.

“LCA Test Date” has the meaning specified in Section 1.09.

“Legal Reservations” means

(a) the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganization and other laws generally affecting the rights of creditors;

(b) the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defenses of set-off or counterclaim;

(c) similar principles, rights and defenses under the laws of any relevant jurisdiction; and

(d) any other matters which are set out as qualifications or reservations as to matters of law of general application in the opinion delivered pursuant to the UK Legal Opinion.

“Lender” means each of the Persons identified as a “Lender” on the signature pages hereto, each other Person that becomes a “Lender” in accordance with this Agreement and, their successors and permitted assigns and, unless the context requires otherwise, includes the Swingline Lender. The term “Lender” shall include any Designated Lender who has funded any Credit Extension.

“Lender Parties” and “Lender Recipient Parties” mean, collectively, the Lenders, the Swingline Lender and the L/C Issuers.

“Lending Office” means, as to the Administrative Agent, any L/C Issuer or any Lender, the office or offices of such Person described as such in such Person’s Administrative Questionnaire, or such other office or offices as such Person may from time to time notify the Borrower and the Administrative Agent; which office may include any Affiliate of such Person or any domestic or foreign branch of such Person or such Affiliate.

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit. Letters of Credit shall be issued in Dollars.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.

“Letter of Credit Fee” has the meaning specified in Section 2.03(l).

“Letter of Credit Report” means a certificate substantially in the form of Exhibit L or any other form reasonably approved by the Administrative Agent.

“Letter of Credit Sublimit” means, as of any date of determination, an amount equal to the lesser of (a) $5,000,000 and (b) the Revolving Facility; provided that each L/C Issuer’s Letter of Credit Sublimit shall not exceed its L/C Commitment. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Facility.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, or preference, priority or other security interest or preferential arrangement, in each case, in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property and any financing lease having substantially the same economic effect as any of the foregoing).

“Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

“Limited Condition Acquisition” means any Permitted Acquisition or similar Investment permitted hereunder by Holdings or one or more of its Subsidiaries the consummation of which is not conditioned on the availability of, or on obtaining, third party financing.

“Limited Condition Acquisition Agreement” has the meaning specified in Section 1.09.

“Liquidity” shall mean, as of any date of determination, an amount equal to the sum of (a) Revolving Commitment then in effect less the then aggregate outstanding principal amount of Revolving Loans as of such date plus (b) the aggregate amount of Consolidated Unrestricted Cash of Holdings and its Subsidiaries as of such date.

“Liquidity Applicable Amount” shall mean (a) with respect to the Liquidity Test Period ending December 31, 2023, $40,000,000, (b) with respect to each Liquidity Test Period ending January 31, 2024 and ending thereafter, through and including, the Liquidity Test Period ending August 31, 2024, $35,000,000, and (c) with respect to each Liquidity Test Period ending September 30, 2024 and ending thereafter, through and including, the Liquidity Test Period ending November 30, 2024, $40,000,000.

“Liquidity Compliance Certificate” shall have the meaning assigned to it in Section 7.11(c).

“Liquidity Test Period” shall mean each calendar-month-period commencing with (and including) the month ended December 31, 2023, through (and including) the month ended November 30, 2024.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan, a Revolving Loan or a Swingline Loan.

“Loan Documents” means, collectively, this Agreement, the Notes, the Collateral Documents, the Fee ~~Letter~~Letters, each Issuer Document, each Joinder Agreement, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.14, all other certificates, agreements, documents and instruments executed and delivered, in each case, by or on behalf of any Loan Party pursuant to the foregoing (but specifically excluding any Secured Hedge Agreement or any Secured Cash Management Agreement) and any amendments, modifications or supplements thereto or to any other Loan Document or waivers hereof or to any other Loan Document; provided, however, that for purposes of Section 11.01, “Loan Documents” shall mean this Agreement, the Guaranty and the Collateral Documents.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Term SOFR Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit E or such other form as may be reasonably approved by the Administrative Agent

(including any form on an electronic platform or electronic transmission system as shall be reasonably approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Mandatory Cost” means any amount incurred periodically by any Lender during the term of the Facility which constitutes fees, costs or charges imposed on lenders generally in the jurisdiction in which such Lender is domiciled, subject to regulation, or has its Lending Office by any Governmental Authority.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties or financial condition of the Loan Parties and their Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent and the Lenders under any Loan Documents (taken as a whole), or of the ability of the Loan Parties, taken as a whole, to perform their payment obligations under any Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Maturity Date” means (a) with respect to the Revolving Facility, November 17, 2026 and (b) with respect to the Term Facility, November 17, 2026; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Measurement Period” means, at any date of determination, the most recently completed four (4) fiscal quarters of Holdings (or, for purposes of determining Pro Forma Compliance, the most recently completed four (4) fiscal quarters of Holdings for which financial statements have been delivered pursuant to Section 6.01).

“Minimum Collateral Amount” means, at any time, with respect to either (a) Cash Collateral consisting of cash or deposit account balances or (b) other credit support (including “backstop” letters of credit) pursuant to documentation in form and substance reasonably satisfactory to the applicable L/C Issuer, in each case, in an amount equal to 103% of the Fronting Exposure of the applicable L/C Issuer with respect to Letters of Credit issued and outstanding at such time.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions, excluding in each case any Foreign Plan.

“Net Cash Proceeds” means the aggregate amount of cash and/or Cash Equivalents proceeds received by any Loan Party or any Subsidiary (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received):

(a) in connection with any Disposition or Involuntary Disposition, net of the sum of (i) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (ii) the out-of-pocket fees and expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) incurred by any Loan Party or such Subsidiary in connection with such transaction, (iii) taxes reasonably estimated to be payable as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclause (iii) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds, (iv) any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition (provided that to the extent that any amounts are released from such escrow to Holdings or any of its Subsidiaries, such amounts net of any related expenses shall constitute Net Cash Proceeds), and (v) without duplication of the above, the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted above) (x) related to any of the applicable assets and (y) retained by Holdings or any of its Subsidiaries including, without limitation, pension plan and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such Disposition or Involuntary Disposition occurring on the date of such reduction); and

(b) in connection with the incurrence or issuance of any Indebtedness by any Loan Party or any of its Subsidiaries, net of the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket fees (including professional fees) and expenses, incurred by any Loan Party or such Subsidiary in connection therewith and taxes paid or reasonably estimated to be payable as a result thereof.

“Networks U.S.” means Cambium Networks, Inc., a Delaware corporation.

“New Revolving Lender” has the meaning specified in Section 2.17(c).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders, or all Lenders or all affected Lenders in a Facility, in accordance with the terms of Section 11.01 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(ii).

“Non-Loan Party” means any Subsidiary of Holdings that is not a Loan Party.

“Non-Reinstatement Deadline” has the meaning specified in Section 2.03(b)(iii).

“Note” means a Term Note or a Revolving Note, as the context may require, substantially in the form of Exhibit J or Exhibit F, respectively.

“Notice of Additional L/C Issuer” means a certificate substantially the form of Exhibit N or any other form reasonably approved by the Administrative Agent.

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit M or such other form as may be reasonably approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be reasonably approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.

“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, or Letter of Credit and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the reasonable and documented out-of-pocket fees, charges and disbursements of counsel to the extent required to be reimbursed by the Loan Parties pursuant to Section 11.04, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof pursuant to any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding; provided that, without limiting the foregoing, the Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Officer’s Certificate” means an officer’s certificate in a form reasonably acceptable by the Administrative Agent.

“Organization Documents” means, (a) with respect to any corporation, the charter or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents with respect to any non-U.S. jurisdiction); (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction including, for any UK Loan Party, the articles or certificate of incorporation, registration or formation, as applicable, and the bylaws, memorandum and articles of association or other governing document as applicable, and all amendments thereto); (d) with respect to all entities, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction) and (e) with respect to any exempted company, the certificate of incorporation, memorandum and articles of association, certificate of good standing and statutory registers (being the register of directors and officers, register of members, register of mortgages and charges), in each case as it may be restated, modified, amended or supplemented from time to time.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document in connection with an assignment pursuant to Section 3.06).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance,

enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (a) with respect to Term Loans, Revolving Loans and Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Term Loans, Revolving Loans and Swingline Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 11.06(d)(i).

“Participant Register” has the meaning specified in Section 11.06(d)(ii).

“Patriot Act” has the meaning specified in Section 11.19.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards with respect to Pension Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan that is maintained or is contributed to by the Borrower or any ERISA Affiliate or with respect to which the Borrower or any ERISA Affiliate has any liability and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code, excluding in each case any Foreign Plan.

“Permitted Acquisition” means an Acquisition by a Loan Party (other than Holdings or Intermediate Holdings) or any Subsidiary of the Borrower (the Person or division, line of business or other business unit of the Person to be acquired in such Acquisition shall be referred to herein as the “Target”), in each case, that satisfies each of the following conditions (each, a “Permitted Acquisition”):

(a) no Event of Default is in existence or would occur immediately after giving effect to such Acquisition (measured as of the LCA Test Date in the case of a Limited Condition Acquisition; provided that in any event, no Specified Event of Default is in existence or would occur after giving effect to such Acquisition measured as of the date of consummation of such Acquisition);

(b) the Borrower shall have delivered to the Administrative Agent promptly after the execution and delivery thereof, executed counterparts of the acquisition or merger or other similar agreement, pursuant to which such Acquisition is to be consummated;

(c) the aggregate consideration (including assumed Indebtedness) for all Acquisitions of (i) assets (other than Equity Interests) that are (or become at the time of such Acquisition) directly owned by Non-Loan Parties or that will not become Collateral plus (ii) Equity Interests in Non-Loan Parties, together with all Investments made pursuant to Section 7.03(c)(iv), shall not exceed $25,000,000 at any time outstanding;

(d) the Administrative Agent shall have received prior to the consummation of any such Acquisition, (i) to the extent available, audited financial statements of the Target for its two most recent fiscal years and for any fiscal quarters ended within the fiscal year to date and (ii) if, immediately prior to giving effect to the Acquisition, the Target of such Acquisition has Consolidated EBITDA, calculated for the Target, for the four (4) fiscal quarter period prior to the acquisition date greater than $15,000,000, a quality of earnings report;

(e) such Acquisition shall not be a “hostile” Acquisition and shall have been approved by the board of directors (or equivalent) and/or shareholders (or equivalent) of the applicable Loan Party and the Target;

(f) immediately after giving effect to such Acquisition, Holdings and its Subsidiaries are in compliance with the financial covenants set forth in Section 7.11, recomputed for the most recently completed Measurement Period on a Pro Forma Basis (measured as of the LCA Test Date in the case of a Limited Condition Acquisition); and

(g) receipt by the Administrative Agent of customary diligence materials to the extent (i) such materials are available, (ii) such materials are reasonably requested by the Administrative Agent and (iii) the Administrative Agent and the Lenders having delivered executed non-reliance letters required by any third party in respect of reports of such Person; provided that, to the extent any such diligence materials are subject to confidentiality obligations or are privileged (such as legal or tax reports), such materials need not be delivered.

“Permitted Convertible Indebtedness” shall mean any unsecured notes, bonds, debentures or similar instruments issued by Holdings that are convertible into or exchangeable for shares of Holdings’ common stock or other Equity Interests or cash in lieu of all or any portion of such common stock or other Equity Interests, other than Disqualified Equity Interests.

“Permitted Convertible Notes Hedging Agreements” means, (a) a Swap Contract pursuant to which Holdings acquires a call or a capped call option requiring the counterparty thereto to deliver to Holdings shares of common stock of Holdings, the cash value of such shares or a combination thereof from time to time upon exercise of such option and (b) if entered into by Holdings in connection with any Swap Contract described in clause (a) above, a Swap Contract pursuant to which Holdings issues to the counterparty thereto warrants to acquire common stock of Holdings, in each case, entered into by Holdings in connection with, and prior to or concurrently with, the issuance of any Permitted Convertible Indebtedness; provided that (i) in each case, the terms, conditions and covenants of each such Swap Contract shall be such as are typical and customary for Swap Contracts of such type (as determined by the board of directors of Holdings in good faith) and (ii) in the case of clause (b) above, such Swap Contract would be classified as an equity instrument in accordance with EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, or any successor thereto (including pursuant to the Accounting Standards Codification), and the settlement of such Swap Contract does not require Holdings to make any payment in cash or cash equivalents that would disqualify such Swap Contract from so being classified as an equity instrument.

“Permitted Dispositions” means each of the following:

(a) Dispositions of inventory in the ordinary course of business;

(b) Dispositions of obsolete or worn-out property or machinery and equipment or property or machinery and equipment no longer used or useful in the conduct of business of the Borrower and its Subsidiaries in the ordinary course of business;

(c) Dispositions of equipment or other property in the ordinary course of business to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition (net of any Taxes paid or payable as a result of such Disposition) are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions of property (including Equity Interests) among Holdings and its Subsidiaries so long as (x) if the transferor thereof is a Loan Party, then the transferee thereof is a Loan Party (other than Holdings and Intermediate Holdings), (y) if the transferor thereof is a Loan Party and the transferee thereof is a Non-Loan Party, the aggregate value of all property so Disposed shall not exceed $2,000,000 in any fiscal year~~,~~; or (z) if the transferor thereof is a Non-Loan Party and the transferee thereof is a Loan Party, such Disposition must be for not more than fair market value (as determined in good faith by the Borrower);

(e) Dispositions of accounts in connection with the compromise, settlement or collection thereof in the ordinary course of business;

(f) non-exclusive licenses (or sublicenses) of trademarks, service marks, trade names, copyrights, patents, patent rights, trade secrets, know-how, franchises, licenses and other intellectual property rights in the ordinary course of business;

(g) the sale or disposition of Cash Equivalents for fair market value and the expenditure of cash in the ordinary course of business;

(h) the unwinding of Swap Contracts in accordance with the terms thereof;

(i) property and assets subject to Involuntary Dispositions so long as the proceeds thereof are applied pursuant to and in accordance with Section 2.05(b)(i);

(j) the lapse or abandonment or other disposition of intellectual property that is, in the reasonable judgment of the Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Borrower and its Subsidiaries taken as a whole;

(k) leases or subleases (or licenses or sublicenses) of property (other than intellectual property) entered into in the ordinary course of business to the extent that they do not materially interfere with the business of the Borrower and its Subsidiaries taken as a whole;

(l) [reserved];

(m) the surrender or waiver of contractual rights or the settlement, release or surrender of contract or tort claims, in each case, in the ordinary course of business;

(n) the sale, transfer, issuance or other disposition of a de minimis number of shares of the Equity Interests of a Foreign Subsidiary in order to qualify members of the governing body of such Subsidiary if required by applicable Law;

(o) Dispositions of non-core assets acquired in connection with any acquisition or similar Investment permitted hereunder in each case for fair market value and to the extent not material to the business of Holdings and its Subsidiaries taken as a whole;

(p) Dispositions of property pursuant to an Involuntary Disposition so long as the proceeds are applied pursuant to, and to the extent required, by Section 2.05(b)(i);

(q) the expiration of any option agreement with respect to real or personal property; and

(r) repurchases of Equity Interests deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Equity Interests represent (i) a portion of the exercise price thereof or (ii) withholding incurred in connection with such exercise.

“Permitted Holders” means Vector Entrepreneur Fund III, L.P. and Vector IV International LP and their Controlled Investment Affiliates and management of Holdings and its Subsidiaries.

“Permitted Liens” has the meaning specified in Section 7.01.

“Permitted Refinancing” with respect to any Person, any modification, refinancing, refunding, renewal, extension or replacement of any Indebtedness of such Person; provided that:

(a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, extended or replaced except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amount paid and fees (including original issue discount) and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, extension or replacement and by an amount equal to any existing commitments unutilized thereunder plus additional amount otherwise permitted to be incurred pursuant to Section 7.02;

(b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.02(e), such modification, refinancing, refunding, renewal, extension or replacement has a final maturity date equal to or later than the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Indebtedness being modified, refinanced, refunded, renewed, extended or replaced (excluding the effect of any prepayments of scheduled amortization); and

(c) to the extent such Indebtedness being modified, refinanced, refunded, renewed, extended or replaced is unsecured or junior in right of lien or subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, extension or replacement is subordinated in right of payment to the Obligations.

“Person” means any natural person, corporation, limited liability company, exempted company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, maintained for employees of the Loan Parties or any such employee benefit plan to which any Loan Party is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02(m).

“Pledged Collateral” has the meaning specified in the Security Agreement.

“Pledged Equity” has the meaning specified in the Security Agreement.

“Pro Forma Basis” and “Pro Forma Effect” means, for any incurrence of Indebtedness, Acquisition, Disposition, Restricted Payment or payment made with respect to Junior Financing or consolidation, merger or other fundamental change, in each case whether actual or proposed, for purposes of determining compliance with the financial covenants set forth in Section 7.11, each such transaction or proposed transaction shall be deemed to have occurred on and as of the first day of the relevant Measurement Period, and the following pro forma adjustments shall be made:

(a) in the case of an actual or proposed Disposition, all income statement items (whether positive or negative) attributable to the line of business or the Person subject to such Disposition shall be excluded from the results of Holdings and its Subsidiaries for such Measurement Period;

(b) in the case of an actual or proposed Acquisition, income statement items (whether positive or negative) attributable to the property, line of business or the Person subject to such Acquisition shall be included in the results of Holdings and its Subsidiaries for such Measurement Period;

(c) interest accrued during the relevant Measurement Period on, and the principal of, any Indebtedness repaid or to be repaid or refinanced in such transaction shall be excluded from the results of Holdings and its Subsidiaries for such Measurement Period; and

(d) any Indebtedness actually or proposed to be incurred or assumed in such transaction shall be deemed to have been incurred as of the first day of the applicable Measurement Period, and interest thereon shall be deemed to have accrued from such day on such Indebtedness at the applicable rates provided therefor (and in the case of interest that does or would accrue at a formula or floating rate, at the rate in effect at the time of determination) and shall be included in the results of Holdings and its Subsidiaries for such Measurement Period.

“Pro Forma Compliance” means, with respect to any transaction, that such transaction does not cause, create or result in a Default after giving Pro Forma Effect, based upon the results of operations for the most recently completed Measurement Period to (a) such transaction and (b) all other transactions which are contemplated or required to be given Pro Forma Effect hereunder that have occurred on or after the first day of the relevant Measurement Period.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02(m).

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning specified in Section 11.21.

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Recipient” means the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Register” has the meaning specified in Section 11.06(c).

“Regulated Bank” means a commercial bank with a consolidated combined capital and surplus of at least $5,000,000,000 that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the FRB under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Regulation U” means Regulation U of the FRB, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates, officers, employees, agents, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the Environment, or into, from or through any building, structure or facility.

“Repatriation” has the meaning specified in Section 2.05(b)(vi).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swingline Loan, a Swingline Loan Notice.

“Required Class Lenders” means, at any time with respect to any Class of Loans or Commitments, Lenders having Total Credit Exposures with respect to such Class representing more than 50% of the Total Credit Exposures of all Lenders of such Class. The Total Credit Exposure of any Defaulting Lender with respect to such Class shall be disregarded in determining Required Class Lenders at any time.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that, the amount of any participation in any Swingline Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swingline Lender or the applicable L/C Issuer, as the case may be, in making such determination.

“Required Revolving Lenders” means, at any time, Lenders having Total Revolving Exposures representing more than 50% of the Total Revolving Exposures of all Revolving Lenders. The Total Revolving Exposure of any Defaulting Lender shall be disregarded in determining Required Revolving Lenders at any time; provided that, the amount of any participation in any Swingline Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Revolving Lender that is the Swingline Lender or the applicable L/C Issuer, as the case may be, in making such determination.

“Required Term Lenders” means, at any time, Lenders having Total Term Credit Exposures representing more than 50% of the Total Term Credit Exposures of all Term Lenders. The Total Term Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Term Lenders at any time.

“Rescindable Amount” has the meaning as defined in Section 2.12(b)(ii).

“Resignation Effective Date” has the meaning specified in Section 9.06(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, director, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01(b), the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Equity Interests of the Borrower or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Equity Interests of the Borrower or any of its Subsidiaries, now or hereafter outstanding, and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding; provided that none of the entry into, performance of or payment in respect of, Permitted Convertible Indebtedness (whether in the form of interest payments on such Permitted Convertible Indebtedness or amounts due on conversion or exchange) or any related Permitted Convertible Note Hedging Agreements shall constitute a Restricted Payment.

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Term SOFR Loans, having the same Interest Period made by each of the Revolving Lenders pursuant to Section 2.01(b).

“Revolving Commitment” means, as to each Revolving Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swingline Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01(b) under the caption “Revolving Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The Revolving Commitment of all of the Revolving Lenders on the Closing Date shall be $45,000,000.

“Revolving Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s participation in L/C Obligations and Swingline Loans at such time.

“Revolving Facility” means, at any time, the aggregate amount of the Revolving Lenders’ Revolving Commitments at such time.

“Revolving Lender” means, at any time, (a) so long as any Revolving Commitment is in effect, any Lender that has a Revolving Commitment at such time or (b) if the Revolving Commitments have terminated or expired, any Lender that has a Revolving Loan or a participation in L/C Obligations or Swingline Loans at such time.

“Revolving Loan” has the meaning specified in Section 2.01(b).

“Revolving Note” means a promissory note made by the Borrower in favor of a Revolving Lender evidencing Revolving Loans or Swingline Loans, as the case may be, made by such Revolving Lender, substantially in the form of Exhibit F.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to any Loan Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby such Loan Party or such Subsidiary shall sell or transfer any property used or useful in its business at the time of such sale or transfer, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, ~~Her~~His Majesty’s Treasury (“HMT”) or other relevant sanctions authority having jurisdiction over Holdings or any of its Subsidiaries.

“Scheduled Unavailability Date” has the meaning specified in Section 3.03(b)(ii).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Amendment” means that certain Second Amendment to Credit Agreement, dated as of the Second Amendment Effective Date, by and among the Borrower, the Guarantors, the Administrative Agent and the Lenders party thereto.

“Second Amendment Effective Date” has the meaning specified in the Second Amendment.

“Second Amendment Fee Letter” means the letter agreement, dated as of the Second Amendment Effective Date, by and among the Borrower, the Administrative Agent and the Arranger.

“Secured Cash Management Agreement” means any Cash Management Agreement between any Loan Party and any of its Subsidiaries and any Cash Management Bank; provided, however, other than with respect to any Cash Management Agreement between any Loan Party and any of its Subsidiaries and Bank of America or an Affiliate thereof (which shall in all instances be included as a “Secured Cash Management Agreement”), for any other Cash Management Agreement to be a “Secured Cash Management Agreement” on any date of determination by the Administrative Agent, the Borrower must have delivered a Secured Party Designation Notice to the Administrative Agent prior to such date of determination acknowledged by the applicable Cash Management Bank.

“Secured Hedge Agreement” means any interest rate, currency, foreign exchange, or commodity Swap Contract required by or not prohibited under Article VI or VII between any Loan Party and any of its Subsidiaries and any Hedge Bank; provided, however, for any of the foregoing entered to be included as a “Secured Hedge Agreement” on any date of determination by the Administrative Agent, the Borrower must have delivered a Secured Party Designation Notice to the Administrative Agent prior to such date of determination acknowledged by the applicable Hedge Bank (except if the Hedge Bank is the Administrative Agent or an Affiliate of the Administrative Agent, in which case the foregoing shall always be included as a “Secured Hedge Agreement”).

“Secured Obligations” means all Obligations and all Additional Secured Obligations.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuers, the Hedge Banks, the Cash Management Banks, the Indemnitees and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05.

“Secured Party Designation Notice” means a notice from any Lender or an Affiliate of a Lender substantially in the form of Exhibit G.

“Securities Act” means the Securities Act of 1933, including all amendments thereto and regulations promulgated thereunder.

“Security Agreement” means the Security and Pledge Agreement, dated as of the Closing Date, executed in favor of the Administrative Agent by each of the Loan Parties.

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“SOFR Adjustment” means 0.10%.

“Sold Entity or Business” has the meaning specified in the definition of “Consolidated EBITDA”.

“Solvency Certificate” means a solvency certificate in substantially in the form of Exhibit H.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets and property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature or otherwise become due, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business and (f) in respect of any UK Loan Party, such entity will not be unable (or is declared to be unable under any Applicable Law) to or have admitted its inability to pay its debts as they fall due (in each case other than solely as a result of its balance sheet liabilities exceeding its balance sheet assets, save as otherwise permitted pursuant to paragraph 2 of Section 123 of the Insolvency Act 1986). The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Event of Default” means, solely with respect to a Loan Party, any Event of Default arising under Sections 8.01(a) or Sections 8.01(f).

“Specified Loan Party” means any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 10.11).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings.

“Successor Rate” has the meaning specified in Section 3.03(b).

“Supported QFC” has the meaning specified in Section 11.21.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swingline Borrowing” means a borrowing of a Swingline Loan pursuant to Section 2.04.

“Swingline Commitment” means, as to any Lender (a) the amount set forth opposite such Lender’s name on Schedule 2.01 hereof or (b) if such Lender has entered into an Assignment and Assumption or has otherwise assumed a Swingline Commitment after the Closing Date, the amount set forth for such Lender as its Swingline Commitment in the Register maintained by the Administrative Agent pursuant to Section 11.06(c).

“Swingline Lender” means Bank of America, through itself or through one of its designated Affiliates or branch offices, in its capacity as provider of Swingline Loans, or any permitted successor swingline lender hereunder.

“Swingline Loan” has the meaning specified in Section 2.04(a).

“Swingline Loan Notice” means a notice of a Swingline Borrowing pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit I or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Swingline Sublimit” means an amount equal to the lesser of (a) $5,000,000 and (b) the Revolving Facility. The Swingline Sublimit is part of, and not in addition to, the Revolving Facility.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property, in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Target” has the meaning specified in the definition of “Permitted ~~Acquisitions~~Acquisition”.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Term SOFR Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(a).

“Term Commitment” means, as to each Term Lender, its obligation to make Term Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Lender’s name on Schedule 1.01(b) under the caption “Term Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The Term Commitment of all of the Term Lenders on the Closing Date shall be $30,000,000.

“Term Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term Commitments at such time and (b) thereafter, the aggregate principal amount of the Term Loans of all Term Lenders outstanding at such time.

“Term Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term Loans at such time.

“Term Loan” means an advance made by any Term Lender under the Term Facility.

“Term Note” means a promissory note made by the Borrower in favor of a Term Lender evidencing Term Loans made by such Term Lender, substantially in the form of Exhibit J.

“Term SOFR” means:

(a) ~~(a)~~ for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two (2) U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment; and

(b) ~~(b)~~ for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one (1) month commencing that day;

provided that if the Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, the Term SOFR shall be deemed zero for purposes of this Agreement.

“Term SOFR Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.

“Term SOFR Replacement Date” has the meaning specified in Section 3.03(b).

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time in its reasonable discretion).

“Threshold Amount” means $10,000,000.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments, Revolving Exposure and Outstanding Amount of all Term Loans of such Lender at such time.

“Total Revolving Exposure” means, as to any Revolving Lender at any time, the unused Commitments and Revolving Exposure of such Revolving Lender at such time.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, Swingline Loans and L/C Obligations.

“Total Term Credit Exposure” means, as to any Term Lender at any time, the Outstanding Amount of all Term Loans of such Term Lender at such time.

“Trade Date” has the meaning specified in Section 11.06(g)(i).

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Term SOFR Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UCP” means the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time).

“UK Borrower DTTP Filing” an HM Revenue & Customs’ Form DTTP2, duly completed and filed by the relevant Borrower, which (a) where it relates to a Lender that is a Lender on the date of this Agreement, contains the scheme reference number and jurisdiction of tax residence stated opposite that Lender’s name in Annex A, and is filed with HMRC within 30 days of the date of this Agreement; or (b) in all other cases, contains the scheme reference number and jurisdiction of tax residence provided by the relevant Lender to the relevant Borrower and the Administrative Agent, and is filed with HMRC within 30 days of the date of the provision of those details to the relevant Borrower and the Administrative Agent.

“UK Collateral Documents” means the UK Share Charge and any collateral assignments, security agreements, pledge agreements, account control agreements or other similar agreements granted by a UK Loan Party delivered to the Administrative Agent pursuant to Section 6.13 and/or Section 6.14 (including with respect to a Foreign Lien Trigger Event) or pursuant to any other Loan Document and which is governed by English law.

“UK Excluded Taxes” means any withholding Taxes imposed by the United Kingdom on any amounts payable in respect of interest under any Loan Document to or for the account of a Recipient in circumstances only where (i) that Recipient is not or has ceased to be a UK Qualifying Lender at the date on which the payment falls due and the withholding Taxes would not have applied had that Recipient been a UK Qualifying Lender at that date, except to the extent that such withholding Taxes are due and/or that Lender has ceased to be a UK Qualifying Lender as a result of any change after the date that Lender became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or UK Treaty or any published practice or concession of the relevant Governmental Authority; (ii) the relevant Recipient is a UK Qualifying Lender solely by virtue of paragraphs (b), (c) or (d) of the definition of UK Qualifying Lender and (x) an officer of HM Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the Income Tax Act 2007 which relates to the payment and the Recipient has received from the UK Loan Party making the payment a certified copy of that Direction, and (y) the payment could have been made to the Recipient without any withholding Taxes if that Direction had not been made; (iii) the relevant Recipient is a UK Qualifying Lender solely by virtue of paragraphs (b), (c) or (d) of the definition of UK Qualifying Lender and (x) the relevant Recipient has not given a UK Tax Confirmation to the relevant UK Loan Party, and (y) the payment could have been made to the Recipient without any withholding Taxes if the Recipient had given a UK Tax Confirmation to the relevant UK Loan Party, on the basis that the UK Tax Confirmation would have enabled that UK Loan Party to have formed a reasonable belief that the payment was an ‘excepted payment’ for the purpose of section 930 of the Income Tax Act 2007; or (iv) the relevant Recipient is a UK Treaty Lender and the relevant UK Loan Party is able to demonstrate that the payment could have been made to the Recipient without any withholding Taxes had the Recipient complied with its obligations under Section 3.01(g).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Legal Opinion” means any legal opinion delivered to the Administrative Agent pursuant to Section 4.01(c)(ii) on the Closing Date.

“UK Loan Party” means any Borrower, Guarantor or other Loan Party (i) organized under the laws of England and Wales from time to time or (ii) payments from which under this Agreement or any other Loan Document are subject to withholding Taxes imposed by the laws of the United Kingdom.

“UK Qualifying Lender” means, in relation to any UK Loan Party, a Lender which is beneficially entitled to interest payable to that Lender in respect of a Loan and:

(a) ~~(a)~~ where the interest is paid on a Loan made under a Loan Document by a person that was a bank (as defined for the purposes of section 879 of Income Tax Act 2007) at the time that that Loan was made, is at the due date for payment of the interest either within the charge to UK corporation tax as respects that interest payment or is a bank which would be within the charge to UK corporation tax as respects that interest payment apart from section 18A of Corporation Tax Act 2009;

(b) ~~(b)~~ is a company which is resident in the UK for UK tax purposes;

(c) ~~(c)~~ is a partnership each member of which is (A) a company so resident in the UK, or (B) a company not so resident in the UK which carries on a trade in the UK through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of Corporation Tax Act 2009) the whole of any share of interest payable in respect of that Loan that falls to it by reason of Part 17 of Corporation Tax Act 2009;

(d) ~~(d)~~ is a company which is not resident in the UK but which carries on a trade in the UK through a permanent establishment and which brings into account interest payable in respect of that Loan in computing the chargeable profits (within the meaning of section 19 of Corporation Tax Act 2009) of that company; or

(e) ~~(e)~~ is a UK Treaty Lender.

“UK Tax Confirmation” means, in respect of a UK Loan Party, a confirmation by a Recipient that the person beneficially entitled to interest payable to that Recipient in respect of a Loan is either (i) a company resident in the United Kingdom for United Kingdom tax purposes; or (ii) a partnership each member of which is (x) a company so resident in the United Kingdom, or (y) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the Corporation Tax Act 2009) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the Corporation Tax Act 2009; or (iii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the Corporation Tax Act 2009) of that company.

“UK Treaty” means a double taxation agreement between the United Kingdom and another jurisdiction.

“UK Treaty Lender” means any Recipient which:

(a) is treated as a resident of a UK Treaty State for the purposes of the UK Treaty;

(b) does not carry on a business in the United Kingdom through a permanent establishment with which that Recipient’s participation under the relevant Loan Document in relation to any UK Loan Party is effectively connected; and

(c) meets all other conditions applicable to that Recipient which must be satisfied by residents of that UK Treaty State in order for such residents to claim full exemption under the UK treaty from Tax imposed by the United Kingdom on interest amounts paid to or for its account under the relevant Loan Document (subject to the completion of any necessary procedural or filing formalities).

“UK Treaty State” means a jurisdiction that is party to a UK Treaty which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“UK Share Charge” means the English law governed share charge granted by Intermediate Holdings in respect of 100% of the Equity Interests of the Borrower, in favor of the Administrative Agent for the benefit of the Administrative Agent and the Secured Parties.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(f).

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning specified in Section 11.21.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(f)(ii)(B)(3).

“VAT” means value added tax imposed in compliance with the council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) (as amended) and any other tax of a similar nature elsewhere, whether imposed in substitution for, or levied in addition to, such value added tax.

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right to so vote has been suspended by the happening of such contingency.

“Withholding Agent” means the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail‑In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Loan Documents and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions on such amendments, amendments and restatements, modifications, extensions, restatements, replacements or supplements set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any reference to any law, rule or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein; it being understood that all financial statements required to be delivered under Sections 6.01(a) and (b) will be prepared in accordance with GAAP. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, (i) Indebtedness of Holdings and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470–20 on financial liabilities shall be disregarded, (ii) all liability amounts shall be determined excluding any liability relating to any operating lease, all asset amounts shall be determined excluding any right-of-use assets relating to any operating lease, all amortization amounts shall be determined excluding any amortization of a right-of-use asset relating to any operating lease, and all interest amounts shall be determined excluding any deemed interest comprising a portion of fixed rent payable under any operating lease, in each case to the extent that such liability, asset, amortization or interest pertains to an operating lease under which the covenantor or a member of its consolidated group is the lessee and would not have been accounted for as such under GAAP prior to giving effect to FASB Accounting Standards Update ASU 2016-02, and (iii) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB ASC Topic 825 “Financial Instruments” (or any other financial accounting standard having a similar result or effect) to value any Indebtedness of Holdings or any Subsidiary at “fair value”, as defined therein.

(b) Changes in GAAP. If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing and notwithstanding anything to the contrary set forth herein, all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness of Accounting Standards Codification 842 shall continue to be accounted for as operating leases hereunder or under any other Loan Documents (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with Accounting Standards Codification 842 (on a prospective or retroactive basis or otherwise) to be treated as capital leases.

(c) Consolidation of Variable Interest Entities. All references herein to Consolidated financial statements of Holdings and its Subsidiaries or to the determination of any amount for Holdings and its Subsidiaries on a Consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that Holdings is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

(d) Pro Forma Treatment. Each incurrence of Indebtedness, Acquisition, Disposition, Restricted Payment or payment made with respect to Junior Financing or consolidation, merger or other fundamental change, by Holdings or any of its Subsidiaries, in each case whether actual or proposed, during any Measurement Period shall, for purposes of (i) determining compliance with the financial covenants set forth in Section 7.11, (ii) determining the Applicable Rate and (iii) of for any other transaction, determining the calculation of a financial metric on a Pro Forma Basis, be given Pro Forma Effect as of the first day of such Measurement Period.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit, other than with respect to Sections 2.03(l) and (m), shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07 UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

1.08 Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

1.09 Limited Condition Acquisitions. Notwithstanding anything to the contrary contained herein (including in connection with any calculation made on a Pro Forma basis or giving Pro Forma Effect), in the case of (i) the incurrence of any Indebtedness (other than the incurrence of Revolving Loans), the making of any Investment, Disposition or consolidation, merger or other fundamental change, in each case, in connection with a Limited Condition Acquisition or (ii) determining compliance with any financial covenant or test (and the component definitions thereof), representations and warranties (other than customary “specified representations” and any “specified acquisition agreement representations” made by the sellers or by (or on behalf of) the target company thereof) or the occurrence of any Default or Event of Default (other than any Specified Event of Default), in each case, in connection with a Limited Condition Acquisition, at Borrower’s election (Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), the relevant ratios and baskets and the determination of whether any such action is permitted hereunder shall be determined either (x) the date such Limited Condition Acquisition is consummated or (y) as of the date (the “LCA Test Date”) a definitive acquisition agreement for such Limited Condition Acquisition (a “Limited Condition Acquisition Agreement”) is entered into, and calculated giving pro forma effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith, including the incurrence of Indebtedness, as if they were consummated at the beginning of the most recent test period ending prior to the LCA Test Date. If Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket for the purpose of the incurrence of any Indebtedness, the making of any Investment, Disposition or consolidation, merger or other fundamental change, in each case, not in connection with the Limited Condition Acquisition to which the LCA Election relates (a “Subsequent Transaction”) on or following the relevant LCA Test Date and prior to the earlier of (x) the date on which such Limited Condition Acquisition is consummated or (y) the date that the Limited Condition Acquisition Agreement is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated both (A) on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated until such time as the applicable Limited Condition Acquisition has actually closed or the Limited Condition Acquisition Agreement has been terminated and (B) on a standalone basis without giving effect to such Limited Condition Acquisition and the other transactions in connection therewith and such Subsequent Transaction must be permitted as calculated under clauses (A) and (B); provided that this sentence does not require a recalculation of, or additional compliance with, any ratios or baskets to consummate the Limited Condition Acquisition.

ARTICLE II

COMMITMENTS AND CREDIT EXTENSIONS

2.01 Loans.

(a) Term Borrowing. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a single loan to the Borrower, in Dollars, on the Closing Date in an amount not to exceed such Term Lender’s Applicable Percentage of the Term Facility. The Term Borrowing shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective Applicable Percentage of the Term Facility. Term Borrowings repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Term SOFR Loans, as further provided herein.

(b) Revolving Borrowings. Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower, in Dollars, from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Revolving Borrowing, (i) the Total Revolving Outstandings shall not exceed the Revolving Facility, and (ii) the Revolving Exposure of any Lender shall not exceed such Revolving Lender’s Revolving Commitment. Within the limits of each Revolving Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow Revolving Loans, prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Loans may be Base Rate Loans or Term SOFR Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Notice of Borrowing. Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Term SOFR Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by: (i) telephone or (ii) a Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Loan Notice. Each such Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Term SOFR Loans or of any conversion of Term SOFR Loans to Base Rate Loans, and (B) on the requested date of any Borrowing of Base Rate Loans. Each Borrowing of, conversion to or continuation of Term SOFR Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, in connection with any conversion or continuation of a Term Loan, if less, the entire principal thereof then outstanding). Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, in connection with any conversion or continuation of a Term Loan, if less, the entire principal thereof then outstanding). Each Loan Notice and telephonic notice shall specify (I) the applicable Facility and whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Term SOFR Loans, as the case may be, under such Facility, (II) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (III) the principal amount of Loans to be borrowed, converted or continued, (IV) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (V) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans (unless the Loan being continued is a Term SOFR Loan, in which case it shall be continued as a Term SOFR Loan with an Interest Period of one month). Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Term SOFR Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month. Notwithstanding anything to the contrary herein, a Swingline Loan may not be converted to a Term SOFR Loan.

(b) Advances. Following receipt of a Loan Notice for a Facility, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Applicable Percentage under such Facility of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Appropriate Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of a Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date a Loan Notice with respect to a Revolving Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c) Term SOFR Loans. Except as otherwise provided herein, a Term SOFR Loan may be continued or converted only on the last day of an Interest Period for such Term SOFR Loan. During the continuance of an Event of Default, at the election of the Required Lenders, no Loans may be requested as, converted to or continued as Term SOFR Loans.

(d) Interest Rates. Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Term SOFR Loans upon determination of such interest rate.

(e) Interest Periods. After giving effect to all Term Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than eight Interest Periods in effect in respect of the Term Facility. After giving effect to all Revolving Borrowings, all conversions of Revolving Loans from one Type to the other, and all continuations of Revolving Loans as the same Type, there shall not be more than eight Interest Periods in effect in respect of the Revolving Facility.

(f) Cashless Settlement Mechanism. Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all or the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent, and such Lender.

(g) Conforming Changes. With respect to SOFR or Term SOFR, the Administrative Agent, in consultation with the Borrower, will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

2.03 Letters of Credit.

(a) The Letter of Credit Commitment. Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.01, the Borrower may request that any L/C Issuer, in reliance on the agreements of the Revolving Lenders set forth in this Section 2.03, issue, at any time and from time to time during the Availability Period, Letters of Credit denominated in Dollars for its own account or the account of any of its Subsidiaries in such form as is acceptable to the Administrative Agent and such L/C Issuer in its reasonable determination. Letters of Credit issued hereunder shall constitute utilization of the Revolving Commitments.

(b) Notice of Issuance, Amendment, Extension, Reinstatement or Renewal.

(i) To request the issuance of a Letter of Credit (or the amendment of the terms and conditions, extension of the terms and conditions, extension of the expiration date, or reinstatement of amounts paid, or renewal of an outstanding Letter of Credit), the Borrower shall deliver (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable L/C Issuer) to an L/C Issuer selected by it and to the Administrative Agent not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, extended, reinstated or renewed, and specifying the date of issuance, amendment, extension, reinstatement or renewal (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with clause (d) of this Section 2.03), the amount of such Letter of Credit, the name and address of the beneficiary thereof, the purpose and nature of the requested Letter of Credit and such other information as shall be necessary to prepare, amend, extend, reinstate or renew such Letter of Credit. If requested by the applicable L/C Issuer, the Borrower also shall submit a letter of credit application and reimbursement agreement on such L/C Issuer’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application and reimbursement agreement or other agreement submitted by the Borrower to, or entered into by the Borrower with, an L/C Issuer relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(ii) If the Borrower so requests in any applicable Letter of Credit Application (or the amendment of an outstanding Letter of Credit), the applicable L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit shall permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon by the Borrower and the applicable L/C Issuer at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiration date not later than the date permitted pursuant to Section 2.03(d); provided, that such L/C Issuer shall not (A) permit any such extension if (1) such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its extended form under the terms hereof (except that the expiration date may be extended to a date that is no more than one (1) year from the then-current expiration date) or (2) it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (B) be obligated to permit such extension if it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions set forth in Section 4.02 is not then satisfied, and in each such case directing any L/C Issuer not to permit such extension.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, any L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the applicable L/C Issuer, the Borrowers shall not be required to make a specific request to such L/C Issuer to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Revolving Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the applicable L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), such L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such reinstatement or (B) from the Administrative Agent, any Lender or the Borrowers that one (1) or more of the applicable conditions specified in Section 4.02 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing such L/C Issuer not to permit such reinstatement.

(c) Limitations on Amounts, Issuance and Amendment. A Letter of Credit shall be issued, amended, extended, reinstated or renewed only if (and upon issuance, amendment, extension, reinstatement or renewal of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, extension, reinstatement or renewal (w) the aggregate amount of the outstanding Letters of Credit issued by any L/C Issuer shall not exceed its L/C Commitment, (x) the aggregate L/C Obligations shall not exceed the Letter of Credit Sublimit, (y) the Revolving Exposure of any Lender shall not exceed its Revolving Commitment and (z) the Total Revolving Exposure shall not exceed the total Revolving Commitments.

(i) No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing the Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and such L/C Issuer, the Letter of Credit is in an initial stated amount less than $10,000, in the case of a commercial Letter of Credit, or $10,000, in the case of a standby Letter of Credit;

(D) any Revolving Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(E) the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(ii) No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(d) Expiration Date. Each Letter of Credit shall have a stated expiration date no later than the earlier of (x) the date twelve (12) months after the date of the issuance of such Letter of Credit (or, in the case of any extension of the expiration date thereof, whether automatic or by amendment, twelve months after the then‑current expiration date of such Letter of Credit) and (y) the date that is five (5) Business Days prior to the Maturity Date; provided however, that (x) if the Borrower so requests, any L/C Issuer may, in its sole discretion, agree to issue Letters of Credit with an expiration date that occurs after the Facility Termination Date and (y) with respect to each such Letter of Credit with an expiration date beyond the Facility Termination Date, the Borrower shall either (1) pledge to the applicable L/C Issuer cash collateral, (2) backstop such Letter of Credit with another letter of credit or (3) provide other credit support reasonably acceptable to such L/C Issuer (in the case of the foregoing clauses (1) and (2), in an amount sufficient to Cash Collateralize such L/C Obligations), in each case, in the manner as agreed between the Borrower and such L/C Issuer.

(e) Participations.

(i) By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the expiration date thereof), and without any further action on the part of the applicable L/C Issuer or the Lenders, such L/C Issuer hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such L/C Issuer, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this clause (e) in respect of Letters of Credit is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any amendment, extension, reinstatement or renewal of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments.

(ii) In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely, unconditionally and irrevocably agrees to pay to the Administrative Agent, for account of the applicable L/C Issuer, such Lender’s Applicable Percentage of each L/C Disbursement made by an L/C Issuer not later than 1:00 p.m. on the Business Day specified in the notice provided by the Administrative Agent to the Revolving Lenders pursuant to Section 2.03(f) until such L/C Disbursement is reimbursed by the Borrower or at any time after any reimbursement payment is required to be refunded to the Borrower for any reason, including after the Maturity Date. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section 2.02 with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this Section 2.03), and the Administrative Agent shall promptly pay to the applicable L/C Issuer the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to Section 2.03(f), the Administrative Agent shall distribute such payment to the applicable L/C Issuer or, to the extent that the Revolving Lenders have made payments pursuant to this clause (e) to reimburse such L/C Issuer, then to such Lenders and such L/C Issuer as their interests may appear. Any payment made by a Lender pursuant to this clause (e) to reimburse an L/C Issuer for any L/C Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such L/C Disbursement.

(iii) Each Revolving Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit at each time such Lender’s Commitment is amended pursuant to the operation of Sections 2.17, as a result of an assignment in accordance with Section 11.06 or otherwise pursuant to this Agreement.

(iv) If any Revolving Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(e), then, without limiting the other provisions of this Agreement, the applicable L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the applicable L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Revolving Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of any L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (e)(vi) shall be conclusive absent manifest error.

(f) Reimbursement. If an L/C Issuer shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such L/C Issuer in respect of such L/C Disbursement by paying to the Administrative Agent an amount equal to such L/C Disbursement not later than 1:00 p.m. on (i) the Business Day that the Borrower receives notice of such L/C Disbursement, if such notice is received prior to 10:00 a.m. or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time, provided that, if such L/C Disbursement is not less than $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.02 or Section 2.04 that such payment be financed with a Borrowing of Base Rate Loans or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Borrowing of Base Rate Loans or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable L/C Disbursement, the payment then due from the Borrower in respect thereof (the “Unreimbursed Amount”) and such Lender’s Applicable Percentage thereof. Promptly upon receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the Unreimbursed Amount pursuant to Section 2.03(e)(ii), subject to the amount of the unutilized portion of the aggregate Revolving Commitments. Any notice given by any L/C Issuer or the Administrative Agent pursuant to this Section 2.03(f) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(g) Obligations Absolute. The Borrower’s obligation to reimburse L/C Disbursements as provided in clause (f) of this Section 2.03 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of:

(i) any lack of validity or enforceability of this Agreement, any other Loan Document or any Letter of Credit, or any term or provision herein or therein;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement in such draft or other document being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) waiver by any L/C Issuer of any requirement that exists for such L/C Issuer’s protection and not the protection of the Borrower or any waiver by such L/C Issuer which does not in fact materially prejudice the Borrower;

(v) honor of a demand for payment presented electronically even if such Letter of Credit required that demand be in the form of a draft;

(vi) any payment made by any L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vii) payment by the applicable Issuer under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit; or any payment made by any L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.03, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.

(h) Examination. The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the applicable L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against each L/C Issuer and its correspondents unless such notice is given as aforesaid.

(i) Liability. None of the Administrative Agent, the Lenders, any L/C Issuer, or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the applicable L/C Issuer or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the applicable L/C Issuer; provided that the foregoing shall not be construed to excuse an L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by Applicable Law) suffered by the Borrower that are caused by such L/C Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, willful misconduct or material breach of this Agreement on the part of an L/C Issuer (as finally determined by a court of competent jurisdiction), an L/C Issuer shall be deemed to have exercised care in each such determination, and that:

(i) an L/C Issuer may replace a purportedly lost, stolen, or destroyed original Letter of Credit or missing amendment thereto with a certified true copy marked as such or waive a requirement for its presentation;

(ii) an L/C Issuer may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit and without regard to any non-documentary condition in such Letter of Credit;

(iii) an L/C Issuer shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

(iv) this sentence shall establish the standard of care to be exercised by an L/C Issuer when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by Applicable Law, any standard of care inconsistent with the foregoing).

Without limiting the foregoing, none of the Administrative Agent, the Lenders, any L/C Issuer, or any of their Related Parties shall have any liability or responsibility by reason of (A) any presentation that includes forged or fraudulent documents or that is otherwise affected by the fraudulent, bad faith, or illegal conduct of the beneficiary or other Person, (B) an L/C Issuer declining to take-up documents and make payment, (C) against documents that are fraudulent, forged, or for other reasons by which that it is entitled not to honor, (D) following a Borrower’s waiver of discrepancies with respect to such documents or request for honor of such documents or (E) an L/C Issuer retaining proceeds of a Letter of Credit based on an apparently applicable attachment order, blocking regulation, or third-party claim notified to such L/C Issuer.

(j) Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued by it, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, no L/C Issuer shall be responsible to the Borrower for, and no L/C Issuer’s rights and remedies against the Borrower shall be impaired by, any action or inaction of any L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where any L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade – International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(k) Benefits. Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

(l) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Revolving Percentage a Letter of Credit fee (the “Letter of Credit Fee”) (x) for each commercial Letter of Credit equal to the Applicable Rate for Revolving Loans that are Term SOFR Loans times the maximum stated amount of such Letter of Credit and (y) for each standby Letter of Credit equal to the Applicable Rate for Revolving Loans that are Term SOFR Loans times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any standby Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) payable on the first Business Day following the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit and (ii) accrued through and including the last day of each calendar quarter in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(m) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrower shall pay directly to the applicable L/C Issuer for its own account a fronting fee (i) with respect to each commercial Letter of Credit, equal to 0.125% per annum times the maximum stated amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Borrower and such L/C Issuer, computed on the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at the rate per annum equal to the percentage separately agreed upon between the Borrower and such L/C Issuer, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee for such standby Letters of Credit shall be due and payable no later than the tenth Business Day after the end of each March, June, September and December in the most recently ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the applicable L/C Issuer for its own account, in Dollars the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within ten (10) Business Days after written demand therefor (accompanied by a reasonably detailed invoice therefor) and are nonrefundable.

(n) Disbursement Procedures. The L/C Issuer for any Letter of Credit shall, within the time allowed by Applicable Laws or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such L/C Issuer shall promptly after such examination notify the Administrative Agent and the Borrower in writing of such demand for payment if such L/C Issuer has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such L/C Issuer and the Lenders with respect to any such L/C Disbursement.

(o) Interim Interest. If an L/C Issuer for any standby Letter of Credit shall make any L/C Disbursement, then, unless the Borrower shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Borrower reimburses such L/C Disbursement, at the rate per annum then applicable to Base Rate Loans; provided that if the Borrower fails to reimburse such L/C Disbursement when due pursuant to clause (f) of this Section 2.03 and such L/C Disbursement is not fully refinanced by a Borrowing of Base Rate Loans pursuant to clause (f) of this Section 2.03 because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, then Section 2.08(b) shall apply. Interest accrued pursuant to this clause (o) shall be for account of such L/C Issuer, except that interest accrued on and after the date of payment by any Lender pursuant to clause (f) of this Section 2.03 to reimburse such L/C Issuer shall be for account of such Lender to the extent of such payment.

(p) Replacement of any L/C Issuer. Any L/C Issuer may be replaced at any time by written agreement between the Borrower, the Administrative Agent, the replaced L/C Issuer and the successor L/C Issuer. The Administrative Agent shall notify the Lenders of any such replacement of an L/C Issuer. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced L/C Issuer pursuant to Section 2.03(m). From and after the effective date of any such replacement, (i) the successor L/C Issuer shall have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “L/C Issuer” shall be deemed to include such successor or any previous L/C Issuer, or such successor and all previous L/C Issuer, as the context shall require. After the replacement of an L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(q) Cash Collateralization.

(i) If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Revolving Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with L/C Obligations representing at least 50.1% of the total L/C Obligations) demanding the deposit of Cash Collateral pursuant to this clause (q), the Borrower shall immediately deposit into an account established and maintained on the books and records of the Administrative Agent (the “Collateral Account”) an amount in cash equal to 103% of the total L/C Obligations as of such date plus any accrued and unpaid interest thereon, provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (f) of Section 8.01. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. In addition, and without limiting the foregoing or clause (d) of this Section 2.03, if any L/C Obligations remain outstanding after the expiration date specified in said clause (d), the Borrower shall immediately deposit into the Collateral Account an amount in cash equal to 103% of such L/C Obligations as of such date plus any accrued and unpaid interest thereon.

(ii) The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the Collateral Account. Moneys in the Collateral Account shall be applied by the Administrative Agent to reimburse each L/C Issuer for L/C Disbursements for which it has not been reimbursed, together with related fees, costs, and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the L/C Obligations at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with L/C Obligations representing 50.1% of the total L/C Obligations), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

(r) L/C Issuer Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each L/C Issuer shall, in addition to its notification obligations set forth elsewhere in this Section 2.03, provide the Administrative Agent a Letter of Credit Report, as set forth below:

(i) reasonably prior to the time that such L/C Issuer issues, amends, renews, increases or extends a Letter of Credit, the date of such issuance, amendment, renewal, increase or extension and the stated amount of the applicable Letters of Credit after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed);

(ii) on each Business Day on which such L/C Issuer makes a payment pursuant to a Letter of Credit, the date and amount of such payment;

(iii) on any Business Day on which the Borrower fails to reimburse a payment made pursuant to a Letter of Credit required to be reimbursed to such L/C Issuer on such day, the date of such failure and the amount of such payment;

(iv) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such L/C Issuer; and

(v) for so long as any Letter of Credit issued by an L/C Issuer is outstanding, such L/C Issuer shall deliver to the Administrative Agent (A) on the last Business Day of each calendar month, (B) at all other times a Letter of Credit Report is required to be delivered pursuant to this Agreement, and (C) on each date that (1) an L/C Credit Extension occurs or (2) there is any expiration, cancellation and/or disbursement, in each case, with respect to any such Letter of Credit, a Letter of Credit Report appropriately completed with the information for every outstanding Letter of Credit issued by such L/C Issuer.

(s) Additional L/C Issuers. Any Lender hereunder may become an L/C Issuer upon receipt by the Administrative Agent of a fully executed Notice of Additional L/C Issuer which shall be signed by the Borrower, the Administrative Agent and each L/C Issuer. Such new L/C Issuer shall provide its L/C Commitment in such Notice of Additional L/C Issuer and upon the receipt by the Administrative Agent of the fully executed Notice of Additional L/C Issuer, the defined term L/C Commitment shall be deemed amended to incorporate the L/C Commitment of such new L/C Issuer.

(t) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse, indemnify and compensate the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit as if such Letter of Credit had been issues solely for the account of the Borrower. The Borrower irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(u) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.04 Swingline Loans.

(a) The Swingline. Subject to the terms and conditions set forth herein, the Swingline Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, may in its sole discretion make loans to the Borrower (each such loan, a “Swingline Loan”). Each such Swingline Loan may be made, subject to the terms and conditions set forth herein, to the Borrower, in Dollars, from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swingline Sublimit; provided, however, that (i) after giving effect to any Swingline Loan, (A) the Total Revolving Outstandings shall not exceed the Revolving Facility at such time, (B) the Revolving Exposure of any Revolving Lender at such time shall not exceed such Lender’s Revolving Commitment and (C) the aggregate amount of all Swingline Loans outstanding shall not exceed the Swingline Commitment of the Swingline Lender, (ii) the Borrower shall not use the proceeds of any Swingline Loan to refinance any outstanding Swingline Loan, and (iii) the Swingline Lender shall not be under any obligation to make any Swingline Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swingline Loan shall bear interest only at a rate based on the Base Rate plus the Applicable Rate. Immediately upon the making of a Swingline Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product of such Revolving Lender’s Applicable Revolving Percentage times the amount of such Swingline Loan.

(b) Borrowing Procedures. Each Swingline Borrowing shall be made upon the Borrower’s irrevocable notice to the Swingline Lender and the Administrative Agent, which may be given by: (ii) telephone or (iii) a Swingline Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Swingline Lender and the Administrative Agent of a Swingline Loan Notice. Each such Swingline Loan Notice must be received by the Swingline Lender and the Administrative Agent not later than 11:00 a.m. (London time) on the requested borrowing date, and shall specify (A) the amount to be borrowed, which shall be a minimum of $100,000, and (B) the requested date of the Borrowing (which shall be a Business Day). Promptly after receipt by the Swingline Lender of any Swingline Loan Notice, the Swingline Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swingline Loan Notice and, if not, the Swingline Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Lender) prior to 11:00 a.m. (London time) on the date of the proposed Swingline Borrowing (1) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (2) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swingline Lender may make the amount of its Swingline Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swingline Lender in immediately available funds.

(c) Refinancing of Swingline Loans.

(i) The Swingline Lender at any time in its sole discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Revolving Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Revolving Percentage of the amount of Swingline Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Facility and the conditions set forth in Section 4.02. The Swingline Lender shall furnish the Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Lender shall make an amount equal to its Applicable Revolving Percentage of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swingline Loan) for the account of the Swingline Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swingline Lender.

(ii) Notwithstanding anything to the contrary in the foregoing, if for any reason any Swingline Loan cannot be refinanced by such a Revolving Borrowing in accordance with Section 2.04(c)(i) (including, without limitation, the failure to satisfy the conditions set forth in Section 4.02), the request for Base Rate Loans submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the Revolving Lenders fund its risk participation in the relevant Swingline Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swingline Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swingline Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Revolving Borrowing or funded participation in the relevant Swingline Loan, as the case may be. A certificate of the Swingline Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (c)(iii) shall be conclusive absent manifest error.

(iv) Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Loan Notice). No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swingline Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Revolving Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will distribute to such Revolving Lender its Applicable Revolving Percentage thereof in the same funds as those received by the Swingline Lender.

(ii) If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Revolving Lender shall pay to the Swingline Lender its Applicable Revolving Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swingline Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swingline Lender. The Swingline Lender shall be responsible for invoicing the Borrower for interest on the Swingline Loans. Until each Revolving Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Lender’s Applicable Revolving Percentage of any Swingline Loan, interest in respect of such Applicable Revolving Percentage shall be solely for the account of the Swingline Lender.

(f) Payments Directly to Swingline Lender. The Borrower shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender.

2.05 Prepayments.

(a) Optional.

(i) The Borrower may, upon notice to the Administrative Agent pursuant to delivery to the Administrative Agent of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay Term Loans and Revolving Loans in whole or in part without premium or penalty subject to Section 3.05; provided that, unless otherwise agreed by the Administrative Agent, (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (x) three (3) Business Days prior to any date of prepayment of Term SOFR Loans and (y) on the date of prepayment of Base Rate Loans; (B) any prepayment of Term SOFR Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Term SOFR Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s

Applicable Percentage in respect of the relevant Facility). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that so long as such conditionality is included in the relevant notice, any such notice of prepayment may be conditioned upon the effectiveness of other transactions (including any credit facilities or capital raising, the consummation of any Disposition or the occurrence of a change of control), in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified prepayment date) if such condition is not satisfied. Subject to Section 2.15, such prepayments shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.

(ii) The Borrower may, upon notice to the Swingline Lender pursuant to delivery to the Swingline Lender of a Notice of Loan Prepayment (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swingline Loans in whole or in part without premium or penalty; provided that, unless otherwise agreed by the Swingline Lender, (A) such notice must be received by the Swingline Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000 or a whole multiple of $100,000 in excess hereof (or, if less, the entire principal balance of Swingline Loans then outstanding). Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein provided, that, so long as such conditionality is included in the relevant notice, any such notice of prepayment may be conditioned upon the effectiveness of other transactions (including any credit facilities or capital raising, the consummation of any Disposition or the occurrence of a change of control), in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified prepayment date) if such condition is not satisfied.

(iii) Within the parameters of the applications set forth above, prepayments pursuant to this Section 2.05(a) shall be applied first to Base Rate Loans and then to Term SOFR Loans in direct order of Interest Period maturities. All prepayments under this Section 2.05(a) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

(b) Mandatory.

(i) Dispositions and Involuntary Dispositions. The Borrower shall, within ten (10) Business Days of the receipt of any Net Cash Proceeds received by any Loan Party or any Subsidiary from any Dispositions (other than Dispositions permitted pursuant to Section 7.05, except clause (c) thereof) and Involuntary Dispositions, prepay the Loans and/or Cash Collateralize the L/C Obligations as hereinafter provided, in an aggregate amount equal to (x) if the Consolidated Leverage Ratio for the most recently ended Measurement Period, is greater than 2.00 to 1.00, 100% of the Net Cash Proceeds from such Disposition or Involuntary Disposition or (y) if the Consolidated Leverage Ratio for the most recently ended Measurement Period, is equal to or less than 2.00 to 1.00, 0% of the Net Cash Proceeds from such Disposition or Involuntary Disposition; provided, however, that so long as no Event of Default shall have occurred and be continuing, such Net Cash Proceeds shall not be required to be so applied (A) until the aggregate amount of the Net Cash Proceeds derived from any such Disposition or Involuntary Disposition in any fiscal year of the Borrower is equal to or greater than $2,000,000 and (B) at the election of the Borrower) as notified by the Borrower to the Administrative Agent on or prior to the date that any mandatory prepayment is due and payable pursuant to this clause (i) to the extent such Loan Party or such

Subsidiary reinvests all or any portion of such Net Cash Proceeds in like assets of the general type used in the business of Holdings and its Subsidiaries within 365 days after the receipt of such Net Cash Proceeds; provided that, if the Borrower or its Subsidiaries enters into a legally binding commitment to invest such Net Cash Proceeds within such 365-day period, it may directly or through one or more of its Subsidiaries so invest such Net Cash Proceeds within 180 days after such 365 day period; provided further that if such Net Cash Proceeds shall have not been so reinvested, such Net Cash Proceeds shall be immediately applied to prepay the Loans and/or Cash Collateralize the L/C Obligations in accordance with the terms of this Section 2.05(b).

(ii) Issuance of Debt. The Borrower shall, within three (3) Business Days of the date of the incurrence of any Indebtedness by Holdings or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 7.02) and any refinancings of such Indebtedness in connection therewith, prepay the Loans and/or Cash Collateralize the L/C Obligations in accordance with the terms of this Section 2.05(b) in an aggregate amount equal to 100% of the Net Cash Proceeds from such incurrence.

(iii) Application of Payments. Each prepayment of Loans pursuant to the foregoing provisions of clauses (i) through (ii) of this Section 2.05(b) shall be applied, first, to the principal repayment installments of the Term Loan on a pro rata basis for all such principal repayment installments (but specifically excluding the final principal installment on the Maturity Date) and, second, to the Revolving Facility in the manner set forth in clause (v) of this Section 2.05(b), without any reduction in Revolving Commitments. Subject to Section 2.15, such prepayments shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of the relevant Facilities.

(iv) Revolving Outstandings. If for any reason the Total Revolving Outstandings at any time exceed the Revolving Facility at such time, the Borrower shall within one (1) Business Day after receipt of notice from the Administrative Agent prepay Revolving Loans, Swingline Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b) unless, after the prepayment of the Revolving Loans and Swingline Loans, the Total Revolving Outstandings exceed the Revolving Facility at such time.

(v) Application of Other Payments. Except as otherwise provided in Section 2.15, prepayments of the Revolving Facility made pursuant to this Section 2.05(b), first, shall be applied ratably to the L/C Borrowings and the Swingline Loans (without a reduction of the Letter of Credit Sublimit or Swingline Sublimit), second, shall be applied to the outstanding Revolving Loans (without a reduction of the Revolving Commitment), and, third, shall be used to Cash Collateralize the remaining L/C Obligations in accordance with the terms of this Section 2.05(b). Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by the Borrower or any other Loan Party or any Defaulting Lender that has provided Cash Collateral) to reimburse the L/C Issuers or the Revolving Lenders, as applicable.

(vi) Repatriation. Notwithstanding any other provision of this Section 2.05, to the extent any or all of the Net Cash Proceeds of any Disposition by, or Involuntary Disposition of, a Foreign Subsidiary otherwise giving rise to a prepayment pursuant to Section 2.5(b)(i), is prohibited, restricted or delayed by any local Applicable Law from being repatriated to any of the Borrower or any Domestic Subsidiary including through the repayment of intercompany Indebtedness (each, a “Repatriation”; with “Repatriate” and “Repatriated” having correlative meanings) (the Borrower hereby agreeing to use commercially reasonable efforts to, and to cause the applicable Foreign Subsidiary to, take promptly all commercially reasonable actions reasonably required by such Applicable Law to permit such Repatriation taking into account financial assistance, corporate benefit, thin capitalization, capital maintenance and similar legal principles, restrictions on upstreaming of cash intra group and the fiduciary and statutory duties of the directors of the relevant Foreign Subsidiary), or if the Borrower has determined in good faith that Repatriation of any such amount would reasonably be expected to have material adverse tax consequences with respect to Holdings or its Subsidiaries, taking into account any foreign tax credit or benefit actually received in connection with such Repatriation, the portion of such Net Cash Proceeds so affected (such amount, the “Excluded Prepayment Amount”) will not be required to be applied to prepay Loans at the times provided in this Section 2.5(b); provided, that if and to the extent any such Repatriation ceases to be prohibited, restricted or delayed by local Applicable Law at any time during the one (1) year period immediately following the date on which the mandatory prepayment pursuant to Section 2.5(b)(i) was required to be made, the Loan Parties shall reasonably promptly Repatriate, or cause to be Repatriated, an amount equal to such portion of the Excluded Prepayment Amount no longer prohibited, restricted or delayed from being Repatriated, and the Loan Parties shall reasonably promptly pay such portion of the Excluded Prepayment Amount to the Lenders, which payment shall be applied in accordance with Section 2.5(b). For the avoidance of doubt, the non-application of any Excluded Prepayment Amount pursuant to this clause (vi) shall not constitute a Default or an Event of Default.

Within the parameters of the applications set forth above, prepayments pursuant to this Section 2.05(b) shall be applied first to Base Rate Loans and then to Term SOFR Loans in direct order of Interest Period maturities. All prepayments under this Section 2.05(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

2.06 Termination or Reduction of Commitments.

(a) Optional. The Borrower may, upon notice to the Administrative Agent, terminate the Revolving Facility, the Letter of Credit Sublimit or the Swingline Sublimit, or from time to time permanently reduce the Revolving Facility, the Letter of Credit Sublimit or the Swingline Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 1:00 p.m. three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $500,000 or any whole multiple of $100,000 in excess thereof, (iii) the Borrower shall not terminate or reduce (A) the Revolving Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Revolving Facility, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, or (C) the Swingline Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swingline Loans would exceed the Letter of Credit Sublimit and (iv) so long as such conditionality is included in the relevant notice, any such notice of termination or reduction may be conditioned upon the effectiveness of other credit facilities or capital raising, the consummation of any Disposition or the occurrent of a change of control; in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified termination or reduction date) if such condition is not satisfied.

(b) Mandatory.

(i) The aggregate Term Commitments shall be automatically and permanently reduced to zero on the date of the Term Borrowing.

(ii) The aggregate Revolving Commitments shall be automatically and permanently reduced to zero on the date the Availability Period ends.

(iii) If after giving effect to any reduction or termination of Revolving Commitments under this Section 2.06, the Letter of Credit Sublimit or the Swingline Sublimit exceeds the Revolving Facility at such time, the Letter of Credit Sublimit or the Swingline Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swingline Sublimit or the Revolving Commitment under this Section 2.06. Upon any reduction of the Revolving Commitments, the Revolving Commitment of each Revolving Lender shall be reduced by such Lender’s Applicable Revolving Percentage amount of such reduction. All fees in respect of the Revolving Facility accrued until the effective date of any termination of the Revolving Facility shall be paid on the effective date of such termination.

2.07 Repayment of Loans.

(a) Term Loans. The Borrower shall repay to the Term Lenders the aggregate principal amount of all Term Loans outstanding in equal quarterly amounts of $656,250 on the last day of each March, June, September and December, commencing on March 31, 2022 (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05), unless accelerated sooner pursuant to Section 8.02; provided, however, that (i) the final principal repayment installment of the Term Loans shall be repaid on the Maturity Date for the Term Facility and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date, (ii) if any principal repayment installment to be made by the Borrower (other than principal repayment installments on Term SOFR Loans) shall come due on a day other than a Business Day, such principal repayment installment shall be due on the next succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be and (iii) if any principal repayment installment to be made by the Borrower on a Term SOFR Loan shall come due on a day other than a Business Day, such principal repayment installment shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such principal repayment installment into another calendar month, in which event such principal repayment installment shall be due on the immediately preceding Business Day.

(b) Revolving Loans. The Borrower shall repay to the Revolving Lenders on the Maturity Date for the Revolving Facility the aggregate principal amount of all Revolving Loans outstanding on such date.

(c) Swingline Loans. The Borrower shall repay each Swingline Loan on the earlier to occur of (i) the date ten (10) Business Days after such Loan is made and (ii) the Maturity Date for the Revolving Facility.

2.08 Interest and Default Rate.

(a) Interest. Subject to the provisions of Section 2.08(b), (i) each Term SOFR Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period from the applicable Borrowing date at a rate per annum equal to Term SOFR for such Interest Period plus the Applicable Rate for such Facility; (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable Borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Facility; and (iii) each Swingline Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for the Revolving Facility. To the extent that any calculation of interest or any fee required to be paid under this Agreement shall be based on (or result in) a calculation that is less than zero, such calculation shall be deemed zero for purposes of this Agreement.

(b) Default Rate.

(i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists (including a payment default), all outstanding Obligations (including Letter of Credit Fees) may accrue at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest Payments. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees. In addition to certain fees described in Section 2.03:

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Revolving Percentage, a commitment fee in Dollars equal to the Applicable Rate times the actual daily amount by which the Revolving Facility exceeds the sum of (i) the Outstanding Amount of Revolving Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.15. For the avoidance of doubt, the Outstanding Amount of Swingline Loans shall not be counted towards or considered usage of the Revolving Facility for purposes of determining the commitment fee, except to the extent the Outstanding Amount of Swingline Loans has been refinanced with a Revolving Borrowing in accordance with Section 2.04. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period for the Revolving Facility. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees.

(i) The Borrower shall pay to the Administrative Agent and the Arranger, for its own account, in Dollars, fees in the amounts and at the times specified in the Fee ~~Letter~~Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrower shall pay to the Lenders, in Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as otherwise agreed by and between the Borrower and such Lender).

2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a) Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred sixty (360) day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365 day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) Financial Statement Adjustments or Restatements. If, as a result of any restatement of or other adjustment to the financial statements of Holdings and its Subsidiaries or for any other reason, Holdings, or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by Holdings as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or any L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This clause (b) shall not limit the rights of the Administrative Agent, any Lender or any L/C Issuer, as the case may be, under any provision of this Agreement to payment of any Obligations hereunder at the Default Rate or under Article VIII. The Borrower’s obligations under this clause (b) shall survive for one (1) year following the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

2.11 Evidence of Debt.

(a) Maintenance of Accounts. The Credit Extensions made by each Lender and each L/C Issuer shall be evidenced by one or more accounts or records maintained by such Lender or such L/C Issuer in the ordinary course of business. The Administrative Agent shall maintain the Register in accordance with Section 11.06(c). The accounts or records maintained by each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender or any L/C Issuer and the Register, the Register shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) Maintenance of Records. In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made free and clear of and without condition or (except as expressly provided in Section 3.01) deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Except as otherwise specifically provided for in this Agreement, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.~~(b)~~

(b) ~~(i)~~ (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Term SOFR Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to the Loan in question. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the applicable L/C Issuers, as the case may be, the amount due. With respect to any payment that the Administrative Agent makes for the account of the Lenders or any L/C Issuer hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Appropriate Lenders or the applicable L/C Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this clause (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and Revolving Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Borrowing (other than Swingline Borrowings) shall be made from the Appropriate Lenders, each payment of fees under Section 2.09 and clauses (l) and (m) of Section 2.03 shall be made for account of the Appropriate Lenders, and each termination or reduction of the amount of the Commitments shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective

Commitments; (ii) each Borrowing shall be allocated pro rata among the Lenders according to the amounts of their respective Commitments (in the case of the making of Revolving Loans) or their respective Loans that are to be included in such Borrowing (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of Loans by the Borrower shall be made for account of the Appropriate Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; and (iv) each payment of interest on Loans by the Borrower shall be made for account of the Appropriate Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Appropriate Lenders.

2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any of the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then, in each case under clauses (a) and (b) above, the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Loans and sub-participations in L/C Obligations and Swingline Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i) if any such participations or sub-participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or sub-participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section 2.13 shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or Disqualified Institution), (B) the application of Cash Collateral provided for in Section 2.14, or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or sub-participations in L/C Obligations or Swingline Loans to any assignee or participant, other than an assignment to any Loan Party or any Affiliate thereof (as to which the provisions of this Section 2.13 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14 Cash Collateral.

(a) Obligation to Cash Collateralize. At any time there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any L/C Issuer (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(b) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and agrees to maintain, a first priority security interest (subject to Liens permitted under Sections 7.01(a) and (l))in all such cash, deposit accounts and all balances therein, and all other property so provided as Collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the applicable L/C Issuer as herein provided or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (determined in the case of Cash Collateral provided pursuant to Section 2.15(a)(v), after giving effect to Section 2.15(a)(v) and any Cash Collateral provided by the Defaulting Lender). All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or Sections 2.03, 2.05, 2.15 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Revolving Lender that is a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Revolving Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi))) or (ii) the determination by the Administrative Agent and the applicable L/C Issuer that there exists excess Cash Collateral; provided, however, (A) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (B) the Person providing Cash Collateral and the applicable L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.15 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Class Lenders,” “Required Lenders,” “Required Revolving Lenders,” “Required Term Lenders” and Section 11.01.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer or the Swingline Lender hereunder; third, to Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.14; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (B) Cash Collateralize the L/C Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.14; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise as may be required under the Loan Documents in connection with any Lien conferred thereunder or directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) Fees. No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a), and no such fee shall accrue in favor of such Defaulting Lender, for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Letter of Credit Fees. Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Revolving Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.14.

(C) Defaulting Lender Fees. With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to the applicable L/C Issuer and the Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Applicable Revolving Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Revolving Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 11.20, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under Applicable Law, (A) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (B) second, Cash Collateralize the applicable L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.14.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lender and each L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with their Revolving Commitments (without giving effect to Section 2.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swingline Loans/Letters of Credit. So long as any Revolving Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no L/C Issuer shall be required to issue, extend, increase, reinstate or renew any letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

2.16 Designated Lenders. Each of the Administrative Agent, each L/C Issuer, the Swingline Lender and each Lender at its option may make any Credit Extension or otherwise perform its obligations hereunder through any Lending Office (each, a “Designated Lender”); provided that (i) any exercise of such option shall not affect the obligation of such Borrower to repay any Credit Extension in accordance with the terms of this Agreement and (ii) no Designated Lender shall be entitled to receive reimbursement under Article III or Article XI hereof for any amount which would exceed the amount that would have been payable by the Borrower or any Loan Party to the Lender if it had performed its obligations hereunder through any prior Lending Office. Any Designated Lender shall be considered a Lender; provided that designation of a Designated Lender is for administrative convenience only and does not expand the scope of liabilities or obligations of the Borrower, any Lender or Designated Lender beyond those of the Lender designating such Person as a Designated Lender as provided in this Agreement.

2.17 Increase in Revolving Facility.

(a) Request for Increase. Upon notice to the Administrative Agent (which shall promptly notify the Revolving Lenders), the Borrower may from time to time, request an increase in the Revolving Facility by an amount (for all such requests) not exceeding $45,000,000 (an “Incremental Facility”); provided that any such request for an Incremental Facility shall be in a minimum amount of $5,000,000 and in increments of $1,000,000 in excess thereof, or if less, in an amount equal to the entire remaining unused Incremental Facility. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Revolving Lender is requested to respond (which shall in no event be less than ten (10) Business Days (or such shorter period as may be agreed to by each such Revolving Lender) from the date of delivery of such notice to the Revolving Lenders).

(b) Lender Elections to Increase. Each Revolving Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Revolving Percentage of such requested increase. Any Revolving Lender not responding within such time period shall be deemed to have declined to increase its Revolving Commitment.

(c) Notification by Administrative Agent; Additional Revolving Lenders. The Administrative Agent shall notify the Borrower and each Revolving Lender of the Revolving Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, and subject to the approval of the Administrative Agent (in its reasonable discretion), the L/C Issuers and the Swingline Lender, the Borrower may also invite additional Eligible Assignees to become Revolving Lenders pursuant to a joinder agreement (“New Revolving Lenders”) in form and substance reasonably satisfactory to the Administrative Agent and its counsel; provided that the Borrower shall first offer the request increase to: (i) the existing Revolving Lenders, and each existing Revolving Lender will have the right, but not the obligation, to commit to all, or a portion, of the proposed increase; and (ii) if the existing Revolving Lenders do not agree to provide the requested additional commitments (or fail to respond within the time period specified in accordance with clause (a) above), third party financial institutions constituting Eligible Assignees that are reasonably acceptable to the Administrative Agent, the Swingline Lender, the L/C Issuers, and the Borrower.

(d) Effective Date and Allocations. If the Revolving Facility is increased in accordance with this Section 2.17, the Administrative Agent and the Borrower shall determine the effective date (the “Revolving Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Revolving Lenders and, if applicable, the New Revolving Lenders of the final allocation of such increase and the Revolving Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Revolving Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of the Borrower, certifying that, before and after giving effect to such increase, (i) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects (or if such representation and warranty is qualified by materiality or Material Adverse Effect, it shall be true and correct), on and as of the Revolving Increase Effective Date except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or if such representation and warranty is qualified by materiality or Material Adverse Effect, it shall be true and correct) as of such earlier date, (ii) after giving effect to the incurrence of such Incremental Facility (assuming the full amount of the Incremental Facility has been funded) on a Pro Forma Basis, the Loan Parties would be in compliance with the financial covenants set forth in Section 7.11 recomputed for the most recently completed Measurement Period and (iii) both before and after giving effect to the Incremental Facility, no Event of Default shall have occurred and be continuing. The Administrative Agent shall have received customary closing certificates and legal opinions and all other documents (including resolutions of the board of directors of the Loan Parties) it may reasonably request relating to the corporate or other necessary authority for such Incremental Facility and the validity of such Incremental Facility, and any other matters relevant thereto, all in form and substance reasonably satisfactory to the Administrative Agent. The Borrower shall prepay any Revolving Loans outstanding on the Revolving Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Applicable Revolving Percentages arising from any nonratable increase in the Revolving Commitments under this Section 2.17.

(f) Conflicting Provisions. This Section 2.17 shall supersede any provisions in Section 2.13 or 11.01 to the contrary.

(g) Incremental Facility. Except as otherwise specifically set forth herein, all of the other terms and conditions applicable to such Incremental Facility shall be identical to the terms and conditions applicable to the Revolving Facility.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Defined Terms. For purposes of this Section 3.01, the term “Applicable Law” includes FATCA and the term “Lender” includes any L/C Issuer.

(b) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Laws. If any Applicable Laws (as determined in the good faith discretion of an applicable Withholding Agent) require the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(c) Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes; provided that, notwithstanding any other provision of this Agreement, the Loan Parties shall not be required to bear the cost of any stamp duty, registration, transfer or other similar Taxes arising in connection with the any voluntary transfer or voluntary assignment by a Lender of any of its rights and/or obligations under a Loan Document other than where such transfer or assignment takes place following an Event of Default.

(d) Tax Indemnifications.

(i) Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within fifteen (15) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Each of the Loan Parties shall also, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within fifteen (15) days after written demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.

(ii) Each Lender shall, and does hereby, severally indemnify and shall make payment in respect thereof within fifteen (15) days after written demand therefor, (A) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (B) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (C) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (d)(ii).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority, as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent or as set out in the remainder of this Section 3.01 if earlier, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W–9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W–8BEN–E (or W–8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W–8BEN–E (or W–8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W–8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K–1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W–8BEN–E (or W–8BEN, as applicable); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W–8IMY, accompanied by IRS Form W–8ECI, IRS Form W–8BEN–E (or W–8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit K–2 or Exhibit K–3, IRS Form W–9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K–4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies (or originals, as required) of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for the purposes of this clause (f)(ii)(D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) United Kingdom Withholding Tax Co-operation.

(i) Subject to (ii) below, each Lender and each UK Loan Party which makes a payment to such Lender shall cooperate in completing, as soon as is reasonably practicable, any procedural formalities necessary for such UK Loan Party to obtain authorization to make such payment without withholding or deduction for or on account of Taxes imposed under the laws of the United Kingdom.

(ii) (A) A Lender on the date of this Agreement that (x) holds a passport under the HMRC DT Treaty Passport scheme and (y) wishes such scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence opposite its name in Annex A; and

(B) a Lender which becomes a Lender hereunder after the day on which this Agreement closes that (x) holds a passport under the HMRC DT Treaty Passport scheme and (y) wishes such scheme to apply to this Agreement, shall provide written notification of its scheme reference number and its jurisdiction of tax residence to each UK Loan Party and the Administrative Agent on the date on which such Lender becomes a Lender hereunder, and

(C) Upon satisfying either clause (A) or (B) above, such Lender shall have satisfied its obligation under paragraph (g)(i) above.

(iii) If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (g)(ii) above or paragraph g(iv) below; and:

(A) each UK Loan Party making a payment to such Lender has not made a UK Borrower DTTP Filing in respect of such Lender; or

(B) each UK Loan Party making a payment to such Lender has made a UK Borrower DTTP Filing in respect of such Lender but:

(1) such UK Borrower DTTP Filing has been rejected by HM Revenue & Customs; or

(2) HM Revenue & Customs has not given such UK Loan Party authority to make payments to such Lender without a deduction for or on account of tax within 30 days of the date of such UK Borrower DTTP Filing; or

(3) HM Revenue & Customs has given such UK Loan Party authority to make payments to such Lender without a deduction for or on account of tax but such authority has subsequently been revoked or expired;

and in each case, such UK Loan Party has notified that Lender in writing, then such Lender and such UK Loan Party shall co-operate in completing any additional procedural formalities necessary for such UK Loan Party to obtain authorization to make that payment without withholding or deduction for or on account of Taxes imposed under the laws of the United Kingdom.

(iv) A Lender which has not provided the indication referred to in paragraph (g)(ii) above but which holds a passport under the HMRC DT Treaty Passport scheme and subsequently wishes that scheme to apply to this Agreement shall notify the Administrative Agent of its scheme number and its jurisdiction of tax residence.

(v) Where a Lender notifies the Administrative Agent of its scheme reference number and its jurisdiction of tax residence pursuant to paragraph (g)(ii) or (g)(iv), each UK Loan Party shall file a duly completed form DTTP2 in respect of such Lender with HMRC within 30 days.

(vi) If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (g)(ii) or (g)(iv) above, no UK Loan Party shall make a UK Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment(s) or its participation in any Loan unless the Lender otherwise agrees.

(vii) Each UK Loan Party shall, promptly on making a UK Borrower DTTP Filing, deliver a copy of such UK Borrower DTTP Filing to the Administrative Agent for delivery to the relevant Lender.

(viii) Each Lender shall provide written notification to each UK Loan Party on the date on which it becomes a Lender hereunder (which notification may be contained in the Assignment and Assumption or in the information provided in Annex A), and without liability to any Borrower, whether it is a UK Qualifying Lender (other than a UK Treaty Lender), a UK Treaty Lender or not a UK Qualifying Lender. If a Lender fails to indicate its status in accordance with this Section, then such Lender shall be treated for the purposes of the Loan Documents as if it is not a UK Qualifying Lender until such time as it notifies such UK Loan Party that it is a UK Qualifying Lender.

(ix) Each Lender shall notify the Borrower and Administrative Agent in writing if it determines in its sole discretion that it is ceases to be a UK Qualifying Lender.

(h) Treatment of Certain Refunds. Unless required by Applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall, as soon as reasonably practicable, pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (h), in no event will the applicable Recipient be required to pay any amount to such Loan Party pursuant to this clause (h) the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (h) shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(i) VAT. All amounts expressed to be payable under any Loan Document by any party to a Recipient, Administrative Agent, or Arranger (each, for the purposes of this paragraph 3.01(i), a “Finance Party”) which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, if VAT is or becomes chargeable on any supply made by any Finance Party to any party under a Loan Document and such Finance Party is required to account to the relevant tax authority for the VAT, that party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that party). Where a Loan Document requires any party to reimburse or indemnify a Finance Party for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(j) Tax and Transfers. If a Lender assigns or transfers any of its rights or obligations with respect to such Loan or changes its lending office in respect of such Loan, and as a result of circumstances existing at the date the assignment, transfer or change occurs, the Loan Parties would be obliged to make a payment (or increased payment) to the successor or assign or Lender acting through its new lending office under this Section 3.01 in respect of withholding or deduction for or on account Taxes, then such successor or assign or Lender acting through its new lending office is only entitled to receive payment under this Section 3.01 to the same extent as the assigning or transferring Lender or Lender acting through its previous lending office would have been if the assignment, transfer or change had not occurred. This paragraph (j) shall not apply in relation to a Treaty Lender that has included a confirmation of its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (g)(ii)(B) if the UK Loan Party making the payment has not made a UK Borrower DTTP Filing in respect of that Treaty Lender in accordance with paragraph g(v).

(k) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02 Illegality~~(a)~~ .

(a) If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to SOFR or Term SOFR, or to determine or charge interest rates based upon SOFR or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (i) any obligation of such Lender to make or continue Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (A) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loans and (B) if such notice asserts the illegality of such Lender determining or charging interest rates based upon Term SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05.

(b) If, in any applicable jurisdiction, the Administrative Agent, any L/C Issuer or any Lender or any Designated Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Administrative Agent, any L/C Issuer or any Lender or its applicable Designated Lender to (i) perform any of its obligations hereunder or under any other Loan Document, (ii) to fund, hold a commitment or maintain its participation in any Loan or Letter of Credit or (iii) issue, make, maintain, fund or charge interest or fees with respect to any Credit Extension to the Borrower, such Person shall promptly notify the Administrative Agent, then, upon the Administrative Agent notifying the Borrower, and until such notice by such Person is revoked, any obligation of such Person to issue, make, maintain, fund or charge interest or fees with respect to any such Credit Extension shall be suspended, and to the extent required by Applicable Law, cancelled. Upon receipt of such notice, the Loan Parties shall, (A) repay that Person’s participation in the Loans or other applicable Obligations on the last day of the Interest Period for each Loan or other Obligation occurring after the Administrative Agent has notified the Borrower or, if earlier, the date specified by such Person in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by Applicable Law), (B) to the extent applicable to the L/C Issuers, Cash Collateralize that portion of applicable L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized and (C) take all reasonable actions requested by such Person to mitigate or avoid such illegality.

3.03 Inability to Determine Rates.

(a) ~~(a)~~ Inability to Determine Rates Generally. If in connection with any request for a Term SOFR Loan or a conversion of Base Rate Loans to Term SOFR Loans or a continuation of any of such Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 3.03(b), and the circumstances under clause (i) of Section 3.03(b) or the Scheduled Unavailability Date has occurred, or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Administrative Agent determine that for any reason that Term SOFR for any requested Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.

Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Loans, or to convert Base Rate Loans to Term SOFR Loans, shall be suspended (to the extent of the affected Term SOFR Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 3.03(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice.

Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of, or conversion to, or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein and (ii) any outstanding Term SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately at the end of their respective applicable Interest Period.

(b) ~~(b)~~ Replacement of Term SOFR or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i) ~~(i)~~ adequate and reasonable means do not exist for ascertaining one (1) month, three (3) month and six (6) month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) ~~(ii)~~ CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one (1) month, three (3) month and six (6) month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such interest periods of Term SOFR after such specific date (the latest date on which one (1) month, three (3) month and six (6) month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Scheduled Unavailability Date”);

then, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR plus the SOFR Adjustment for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate”).

If the Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest payments will be payable on a quarterly basis.

Notwithstanding anything to the contrary herein, (i) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 3.03(b)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then in each case, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section 3.03 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate agreed to by the Administrative Agent and the Borrower giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such benchmark. For the avoidance of doubt, any such proposed rate and adjustments shall constitute a “Successor Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, the Administrative Agent, in consultation with the Borrower, will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

For purposes of this Section 3.03, those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Loans in Dollars shall be excluded from any determination of Required Lenders.

3.04 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any L/C Issuer;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (e) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any L/C Issuer any other condition, cost or expense affecting this Agreement or Term SOFR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c) Mandatory Costs. If any Lender or any L/C Issuer incurs any Mandatory Costs attributable to the Obligations, then from time to time the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such Mandatory Costs. Such amount shall be expressed as a percentage rate per annum and shall be payable on the full amount of the applicable Obligations.

(d) Certificates for Reimbursement. A certificate of a Lender or an L/C Issuer setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in clause (a), (b) or (c) of this Section 3.04 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(e) [Reserved].

(f) Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05 Compensation for Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Term SOFR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Term SOFR Loan made by it at the Term SOFR for such Loan by a matching deposit or other borrowing in the interbank market for a comparable amount and for a comparable period, whether or not such Term SOFR Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender, any L/C Issuer, or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower, such Lender or such L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or any L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 11.13.

3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, resignation of the Administrative Agent and the Facility Termination Date.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension. The obligation of any L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction (or waiver by the Lenders) of the following conditions precedent:

(a) Execution of Credit Agreement; Loan Documents. The Administrative Agent shall have received (i) counterparts of this Agreement, executed by a Responsible Officer of each Loan Party and a duly authorized officer of each Lender, (ii) for the account of each Lender requesting a Note, a Note executed by a Responsible Officer of the Borrower, (iii) counterparts of the Security Agreement and each other Collateral Document required to be delivered on the Closing Date (subject to any applicable grace period set out in any such Collateral Document), executed by a Responsible Officer of the applicable Loan Parties and a duly authorized officer of each other Person party thereto, as applicable and (iv) counterparts of any other Loan Document required to be delivered on the Closing Date, executed by a Responsible Officer of the applicable Loan Party and a duly authorized officer of each other Person party thereto, all of which shall be duly affixed with applicable stamp duty, if applicable.

(b) Officer’s Certificate. The Administrative Agent shall have received an Officer’s Certificate dated the Closing Date, certifying as to (i) the Organization Documents of each Loan Party (which, to the extent filed with a Governmental Authority, shall be certified as of a recent date by such Governmental Authority) and including a copy of the updated register of mortgages and charges of Holdings that such Organization Documents are true, correct and complete, (ii) the resolutions of the governing body of each Loan Party (being, in respect of any UK Loan Party, the resolutions adopted by the board of directors or other governing body, and where applicable, the shareholders of such UK Loan Party) authorizing and approving the transactions contemplated hereunder and under the other Loan Documents and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, (iii) the good standing, existence or its equivalent of each Loan Party (to the extent such concept is applicable in the relevant jurisdiction) and of the incumbency (including specimen signatures) of the Responsible Officers of each Loan Party, (iv) as relevant in respect of each Foreign Loan Party, confirming that borrowing, guaranteeing or securing, as appropriate, would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded and (v) satisfaction of the conditions set forth in clause (j) below and in this Section 4.01.

(c) Legal Opinions of Counsel. The Administrative Agent shall have received customary opinions of each of (i) Sidley Austin LLP, as New York counsel to the Loan Parties, (ii) Winston & Strawn London LLP, in respect of the UK Collateral Documents and the UK Loan Parties as to (A) the capacity of the UK Loan Parties to enter into the Loan Documents to which they are a party and (B) the enforceability of the UK Collateral Documents and (iii) Walkers (Cayman), LLP, in respect of the Cayman Loan Parties, in each case, dated the Closing Date and addressed to the Administrative Agent and the Lenders, in form and substance reasonably acceptable to the Administrative Agent.

(d) Financial Statements. The Administrative Agent and the Lenders shall have received copies of the financial statements and projections referred to in Section 5.05 and projections for Holdings and its Subsidiaries for the five years following the Closing Date. The Administrative Agent hereby acknowledges the receipt of the financial statements referred to in Section 5.05(a) and (b).

(e) Personal Property Collateral. The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent:

(i) (A) searches of UCC (or its equivalent in the relevant jurisdiction) filings in the jurisdiction of incorporation or formation, as applicable, of each Loan Party and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens and (B) tax lien, judgment and bankruptcy searches;

(ii) searches of ownership of Intellectual Property owned by each of the Loan Parties in the appropriate U.S. governmental offices and such patent/trademark/copyright filings as requested by the Administrative Agent in order to perfect the Administrative Agent’s security interest in the U.S. Intellectual Property owned by each Domestic Loan Party;

(iii) UCC (or its equivalent in the relevant jurisdiction) financing statements for each appropriate jurisdiction as is necessary and applicable, to perfect the Administrative Agent’s security interest in the Collateral;

(iv) (A) stock or membership certificates, if any, evidencing the Pledged Equity and undated stock or transfer powers duly executed in blank; in each case to the extent such Pledged Equity is certificated and (B) to the extent applicable, an update to the register of mortgages with respect to any Pledged Equity pledged by Holdings;

(v) to the extent required to be delivered, filed, registered or recorded pursuant to the terms and conditions of the Collateral Documents, all instruments, documents (including relevant page(s) of the register or mortgages and charges of Holdings showing the pledge registration) and chattel paper in the possession of any of the Loan Parties, together with allonges or assignments as may be necessary or appropriate to create and perfect the Administrative Agent’s and the Lenders’ security interest in the Collateral; and

(vi) a perfection certificate executed and delivered by a Responsible Officer of each Domestic Loan Party.

(f) Liability, Casualty, Property, Terrorism and Business Interruption Insurance. The Administrative Agent shall have received certificates of insurance or insurance binders evidencing liability, casualty, property, terrorism and business interruption insurance meeting the requirements set forth herein or in the Collateral Documents.

(g) Solvency Certificate. The Administrative Agent shall have received a Solvency Certificate signed by a Responsible Officer of the Borrower as to the financial condition, solvency and related matters of the Loan Parties and their Subsidiaries, taken as a whole, both immediately before and immediately after giving effect to the initial Borrowings under the Loan Documents and the other transactions contemplated hereby.

(h) Loan Notice. The Administrative Agent shall have received a Loan Notice with respect to the Loans to be made on the Closing Date.

(i) Existing Indebtedness of the Loan Parties. All of the existing Indebtedness under that certain Amended and Restated Credit Agreement, dated as of December 21, 2017 (as in effect immediately prior to the Closing Date), by and among certain of the Loan Parties, the lenders party thereto and Silicon Valley Bank, as administrative agent, shall be repaid in full and all security interests related thereto shall be terminated on or prior to the Closing Date, as evidenced by a payoff letter reasonably satisfactory to the Administrative Agent (collectively, the “Closing Date Refinancing”).

(j) No Material Adverse Effect; No Litigation. (i) Since December 31, 2020, no Material Adverse Effect has occurred and (ii) there shall not exist any action, suit, investigation or proceeding pending or, to the knowledge of any Loan Party, threatened, in writing, in any court or before any arbitrator or governmental authority that could be reasonably expected to have a Material Adverse Effect.

(k) Anti-Money-Laundering; Beneficial Ownership. Upon the reasonable request of any Lender, the Borrower shall have provided to such Lender at least three (3) Business Days prior to the Closing Date, and such Lender shall be reasonably satisfied with: (i) all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act, to extent requested at least ten (10) days prior to the Closing Date, and (ii) to the extent that the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in the form required by the Beneficial Ownership Regulation in relation to the Borrower.

(l) Fees and Expenses. The Administrative Agent, the Lenders and the Arranger shall have received payment of all reasonable and documented out-of-pocket fees and expenses (including the reasonable and documented out-of-pocket fees and expenses of counsel (including local counsel) for the Administrative Agent to the extent invoiced at least three (3) days prior to the Closing Date (or such shorter period agreed to be the Borrower)) owing pursuant the Loan Documents (including, without limitation, the Closing Date Fee Letter).

Without limiting the generality of the provisions of Section 9.03(c), for purposes of determining compliance with the conditions specified in this Section 4.01, the Administrative Agent and each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Credit Extensions. The obligation of each Lender and each L/C Issuer to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Term SOFR Loans) is subject to the following conditions precedent:

(a) Representations and Warranties. The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct on and as of the date of such Credit Extension (or, with respect to any representation or warranty which by its terms is made as of a specified date, as of such specified date) and (ii) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects on and as of the date of such Credit Extension (or, with respect to any representation or warranty which by its terms is made as of a specified date, as of such specified date), and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively.

(b) Default. No Default or Event of Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) Request for Credit Extension. The Administrative Agent and, if applicable, the applicable L/C Issuer or the Swingline Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Term SOFR Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension (other than any such condition that has been waived in accordance with this Agreement).

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent and the Lenders, as of the date made or deemed made, that:

5.01 Existence, Qualification and Power. Each Loan Party and each of its Subsidiaries (a) is duly organized, incorporated or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (a) (solely to the extent applicable to a Non-Loan Party), (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of (or the requirement to create) any Lien (other than Permitted Liens) under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, except for any such conflict, breach, or contravention that would not reasonably be expected to have a Material Adverse Effect; or (c) violate any Applicable Law, except for any such violations that would not reasonably be expected to have a Material Adverse Effect.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents or (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof, subject to Permitted Liens), other than (i) authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made, and routine disclosures required under securities laws and regulations, (ii) filings to perfect the Liens created by the Collateral Documents and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, (ii) the need for filings and registrations necessary to perfect the Liens on Collateral granted by the Loan Parties in favor of the Secured Parties and (iii) the effect of foreign Laws, rules and regulations as they relate to pledges of Equity Interests in Foreign Subsidiaries.

5.05 Financial Statements; No Material Adverse Effect.

(a) Audited Financial Statements. The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present in all material respects the financial condition of Holdings and its Subsidiaries on a Consolidated basis as of the date thereof and their results of operations, cash flows and changes in shareholders’ equity for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) Quarterly Financial Statements. The unaudited Consolidated balance sheet of Holdings and its Subsidiaries dated as of June 30, 2020, and the related Consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present in all material respects the financial condition of Holdings and its Subsidiaries on a Consolidated basis as of the date thereof and their results of operations, cash flows and changes in shareholders’ equity for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Projections. The Consolidated financial projections of Holdings and its Subsidiaries for the five (5) year period commencing July 1, 2021 and delivered to the Administrative Agent on October 25, 2021 (i) were prepared by the Loan Parties in good faith and (ii) when taken as a whole, were prepared in good faith based upon reasonable assumptions at the time furnished (it being agreed by the Administrative Agent and the Lenders that such projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond your control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ from projected results and that such differences may be material).

(d) Material Adverse Effect. Since December 31, 2020, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any Subsidiary or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if reasonably expected to be determined adversely and if so determined adversely, would reasonably be expected to have a Material Adverse Effect.

5.07 No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation, which default could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property. Each Loan Party and each of its Subsidiaries has good record and indefeasible title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.09 Environmental Matters.

(a) Except as could not, individually or in the aggregate, reasonably be expected to result in any Material Adverse Effect on any of the Loan Parties or any of their respective Subsidiaries:

(i) (A) there are no, and to the best knowledge of the Loan Parties, never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned, leased or operated by any Loan Party or any of its Subsidiaries or, to the knowledge of the Loan Parties, on any property formerly owned, leased or operated by any Loan Party or any of its Subsidiaries; (B) there is no, and to the knowledge of the Loan Parties, never has been any asbestos or asbestos-containing material on, at or in any property currently owned, leased or operated by any Loan Party or any of its Subsidiaries; (C) Hazardous Materials have not been released on, at, under or from any property currently or, to the knowledge of the Loan Parties, formerly owned, leased or operated by any Loan Party or any of its Subsidiaries or any property by or on behalf, or otherwise arising from the operations, of any Loan Party or any of its Subsidiaries; and (D) no Loan Party or any of its Subsidiaries has become subject to any Environmental Liability or knows of any facts or circumstances that would reasonably be expected to give rise to any Environmental Liability;

(ii) (A) Neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened Release of Hazardous Materials at, on, under, or from any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and (B) all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner which would not reasonably expected to result in liability to any Loan Party or any of its Subsidiaries;

(iii) The Loan Parties and their respective Subsidiaries: (A) are, and within the last three (3) years have been, in compliance with all applicable Environmental Laws; (B) hold all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased, or otherwise operated by any of them; and (C) are, and within the last three (3) years have been, in compliance with all of their Environmental Permits.

5.10 Insurance. The Loan Parties are in compliance with the requirements of Section 6.07.

5.11 Taxes. Except as could not reasonably be expected to result in a Material Adverse Effect, either individually or in the aggregate: (a) each Loan Party and its Subsidiaries have filed all federal, state and other tax returns and reports required to be filed, and have paid all federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except taxes, assessments, fees or other governmental charges that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP; and (b) there is no proposed tax assessment against any Loan Party or any Subsidiary, nor is there any tax sharing agreement applicable to Holdings or any Subsidiary.

5.12 ERISA Compliance.

(a) Each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state laws except for matters that have not resulted, and would not reasonably be expected to result, in a Material Adverse Effect. Except as has not resulted, and would not reasonably be expected to result in a Material Adverse Effect, each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Loan Parties, nothing has occurred which would prevent, or cause the loss of, such qualification.

(b) There are no pending or, to the knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c) Except for matters that have not resulted, and would not reasonably be expected to result in a Material Adverse Effect, (i) no ERISA Event has occurred, and no Loan Party is aware of any fact, event or circumstance that would reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan or Multiemployer Plan; (ii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and no Loan Party knows of any facts or circumstances that would reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iii) no Loan Party or any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are delinquent; (iv) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that would reasonably be expected to be subject to Section 4069 or Section 4212(c) of ERISA; and (v) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that would reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d) The Borrower represents and warrants as of the Closing Date that the Borrower is not and will not be using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to the Borrower’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement.

(e) Except for matters that have not resulted, and would not reasonably be expected to result, in a Material Adverse Effect, with respect to any Foreign Plan, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.

5.13 Margin Regulations; Investment Company Act.

(a) Margin Regulations. Neither Holdings nor any of its Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than twenty-five percent (25%) of the value of the assets (either of the Borrower only or of Holdings and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between Holdings or any of its Subsidiaries and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

(b) Investment Company Act. None of Holdings or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.14 Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished), contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to forecasted or projected financial information concerning Holdings and its Subsidiaries that have been, or are hereafter, made available to the Administrative Agent (i) when taken as a whole, have been prepared in good faith based upon assumptions that are believed by the Borrower to be reasonable at the time so furnished, (ii) are not to be viewed as facts, (iii) are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower, and (iv) are qualified by the fact that no assurance can be given that any such forecasts or projections will be realized and that actual results during the period or periods covered by any such forecasts or projections may differ significantly from the forecasted or projected results and such differences may be material.

5.15 Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance with the requirements of all Applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.16 Solvency. The Loan Parties, together with their Subsidiaries, taken as a whole, on a Consolidated basis, are Solvent.

5.17 [Reserved].

5.18 Sanctions Concerns and Anti-Corruption Laws.

(a) Sanctions Concerns. No Loan Party, nor any Subsidiary, nor, to the knowledge of the Loan Parties and their Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by one or more individuals or entities that are (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals or HMT’s Consolidated List of Financial Sanctions Targets, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction. The Loan Parties and their Subsidiaries have conducted their businesses in compliance with all applicable Sanctions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Sanctions.

(b) Anti-Corruption Laws. The Loan Parties and their Subsidiaries have conducted their business in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other applicable anti-corruption legislation in other jurisdictions, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

5.19 [Reserved].

5.20 Subsidiaries; Joint Ventures, Partnerships and Equity Investments. Set forth on Schedule 5.20, is the following information which is true and complete in all material respects as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Sections 6.02(b), 6.12 and 6.13: (i) a complete and accurate list of all Subsidiaries, joint ventures and partnerships and other equity investments of the Loan Parties as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Sections 6.12 and 6.13, (ii) the number and percentage of outstanding shares of each class of Equity Interests owned by the Loan Parties and their Subsidiaries and (iii) the class or nature of such Equity Interests (i.e., voting, non-voting, preferred, etc.). The outstanding Equity Interests in all Subsidiaries are validly issued, fully paid and non-assessable and are owned free and clear of all Liens (other than Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents). As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other similar agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to the Equity Interests of any Loan Party or any Subsidiary thereof, except as contemplated in connection with the Loan Documents.

5.21 Collateral Representations.

(a) Collateral Documents. The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Permitted Liens) on all right, title and interest of the respective Loan Parties in the Collateral described therein. Except for filings completed prior to the Closing Date and as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens, subject to any exceptions with respect to the requirement to perfect such Liens expressly set forth in the Collateral Documents; provided that, solely in the case of the UK Collateral Documents, this Section 5.21(a) shall be subject to the Legal Reservations.

(b) Intellectual Property. Set forth on Schedule 5.21(b), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Sections 6.02(b), 6.12 and 6.13, is a list of all registered or issued Intellectual Property (including all pending applications for registration and issuance) owned by each of the Domestic Loan Parties and upon the occurrence and during the continuation of a Foreign Lien Trigger Event, each Foreign Loan Party (including the name/title, current owner, registration or application number, and registration or application date and such other information as reasonably requested by the Administrative Agent).

(c) Documents, Instrument, and Tangible Chattel Paper. Set forth on Schedule 5.21(c), as of the Closing Date and as of the last date such Schedule 5.21(c) was required to be updated in accordance with Sections 6.02(b), 6.12 and 6.13, is a description of all Documents, Instruments, and Tangible Chattel Paper (each as defined in the UCC) of the Loan Parties (including the Loan Party owning such Document, Instrument and Tangible Chattel Paper and such other information as reasonably requested by the Administrative Agent), in each case, individually and in the aggregate, with a value in excess of $2,500,000 and, with respect to Documents, excluding inventory and equipment in transit or out for repair or laptop computers, cellular telephones and/or other electronic devices held by employees in the ordinary course of business.

(d) Deposit Accounts, Electronic Chattel Paper, Letter-of-Credit Rights, and Securities Accounts.

(i) [Reserved].

(ii) Set forth on Schedule 5.21(d)(ii), as of the Closing Date and as of the last date such Schedule 5.21(d)(ii) was required to be updated in accordance with Sections 6.02(b), 6.12 and 6.13, is a description of all Electronic Chattel Paper (as defined in the UCC) and Letter-of-Credit Rights (as defined in the UCC) of the Loan Parties, in each case, individually or in the aggregate, with a value in excess of $2,500,000, including the name of (A) the applicable Loan Party, (B) in the case of Electronic Chattel Paper (as defined in the UCC), the account debtor and (C) in the case of Letter-of-Credit Rights (as defined in the UCC), the issuer or nominated person, as applicable.

(e) Commercial Tort Claims. Set forth on Schedule 5.21(e), as of the Closing Date and as of the last date such Schedule 5.21(e) was required to be updated in accordance with Sections 6.02(b), 6.12 and 6.13, is a description of all Commercial Tort Claims (as defined in the UCC) of the Loan Parties (detailing such Commercial Tort Claim in such detail as reasonably requested by the Administrative Agent), individually with a reasonably estimated value (in the good faith determination of the Borrower) in excess of $2,500,000.

(f) Pledged Equity Interests. Set forth on Schedule 5.21(f), as of the Closing Date and as of the last date such Schedule 5.21(f) was required to be updated in accordance with Sections 6.02(b), 6.12 and 6.13, is a list of (i) all Pledged Equity and (ii) all other Equity Interests required to be pledged to the Administrative Agent pursuant to the Collateral Documents (in each case, detailing the Grantor (as defined in the Security Agreement), the Person whose Equity Interests are pledged, the number of shares of each class of Equity Interests, the certificate number and percentage ownership of outstanding shares of each class of Equity Interests and the class or nature of such Equity Interests (i.e., voting, non-voting, preferred, etc.)).

5.22 Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

5.23 Covered Entities. No Loan Party is a Covered Entity.

5.24 Beneficial Ownership Certification. The information included in the Beneficial Ownership Certification, if applicable, is true and correct in all material respects as of the Closing Date.

5.25 Designation as Senior Indebtedness. The Obligations constitute “Senior Indebtedness” or any similar designation (with respect to indebtedness that having the maximum rights as “senior debt”) under and as defined in any Junior Financing Documents and the subordination provisions set forth in each such agreement are legally valid and enforceable against the parties thereto.

5.26 Intellectual Property; Licenses, Etc. Each Loan Party and each of its Subsidiaries owns, or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, trade secrets, know-how, licenses and other intellectual property rights that are reasonably necessary in the operation of their respective businesses, without conflict with the rights of any other Person, except to the extent such conflicts, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Loan Parties, neither the operation of the businesses of any Loan Party or any of its Subsidiaries, as currently conducted, nor the current use of any intellectual property by any Loan Party or any of its Subsidiaries infringes, misappropriates or otherwise violates upon any rights held by any other Person, except for such infringements, misappropriations and violations, either individually or in the aggregate, which would not reasonably be expected to have a

Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Loan Parties, threatened in writing against any Loan Party, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.27 Labor Matters. There are no material collective bargaining agreements covering the employees of the Borrower or any of its Subsidiaries as of the Closing Date and neither the Borrower nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last three (3) years preceding the Closing Date.

5.28 Representations as to Foreign Loan Parties. Each Foreign Loan Party represents and warrants to the Administrative Agent and the Lenders that:

(a) Such Foreign Loan Party is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Foreign Loan Party, the “Applicable Foreign Loan Party Documents”), and the execution, delivery and performance by such Foreign Loan Party of the Applicable Foreign Loan Party Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Foreign Loan Party nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Loan Party is organized and existing in respect of its obligations under the Applicable Foreign Loan Party Documents.

(b) The Applicable Foreign Loan Party Documents are in proper legal form under the Laws of the jurisdiction in which such Foreign Loan Party is organized and existing for the enforcement thereof against such Foreign Loan Party under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Loan Party Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Loan Party Documents that the Applicable Foreign Loan Party Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Loan Party is organized and existing or that any registration charge or stamp or similar tax be paid on the Applicable Foreign Loan Party Documents, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Loan Party Document or any other document is sought to be enforced or brought into the Cayman Islands and (ii) any charge or tax as has been timely paid.

(c) There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which such Foreign Loan Party is organized and existing either on or by virtue of the execution or delivery of the Applicable Foreign Loan Party Documents, except as has been disclosed to the Administrative Agent and provided that the Loan Documents are executed and remain outside of the Cayman Islands. It is not required under the Laws of the jurisdiction in which any Foreign Loan Party is incorporated or resident or at the address specified for the Foreign Loan Parties on Schedule 1.01(a) to make any deduction for or on account of Tax from any payment under any Loan Documents to a Lender which is:

(i) a UK Qualifying Lender falling within paragraph (a) of the definition of “UK Qualifying Lender”;

(ii) a UK Qualifying Lender falling within paragraphs (b) to (d) of the definition of “UK Qualifying Lender” other than where a Direction has been given under section 931 of the UK Income Tax Act 2007 in relation to the payment concerned; or

(iii) a Treaty Lender where the payment is one specified in a direction given by the Commissioners of Revenue & Customs under Regulation 2 of the Double Taxation Relief (Taxes on Income) (General) Regulations 1970 (SI 1970/488),

(d) The execution, delivery and performance of the Applicable Foreign Loan Party Documents executed by such Foreign Loan Party are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Loan Party is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

(e) The choice of the law of the State of New York as the governing law of the Loan Documents will be recognized and enforced in each Foreign Loan Party’s jurisdiction of incorporation and any judgment obtained in New York in relation to a Loan Document will be recognized and enforced in such Foreign Loan Party’s jurisdiction of incorporation.

(f) Under the Laws of the jurisdiction in which any Foreign Loan Party is incorporated it is not necessary that the Loan Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Loan Documents or the transactions contemplated by the Loan Documents, provided that the Loan Documents are executed and remain outside of the Cayman Islands.

ARTICLE VI

AFFIRMATIVE COVENANTS

Each of the Loan Parties hereby covenants and agrees that on the Closing Date and thereafter until the Facility Termination Date, such Loan Party shall, and shall cause each of its Subsidiaries to:

6.01 Financial Statements. Deliver to the Administrative Agent:

(a) Audited Financial Statements. Within one-hundred and fifty days (150) days after the end of each fiscal year of Holdings (commencing with the fiscal year ended December 31, 2021) a Consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year, and the related Consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such Consolidated audited and accompanied by a report and opinion of an independent certified public accountant of nationally or regionally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, other than a going concern exception or explanatory note resulting solely from (x) an upcoming maturity date of permitted Indebtedness occurring within one year from the time such opinion is delivered or (y) any prospective or actual breach of any financial maintenance covenant set forth in Section 7.11.

(b) Quarterly Financial Statements. Within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of Holdings (commencing with the fiscal quarter ended September 30, 2021), a Consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal quarter, and the related Consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal quarter and for the portion of Holdings’ fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP certified by the chief executive officer, chief financial officer, treasurer or controller who is a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Holdings and its Subsidiaries in all material respects, subject only to normal year-end audit adjustments and the absence of footnotes.

(c) Business Plan and Budget. Within ninety (90) days after the end of each fiscal year of Holdings, an annual business plan and budget of Holdings and its Subsidiaries on a Consolidated basis, in form reasonably satisfactory to the Administrative Agent and the Required Lenders, of Consolidated balance sheets and statements of income or operations and cash flows of Holdings and its Subsidiaries for the immediately following fiscal year.

(d) 13-Week Cash Flow Forecasts. Commencing with 5:00 p.m. (Chicago time) on December 31, 2023 and continuing on the last day of each calendar month thereafter during the Covenant Relief Period (each such day, a “Specified Reference Date”), the Borrower shall deliver to Administrative Agent, within five (5) Business Days after the end of each such calendar month, a rolling 13-week cash flow forecast for the Loan Parties covering the 13-week period beginning on each such Specified Reference Date (each such forecast to be in a form consistent with the cash flow forecasts previously submitted to the Administrative Agent (or such other form as agreed to by the Administrative Agent and the Borrower)).

As to any information contained in materials furnished pursuant to Section 6.02(e), the Loan Parties shall not be separately required to furnish such information under Section 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Loan Parties to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.

6.02 Certificates; Other Information. Deliver to the Administrative Agent:

(a) Compliance Certificate. Concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal year ended December 31, 2021), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller which is a Responsible Officer of the Borrower. Unless the Administrative Agent or a Lender requests executed originals, delivery of the Compliance Certificate may be by electronic communication including fax or email and shall be deemed to be an original and authentic counterpart thereof for all purposes.

(b) Updated Schedules. Concurrently with the delivery of the Compliance Certificate referred to in Section 6.02(a) with respect to financial statements referred to in Section 6.01(a) and, solely with respect to Schedule 5.21(b), with respect to financial statements referred to in Section 6.01(b), the following updated Schedules to this Agreement (which may be attached to the Compliance Certificate) to the extent required to make the representation related to such Schedule true and correct in all material respects as of the date of such Compliance Certificate: Schedules 5.20(a), 5.21(b), 5.21(c), 5.21(d)(ii), 5.21(e) and 5.21(f).

(c) Changes in Entity Structure. Within ten (10) Business Days following any merger, consolidation, dissolution or other change in entity structure of any Loan Party or any of its Subsidiaries permitted pursuant to the terms hereof (or such longer time as agreed to by the Administrative Agent), provide notice of such change in entity structure to the Administrative Agent, along with such other information as reasonably requested by the Administrative Agent. Provide notice to the Administrative Agent, not less than ten (10) Business Days following (or such extended period of time as agreed to by the Administrative Agent) any change in any Loan Party’s legal name, state of organization, or organizational existence.

(d) [Reserved].

(e) Annual Reports; Etc. Promptly after the same are available, copies of each annual report, proxy or annual, regular, periodic and special reports and registration statements which such Loan Party may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange.

(f) SEC Notices. Promptly, and in any event within thirty (30) days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each formal order of investigation (or comparable order in any applicable non-U.S. jurisdiction) received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any Loan Party or any Subsidiary thereof.

(g) Notices. Not later than ten (10) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of all material notices, requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to any instrument, indenture, loan or credit or similar agreement, in each case, that has a maximum amount of Indebtedness thereunder in an amount above the Threshold Amount, regarding or related to any breach or default by any party thereto or any other event that could materially impair the value of the interests or the rights of any Loan Party or otherwise have a Material Adverse Effect and, from time to time upon request by the Administrative Agent, such information and reports regarding such instruments, indentures and loan and credit and similar agreements as the Administrative Agent may reasonably request (subject to any confidentiality provisions set forth therein).

(h) [Reserved].

(i) Anti-Money-Laundering. Promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act.

(j) Beneficial Ownership. Promptly following any request therefor, and to the extent any Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, an updated Beneficial Ownership Certification reflecting any change in the information provided in the Beneficial Ownership Certification (if any) delivered to any Lender in relation to such Loan Party that would result in a change to the list of beneficial owners identified in such certification.

(k) Additional Information. Promptly, such additional information regarding the business, operations and financial affairs of any Loan Party or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request; provided, that such additional information (i) does not constitute non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is not prohibited by Law or any binding agreement with any third party and (iii) is not subject to attorney-client or similar privilege and does not constitute attorney work product.

(l) Deemed Delivery of Public Filings. Documents required to be delivered pursuant to Section 6.01(a) or (b) or Sections 6.02(e), (f) or (g) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the documents are filed and made available to the public on the SEC’s website or the Borrower’s website; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

(m) Borrower Materials. Each Loan Party hereby acknowledges that (i) the Administrative Agent and/or an Affiliate thereof may, but shall not be obligated to, make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar or a substantially similar electronic transmission system (the “Platform”) and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Loan Parties or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Loan Party hereby agrees that so long as the Borrower is the issuer of any outstanding debt or Equity Interests that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (A) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (B) by marking Borrower Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Administrative Agent, any Affiliate thereof, the Arranger, any L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (C) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (D) the Administrative Agent and any Affiliate thereof and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”.

6.03 Notices. Promptly notify the Administrative Agent:

(a) of the occurrence of any Default or Event of Default;

(b) of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect;

(c) of the occurrence of any ERISA Event that has resulted or would reasonably be expected to result in a Material Adverse Effect; and

(d) of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and to the extent applicable, stating what action the Borrower has taken and proposes to take with respect thereto.

6.04 Payment of Obligations. Except, in each case, to the extent the failure to pay or discharge the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, pay and discharge as the same shall become due and payable, all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary.

6.05 Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except (i) in a transaction permitted by Section 7.04 or 7.05 or (ii) other than with respect to any Loan Party, to the extent that the failure to remain in good standing would not reasonably be expected to have a Material Adverse Effect.

(b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and

(c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties.

(a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear, casualty events, and condemnation events excepted; and

(b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and its Subsidiaries) as are customarily carried under similar circumstances by such other Persons. Upon request by the Administrative Agent, the Loan Parties shall provide, or cause to be provided, to the Administrative Agent, such evidence of insurance as reasonably requested by the Administrative Agent.

6.08 Compliance with Laws.

(a) Comply with the requirements of all Applicable Laws (including laws in respect of financial assistance) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

(b) Observe and comply with all obligations and laws to which it in its capacity as registered proprietor, beneficial owner, user, licensor or licensee of the Intellectual Property which is required to conduct the business of the Borrower and where failure to do so would have a Material Adverse Effect.

(c) Do all acts as are necessary to preserve, maintain, protect and safeguard such Intellectual Property as is required to conduct the business of the Borrower where failure to do so would have a Material Adverse Effect and not change, terminate or discontinue the use of any of such Intellectual

Property nor allow it to be infringed or used in such a way that it is put at risk by becoming generic or by being identified as disreputable if in each case to do so would have a Material Adverse Effect.

6.09 Books and Records. Maintain books and records in all material respects in conformity with GAAP consistently applied, in which full, true and correct entries shall be made of any financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be, in order to enable the preparation of the Holdings financial statements in accordance with GAAP (it being understood and agreed that certain Foreign Subsidiaries maintain individual books and records in conformity with the relevant accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, other than with respect to any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than one (1) time during any calendar year and only one (1) such time shall be at the Borrower’s expense; provided, further, that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with Holdings’ or the Borrower’s independent public accountants. Notwithstanding anything to the contrary in any Loan Document, none of Holdings or any of its Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by (x) Law or (y) fiduciary duty or any binding agreement with a third party, (iii) is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which the Borrower or any Subsidiary owes confidentiality obligations to any third party (provided such binding agreements or confidentiality obligations were not entered into in contemplation of the requirements of this Section 6.10 (it being acknowledged that the foregoing in this parenthetical shall not prohibit the Borrower or any Subsidiary from entering into binding agreements with, or undertaking confidentiality obligations owed to, third parties containing prohibitions on disclosure of information that are customary for the transaction at hand, that relate to the confidentiality of information generally in connection with such transaction and are not entered into with intent of the Borrower or any Subsidiary solely to shield information from the Administrative Agent and the Lenders); provided that in the case of binding agreements or confidentiality obligations with respect to clause (ii)(y) or (iv), the Borrower or the applicable Subsidiary shall use commercially reasonable efforts to obtain waivers and, in the cases of clauses (ii)(y), (iii) and (iv) shall to the extent not in violation of such duties, agreement or obligations or reasonably likely to jeopardize such privilege (as determined by the Borrower in its reasonable judgment exercised in good faith), notify the Administrative Agent as to the scope of the information that is not being provided under the applicable exception.

6.11 Use of Proceeds. Use the proceeds of the Credit Extensions for (i) the Closing Date Refinancing, (ii) pay fees and expenses incurred in connection with the closing of this Agreement and the transactions contemplated hereby and (iii) ongoing working capital and other general corporate purposes of the Loan Parties and their Subsidiaries; provided that in no event shall the proceeds of the Credit Extensions be used in contravention of any Law or of any Loan Document.

6.12 Covenant to Guarantee Obligations. The Loan Parties will cause each of their Subsidiaries (other than any Excluded Subsidiary) whether newly formed, after acquired or otherwise existing to promptly (and in any event within forty-five (45) days after such Subsidiary is formed, acquired or is no longer an Excluded Subsidiary (or such longer period of time as agreed to by the Administrative Agent in its reasonable discretion)) become a Guarantor hereunder by way of execution of a Joinder Agreement (and any other joinders or supplements to the Loan Documents as required pursuant to the terms thereof). In connection with the foregoing, the Loan Parties shall deliver to the Administrative Agent, with respect to each new Guarantor to the extent applicable, such Organization Documents, resolutions and favorable opinions of counsel, all in form and substance reasonably satisfactory to the Administrative Agent and such other documents or agreements as the Administrative Agent may reasonably request, including without limitation, updated Schedules 5.20(a) and 5.21(b) and if reasonably requested by the Administrative Agent, a customary perfection certificate, in form and substance substantially similar to such certificate delivered on the Closing Date.

6.13 Covenant to Give Security. Except with respect to Excluded Property:

(a) Collateral. Subject to clause (d) below, (i) each Domestic Loan Party will cause the Pledged Equity and all of its tangible and intangible personal property constituting Collateral now owned or hereafter acquired by it and (ii) each Foreign Loan Party will cause the Pledged Equity and, at the request of Administrative Agent from time to time if a Foreign Lien Trigger Event has occurred and is continuing (in each such case, within sixty (60) days of any such request (or such longer period of time agreed to by the Administrative Agent in its reasonable discretion)), all of its tangible and intangible personal property (but solely to the extent customary in the relevant jurisdiction) constituting Collateral now owned or hereafter acquired by it, in each case of clauses (i) and (ii), to be subject at all times to a first priority, perfected Lien (subject to Permitted Liens to the extent permitted by the Loan Documents) in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Secured Obligations pursuant to the terms and conditions of the Collateral Documents. Each Loan Party shall provide customary opinions of counsel and any filings and deliveries reasonably necessary (and solely to the extent customary in the relevant jurisdiction) in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Administrative Agent.

(b) Foreign Liens. Notwithstanding anything to the contrary set forth herein, all the Collateral Documents governing the Pledged Equity issued by a Foreign Loan Party and, if requested by the Administrative Agent during the occurrence and continuance of a Foreign Lien Trigger Event or as required pursuant to Section 4(c) of the Second Amendment, all Collateral owned by a Foreign Loan Party, in each case, shall be governed by the laws of the applicable foreign jurisdiction of such Foreign Loan Party.

(c) Further Assurances. At any time upon the reasonable request of the Administrative Agent, promptly execute and deliver any and all further instruments and documents and take all such other action (including promptly completing any registration or stamping of documents as may be applicable) as the Administrative Agent may deem reasonably necessary to maintain in favor of the Administrative Agent, for the benefit of the Secured Parties, Liens and insurance rights on the Collateral that are duly perfected in accordance with the requirements of, or the obligations of the Loan Parties under, the Loan Documents and all Applicable Laws.

(d) Collateral Requirements. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, no Loan Party shall be required to (i) enter into control agreements with respect to, or otherwise perfect any security interest by “control” (or similar arrangements) over securities accounts, deposit accounts, other bank accounts or other assets (other than Pledged Collateral) requiring perfection through control, (ii) perfect the security interest in the following other than by the filing of a UCC financing statement: (1) Letter-of-Credit Rights (as defined in the UCC), (2) aircrafts, vehicles and other assets subject to certificates of title and (3) Fixtures (as defined in the UCC), (iii) except as set forth in clause (b) above, take any action outside the United States to create or perfect any Lien with respect to any asset located outside of the United States, (iv) deliver landlord waivers, estoppels or collateral access letters or similar agreements or (v) enter into or deliver any mortgages, deeds of trust or similar agreements with respect to real property.

6.14 Compliance with Environmental Laws. (a) Comply in all material respects, with all applicable Environmental Laws and Environmental Permits; (b) obtain and renew all Environmental Permits necessary for its operations and properties; and (c) conduct any investigation, study, sampling and testing, cleanup, removal, remedial or other action required by applicable Environmental Laws to remove and clean up all Hazardous Materials from any of its properties, in accordance with all Environmental Laws, in each case, except to the extent the failure to comply therewith (or obtain, renew or conduct the foregoing, as applicable) would not reasonably be expected to have a Material Adverse Effect.

6.15 Anti-Corruption Laws; Sanctions. Conduct its business in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other applicable anti-corruption legislation in other jurisdictions and with all applicable Sanctions, and maintain policies and procedures designed to promote and achieve compliance with such laws and Sanctions.

6.16 Approvals and Authorizations. Maintain all material authorizations, consents, approvals and licenses from, exemptions of, and filings and registrations with, each Governmental Authority of the jurisdiction in which each Foreign Loan Party is organized and existing, and all material approvals and consents of each other Loan Party in such jurisdiction, in each case that are required in connection with the Loan Documents.

6.17 Further Assurances. Promptly upon reasonable request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) except with respect to Excluded Property, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments (including promptly completing any registration or stamping of documents as may be applicable) as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by Applicable Law, subject any Loan Party’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) subject to the limitations on perfecting and protecting Liens set forth herein and in the other Loan Documents, perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created and perfected thereunder and hereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is a party.

6.18 Centre of Main Interests. No Loan Party incorporated in the European Union shall without the prior written consent of the Administrative Agent deliberately cause its “centre of main interests” (as that term is used in Article 3(1) of The Council of the European Union Regulation No.

1346/2000 on Insolvency Proceedings) to change in a manner which would materially and adversely affect the Lenders.

6.19 Post-Closing Covenants.

(a) Within sixty (60) days of the Closing Date (or such longer period agreed to by the Administrative Agent), cause the Administrative Agent to be named as lenders’ loss payable, as its interest may appear, and/or additional insured with respect of any such insurance providing liability coverage of the Loan Parties or coverage in respect of any Collateral of Domestic Loan Parties, and cause, unless otherwise agreed to by the Administrative Agent, each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be altered or cancelled (or ten (10) days prior notice in the case of cancellation due to the nonpayment of premiums).

(b) Within thirty (30) days of the Closing Date (or such longer period agreed to by the Administrative Agent), to use commercially reasonably efforts to terminate any liens on assets purchased by Cambium Networks, Ltd. from Riverbed Technology, Inc.

(c) Within twenty-one (21) days of the Closing Date, to file a certificate of registration (Form MR01) in respect of the Security Agreement with the Companies House.

(d) Within ten (10) days of the Closing Date (or such longer period agreed to by the Administrative Agent), to deliver or cause to be delivered to the Administrative Agent (or its designee) the stock certificates of Cambium Networks, Inc. and Cambium Networks, Ltd

(e) Within thirty (30) days of the Closing Date (or such longer period agreed to by the Administrative Agent), to file the Patents Form 21 with the Intellectual Property Office of the United Kingdom in respect of registered patent with publication number GB2437196.

ARTICLE VII

NEGATIVE COVENANTS

Each of the Loan Parties hereby covenants and agrees that on the Closing Date and thereafter until the Facility Termination Date, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for the following (the “Permitted Liens”):

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the Closing Date and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed (other than through the addition of after-acquired property that is affixed or incorporated into the property covered by such Lien and proceeds and products thereof), (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(b);

(c) Liens for Taxes (i) not yet due, (ii) if due, not then required to be paid pursuant to Section 6.04, or (iii) which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) statutory or common law Liens such as landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction contractors’ or other like Liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or, if more than 30 days overdue, are unfiled and no other action has been taken to enforce such Lien or which are being contested in good faith and by appropriate proceedings diligently conducted; provided that adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any of its Subsidiaries;

(f) pledges and deposits to secure the performance of bids, trade contracts, tenders governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds, letters of credit, bank guarantees, bankers’ acceptances and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions, encroachments, protrusions, minor title defects and other similar encumbrances affecting real property which, in the aggregate, do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of, in each case, any Loan Party or Holdings and its Subsidiaries taken as a whole;

(h) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 8.01(h);

(i) Liens securing (i) Indebtedness permitted under Section 7.02(c)(i); provided that (A) such Liens do not at any time encumber any property other than the property (except for replacements of, and accessions to, such property originally encumbered thereby in the ordinary course of business) financed by such Indebtedness and the proceeds and products thereof and accessions thereto; provided that, in the event purchase money obligations are owed to any Person with respect to financing of more than one purchase of any fixed or capital assets, such Liens may secure all such purchase money obligations and may apply to all such fixed or capital assets financed by such Person and (B) the Indebtedness secured thereby does not exceed the cost of the property being acquired on the date of acquisition, plus reasonable and customary costs and expenses in connection therewith and (ii) so long as the property encumbered by the Liens securing the Indebtedness being refinanced by such Permitted Refinancing is not changed (except for replacements of and accessions to such property originally encumbered thereby in the ordinary course of business; provided that, in the event purchase money obligations are owed to any Person with respect to financing of more than one purchase of any fixed or capital assets, such Liens may secure all such purchase money obligations and may apply to all such fixed or capital assets financed by such Person), any Permitted Refinancing thereof incurred pursuant to Section 7.02(c)(ii);

(j) Liens arising out of judgments, awards and/or decrees and notices of lis pendens and associated rights relating to litigation not resulting in an Event of Default;

(k) Any interest or title of a lessor, licensor, sublessor or sublicensee under any lease, license or sublease entered into by any Loan Party or any Subsidiary thereof in the ordinary course of business and covering only the assets so leased, licensed, subleased or sublicensed;

(l) Liens of a collection bank arising under Section 4–210 of the UCC on items in the course of collection and normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(m) any zoning, building or similar laws or rights reserved to or vested in any Governmental Authority;

(n) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower or any Subsidiary or (ii) secure any Indebtedness;

(o) Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(p) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.03 to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(q) Liens arising (i) out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any Subsidiary in the ordinary course of business or (ii) by operation of Law under Article 2 of the UCC (and/or any similar Law under any foreign jurisdiction);

(r) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(s) Liens solely on any cash earnest money deposits made by the Borrower or any Subsidiary in connection with any letter of intent or purchase agreement;

(t) Liens on property of any Non-Loan Party that does not constitute Collateral (or would not be required to become Collateral if a Foreign Lien Trigger Event occurred), which Liens secure Indebtedness of such Non-Loan Party permitted under Section 7.02; provided with respect to any Foreign Loan Party such Liens shall not be on property constituting Collateral or that would be required to become Collateral if a Foreign Lien Trigger Event occurred;

(u) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Subsidiary, provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to such Lien) and (iii) the applicable Indebtedness (if any) secured by such Lien is permitted under Section 7.02(n);

(v) Liens arising from or evidenced by precautionary Uniform Commercial Code financing statement filings regarding operating leases or consignment of goods or the sale of accounts receivable entered into by Borrower or any Subsidiary in the ordinary course of business covering the property under such lease, consignment or sale;

(w) Liens securing insurance premium financing arrangements permitted by Section 7.02(m) under customary terms and conditions;

(x) other Liens affecting property or assets of the Borrower or its Subsidiaries securing obligations in an aggregate principal amount outstanding at any time not to exceed $5,000,000;

(y) Liens, rights of setoff, netting and other similar Liens (i) existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower or any Loan Party, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided, that, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness (other than over-advances permitted to remain outstanding pursuant to Section 7.02(h)), and (ii) incurred in the ordinary course of business encumbering reasonable customary initial deposits and/or margin deposits, and that relate to (A) purchase orders and other agreements entered into with customers of the Borrower or any Loan Party in the ordinary course of business and (b) commodity trading or other brokerage accounts;

(z) Liens on Equity Interests or assets to be sold pursuant to an agreement entered into for the Disposition of all or substantially all the Equity Interests or assets of a Subsidiary to the extent permitted by the terms hereof, pending the closing of such Disposition; provided, that, in no case shall any such Liens secure (either directly or indirectly) any Indebtedness;

(aa) Liens encumbering proceeds of any Permitted Refinancing of Indebtedness (but not, for the avoidance of doubt, securing such Indebtedness) that are deposited and used solely to defease, discharge or redeem the Indebtedness being refinanced;

(bb) Liens on specific items of inventory or other goods and the proceeds thereof securing the relevant Person’s obligations in respect of documentary letters of credit or bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods; and

(cc) (i) Liens on Equity Interests of joint ventures securing capital contributions to, or obligations of, such Persons and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements with respect to non-wholly owned Subsidiaries of Holdings;

provided that, notwithstanding anything to the contrary set forth herein, no Loan Party shall suffer or permit to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien securing Indebtedness for borrowed money upon or with respect to any of its (x) assets, whether now owned or hereafter acquired, that would be required to be pledged as Collateral under the terms of this Agreement and/or the other Loan Documents if so required by the Administrative Agent during the occurrence and continuance of a Foreign Lien Trigger Event or pursuant to Section 4(c) of the Second Amendment or (y) owned real property, in each case, unless (x) the Administrative Agent has been granted a first priority perfected Lien in such assets prior to the granting of any such permitted Lien or (y) such Liens constitute Permitted Liens under clauses (b), (h), (i) or (u) above.

7.02 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness outstanding on the date hereof and listed on Schedule 7.02 and any Permitted Refinancing thereof;

(c) Indebtedness (i) in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $5,000,000, and (ii) in respect of Permitted Refinancing in respect of any Indebtedness incurred pursuant to this clause (c);

(d) unsecured intercompany Indebtedness permitted under Section 7.03 (“Intercompany Debt”); provided that (i) Indebtedness owing by a Loan Party to a Non-Loan Party shall be subordinated to the Obligations in a manner and to an extent reasonably acceptable to the Administrative Agent (it being understood that payments made thereon are acceptable unless an Event of Default has occurred and is continuing or the Loans have been accelerated hereunder), and (ii) Indebtedness owing to a Loan Party shall be pledged to the Administrative Agent as Collateral for the Secured Obligations in accordance with the terms of the Collateral Documents;

(e) Guarantees of the Borrower or any of its Subsidiaries in respect of Indebtedness otherwise permitted hereunder of the Borrower or any of its Subsidiary; provided that (x) any Guarantees by a Loan Party of Indebtedness of a Non-Loan Party shall be permitted under Section 7.03 and (y) if such underlying Indebtedness is subordinated to the Obligations, such Guaranty shall be subordinated to the same extent;

(f) obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates and not for speculative purposes;

(g) obligations of such Person arising under performance, bid, appeal, stay, customs and surety bonds, statutory obligations, performance and completion guarantees, and similar instruments (including any related indemnity agreement) or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case entered into in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(h) (i) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, that, such Indebtedness is extinguished within five (5) Business Days of incurrence and (ii) Indebtedness in respect of any Cash Management Agreements entered into in the ordinary course of business;

(i) Indebtedness representing deferred compensation to directors, officers, members of management, employees or consultants of the Borrower or the Subsidiaries incurred in the ordinary course of business;

(j) Indebtedness consisting of promissory notes issued by the Borrower to future, current or former officers, directors, managers, members of management, consultants and employees (or any spouses, former spouses, domestic partners, former domestic partners, family members, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing, or any retirement accounts, trust, partnership, limited liability company, corporate body, or other entity established by such Person to hold an Investment in the Borrower or any parent entity in connection with such Person’s estate or tax planning) to finance the purchase or redemption of Equity Interests of the Borrower permitted by Section 7.06;

(k) Indebtedness incurred by the Borrower or any Subsidiary in a Permitted Acquisition, any other Investment permitted hereunder or any Disposition, in each case constituting indemnification obligations or obligations in respect of earnouts, purchase price adjustments, or other similar adjustments;

(l) Indebtedness consisting of obligations of the Borrower or any Subsidiary under deferred compensation, earn-outs or other similar arrangements incurred by such Person in connection with Permitted Acquisitions or any other Investment permitted hereunder in an aggregate principal amount not to exceed $5,000,000 at any time outstanding;

(m) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(n) Indebtedness of the Borrower or its Subsidiaries assumed (but not incurred) in connection with any Permitted Acquisition or other similar Investment permitted hereunder so long as (i) such Indebtedness was not incurred in contemplation of such acquisition or Investment; (ii) both immediately prior and after giving thereto, (x) no Event of Default shall exist or result therefrom and (y) Holdings and its Subsidiaries are in compliance with the financial covenants set forth in Section 7.11, recomputed for the most recently completed Measurement Period on a Pro Forma Basis (iii) the aggregate principal amount of such Indebtedness of all Non-Loan Parties at any time outstanding pursuant to this clause (n) does not exceed $5,000,000 and (iv) Permitted Refinancing in respect of any Indebtedness incurred pursuant to this clause (n);

(o) Permitted Convertible Indebtedness and any Indebtedness pursuant to any Permitted Convertible Notes Hedging Agreements; provided that immediately before or immediately after giving effect to the incurrence (which, for the avoidance of doubt, in the case of Indebtedness pursuant to any Permitted Convertible Notes Hedging Agreement, shall be the date of entry into such Permitted Convertible Notes Hedging Agreement) of such Indebtedness (i) no Event of Default shall exist and (ii) Holdings and its Subsidiaries are in compliance with the financial covenants set forth in Section 7.11, recomputed for the most recently completed Measurement Period on a Pro Forma Basis;

(p) Indebtedness of the Borrower and its Subsidiaries in an aggregate principal amount not to exceed $5,000,000 at any time outstanding;

(q) all premiums (if any), interest (including any post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (q) above;

(r) to the extent constituting Indebtedness, contingent obligations arising under indemnity agreements to title insurance companies to cause such title insurers to issue title insurance policies in the ordinary course of business with respect to the real property of the Borrower or any Loan Party;

(s) to the extent constituting Indebtedness, unfunded pension fund and other employee benefit plan obligations and liabilities of any Subsidiary domiciled in (or with operations in) Italy or India, solely to the extent that such obligations are permitted to remain unfunded under applicable law, in an aggregate amount not to exceed $2,000,000 at any time outstanding~~.~~;

(t) customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business; and

(u) Indebtedness consisting of lease obligations in respect of Sale and Leaseback Transactions permitted by Section 7.13, in an aggregate amount not to exceed $1,000,000 at any time outstanding;

provided, that, notwithstanding the foregoing or anything to the contrary set forth herein, no Loan Party shall, nor shall it permit any Subsidiary to, incur any Indebtedness pursuant to the foregoing clauses (l), (n) and (o) during the Covenant Relief Period.

7.03 Investments. Make or hold any Investments, except:

(a) Investments in the form of (i) cash or Cash Equivalents and Investments that were Cash Equivalents at the time when made, (ii) endorsements of negotiable instruments held for collection in the ordinary course of business, or (iii) lease, utility and other similar deposits in the ordinary course of business;

(b) (i) loans and advances to officers, directors and employees of the Borrower and its Subsidiaries in an aggregate amount not to exceed $500,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes or (ii) in connection with such Person’s purchase of Equity Interests of the Borrower (provided that the amount of such loans and advances shall be contributed to the Borrower in cash as common equity);

(c) (i) Investments by Holdings and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof, (ii) additional Investments by Holdings and its Subsidiaries in Loan Parties, (iii) additional Investments by Non-Loan Parties in other Non-Loan Parties and (iv) so long as on the date such Investment is incurred, no Event of Default has occurred and is continuing or would result from such Investment, additional Investments by the Loan Parties in Non-Loan Parties, together with all Investments made pursuant to clause (c) of the definition of Permitted Acquisition, in an aggregate amount not to exceed $25,000,000 (or, during the Covenant Relief Period, together with all Investments made pursuant to clauses (q) and (r) below and Dispositions made pursuant to Section 7.05(c) below, in an aggregate amount not to exceed $7,500,000);

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and in satisfaction of judgments, settlements, compromises or resolutions of litigation, arbitration or other disputes, upon foreclosure or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(e) (i) Guarantees permitted by Section 7.02 and (ii) Guarantees of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness in the ordinary course of business;

(f) Investments existing on the date hereof (other than those referred to in Section 7.03(c)(i)) and set forth on Schedule 7.03 and, in each case, any modification, replacement, renewal, reinvestment or extension thereof that does not require an increase from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment as of the Closing Date or as otherwise permitted by another clause of this Section 7.03 in such Investment;

(g) Investments consisting of extensions of credit to customers, suppliers, lessors or utilities or for workers’ compensation in the ordinary course of business that are recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP or other applicable accounting principles;

(h) Permitted Acquisitions;

(i) Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions, Restricted Payments and prepayments of Indebtedness permitted under Section 7.01, Section 7.02, Section 7.04, Section 7.05, Section 7.06 and Section 7.14, respectively, and sales, transfers, leases, licenses or other dispositions not constituting a “Disposition” (in each case, permitted other than by reference to this Section 7.03(i));

(j) Investments in Swap Contracts permitted under Section 7.02;

(k) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.05;

(l) Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practice;

(m) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(n) Advances of payroll payments to directors, officers and employees in the ordinary course of business;

(o) Investments of a Subsidiary acquired after the Closing Date (to the extent such acquisition is otherwise permitted by this Section 7.03) or of a Person merged or consolidated with the Borrower or a Subsidiary after the Closing Date (to the extent such merger or consolidation is permitted by Section 7.04) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(p) Investments consisting of earnest money deposits in connection with an Investment otherwise permitted by this Section;

(q) Investments in joint ventures in an aggregate amount invested in any fiscal year not to exceed $7,500,000 in the aggregate outstanding at any time (or, during the Covenant Relief Period, together with all Investments made pursuant to clause (c)(iv) above and clause (r) below and Dispositions made pursuant to Section 7.05(c) below, in an aggregate amount not to exceed $7,500,000); and

(r) other Investments not otherwise contemplated by Sections 7.03(c)(iv) and (q) above, not to exceed $7,500,000 in the aggregate outstanding at any time (or, during the Covenant Relief Period, together with all Investments made pursuant to clauses (c)(iv) and (q) above and Dispositions made pursuant to Section 7.05(c) below, in an aggregate amount not to exceed $7,500,000);

provided, that, notwithstanding the foregoing or anything to the contrary set forth herein, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly, make any Investments pursuant to the foregoing clause (h) during the Covenant Relief Period.

7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) any Subsidiary of the Borrower may merge or consolidate with (i) the Borrower; provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries of the Borrower, provided that when any Loan Party (other than Holdings or Intermediate Holdings) is merging with another Subsidiary of the Borrower, such Loan Party shall be the continuing or surviving Person or the continuing or surviving Person shall thereupon become a Loan Party;

(b) any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution or otherwise) to the Borrower or to another Loan Party (which may include any Subsidiary that becomes a Loan Party in connection therewith);

(c) any Non-Loan Party may Dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation or dissolution) to (i) another Non-Loan Party or (ii) to a Loan Party;

(d) Dispositions permitted by Section 7.05 (other than pursuant to clause (b)(iii) thereof) and Restricted Payments permitted by Section 7.06;

(e) in connection with any Permitted Acquisition or other Investment permitted under Section 7.03, the Borrower or any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that (i) if the Borrower is a party to such transaction, the Borrower shall be the continuing or surviving Person or the continuing or surviving Person shall thereupon become the Borrower and (ii) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, such Loan Party is the continuing or surviving Person or the continuing or surviving Person shall thereupon become a Loan Party;

(f) so long as no Default has occurred and is continuing or would result therefrom, each of the Borrower and any of its Subsidiaries may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided, however, that in each case, immediately after giving effect thereto (i) in the case of any such merger to which the Borrower is a party, the Borrower is the surviving Person and (ii) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, such Loan Party is the surviving Person or the surviving Person shall thereupon become a Loan Party;

(g) any Immaterial Subsidiary may dissolve, liquidate or wind up its affairs at any time; provided, that (i) such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect, (ii) the Borrower determines in good faith that such dissolution, liquidation or winding up, as applicable, is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, (iii) any such Subsidiary is not a Loan Party, and (iv) there are no outstanding liabilities owed by the Borrower or its Subsidiaries (excluding such Immaterial Subsidiary) to such Immaterial Subsidiary; and

(h) any Subsidiary may effect a merger, dissolution, liquidation, consolidation or amalgamation to effect a Disposition permitted by Section 7.05 (in each case, permitted other than by reference to this Section 7.04(g)).

7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Permitted Dispositions;

(b) to the extent constituting a Disposition, (i) the granting of Liens permitted by Section 7.01, (ii) the making of Investments permitted by Section 7.03, (iii) the consummation of fundamental changes permitted by Section 7.04, (iv) the making of Restricted Payments permitted by Section 7.06 and (v) the consummation of Sale and Leaseback Transactions permitted by Section 7.13 (in each case, permitted other than by reference to this Section 7.05(b)); and

(c) other Dispositions so long as (i) at least 75% of the consideration paid in connection therewith shall be cash or Cash Equivalents paid contemporaneously with consummation of the transaction (provided, that for the purposes of this clause (c)(i), any Designated Non-Cash Consideration received in respect of such Disposition, having an aggregate fair market value (as determined in good faith by the Borrower), when taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c) not in excess of $3,500,000, shall be deemed to be cash), (ii) the total consideration received shall be in an amount not less than the fair market value of the property disposed of (as reasonably determined in good faith by the Borrower), (iii) if such transaction is a Sale and Leaseback Transaction, such transaction is not prohibited by the terms of Section 7.13; (iv) the aggregate net book value of all of the assets sold or otherwise disposed of by the Loan Parties and their Subsidiaries in all such transactions in any fiscal year of the Borrower shall not exceed $10,000,000 (or, during the Covenant Relief Period, together with all Investments made pursuant to Sections 7.03(c)(iv), 7.03(r) and 7.03(q) above, in an aggregate amount not to exceed $7,500,000) and (v) no Event of Default shall exist immediately before after giving effect to any such Disposition.

7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except that:

(a) each Subsidiary of the Borrower may make Restricted Payments to any Person that owns Equity Interests in such Subsidiary, according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) Holdings and each Subsidiary may declare and make dividend payments or other distributions payable solely in Equity Interests (other than Disqualified Equity Interests) of such Person;

(c) Holdings and each Subsidiary may make redemptions in whole or in part of any of its Equity Interests for another class of its Equity Interests, or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests;

(d) the Borrower may declare and make dividend payments in cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition (or other similar Investment) or the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Borrower;

(e) Holdings and its Subsidiaries may make additional Restricted Payments, so long as, immediately before and after giving effect to such Restricted Payment, (i) no Event of Default shall have occurred and be continuing and (ii) on a Pro Forma Basis as of the last day of the most recently ended Measurement Period, Holdings and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 7.11 for the most recently completed Measurement Period on a Pro Forma Basis; ~~and~~provided that, notwithstanding anything in this Agreement to the contrary, no Restricted Payments shall be made pursuant to this clause (e) during the Covenant Relief Period;

(f) to the extent constituting Restricted Payments, Holdings and its Subsidiaries may enter into transactions expressly permitted by Sections 7.03, 7.04, 7.05 or 7.08 (in each case, other than by reference to this Section 7.06(f));

(g) the Subsidiaries may make Restricted Payments to the Borrower, the Borrower may make Restricted Payments to Intermediate Holdings and Intermediate Holdings may make Restricted Payments to Holdings:

(i) the proceeds of which shall be used to pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) operating costs and expenses of such Persons incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, attributable to the ownership or operations of Holdings;

(ii) the proceeds of which shall be used to pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) franchise taxes and other fees, taxes and expenses required to maintain its corporate or legal existence;

(iii) the proceeds of which shall be used to pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) costs, fees and expenses related to any equity or debt offering permitted by this Agreement (whether or not successful);

(iv) the proceeds of which shall be used to pay reasonable and customary salary, bonus, severance and other benefits payable to, and indemnities provided on behalf of, directors, officers, employees, members of management and consultants of such Persons and any payroll, social security or similar taxes in connection therewith, in each case, to the extent such salaries, bonuses and other benefits are directly attributable to the ownership or operation of the Borrower and its Subsidiaries;

(v) the proceeds of which will be used to make payments due or expected to be due to cover social security, Medicare, withholding and other taxes payable in connection with any management equity plan or stock option plan or any other management or employee benefit plan or agreement of such Persons or to make any other payment that would, if made by the Borrower or any Subsidiary, be permitted by this Agreement; and

(vi) the proceeds of which will be used to make redemptions, repurchases, retirements or other acquisitions of Equity Interests in consideration of withholding or similar taxes payable by any future, present or former directors, officers, employees, managers, members of management and consultants of Holdings and its Subsidiaries or any direct or indirect parent thereof (or any spouses, former spouses, domestic partners, former domestic partners, family members, successors, executors, administrators, heirs, legatees or distributes of any of the foregoing, or any retirement accounts, trust, partnership, limited liability company, corporate body, or other entity established by such Person to hold and Investment in the Borrower or any parent entity in connection with such Person’s estate or tax planning), including deemed repurchases in connection with the exercise of stock options;

provided that, in each case of this clause (g), (i) the aggregate amount of Restricted Payments made under this clause (g) during any fiscal year shall not exceed (A) $7,000,000 for the fiscal year ending December 31, 2024, (B) $8,000,000 for the fiscal year ending December 31, 2025 and (C) $9,000,000 for the fiscal year ending December 31, 2026 and each fiscal year thereafter and (ii) so long as, immediately before and after giving effect to such Restricted Payment, ~~(i)~~ no ~~Foreign Lien Trigger~~Specified Event of Default shall have occurred and be continuing ~~and (ii) on a Pro Forma Basis as of the last day of the most recently ended Measurement Period, Holdings and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 7.11 for the most recently completed Measurement Period on a Pro Forma Basis~~; provided, that, notwithstanding the foregoing, if Holdings and its Subsidiaries are unable to satisfy the ~~conditions~~condition set forth in the foregoing ~~clauses (i) and~~clause (ii) (any such time that such conditions are not satisfied, a “Restricted Period”), then Intermediate Holdings, the Borrower and their Subsidiaries shall be permitted to make Restricted Payments pursuant to this clause (g) in an aggregate amount not to exceed $500,000 during all Restricted Periods in any ~~Fiscal Year~~fiscal year (the “Restricted Period Cap”); provided that, for the avoidance of doubt, (x) any Restricted Payments under this clause (g) made during any period that is not a Restricted Period will not reduce the amount of the Restricted Period Cap available for future Restricted Periods in any ~~Fiscal Year~~fiscal year upon the occurrence thereof and (y) to the extent any Restricted Payments are made under this clause (g) and in compliance with the applicable condition set forth in clause (i) above during any period that is not a Restricted Period exceed the Restricted Period Cap (assuming such cap would be applicable) such Restricted Payments shall, for all purposes under the Loan Documents, be deemed to have been permitted upon the occurrence of a Restricted Period~~.~~; provided further, for the avoidance of doubt, any Restricted Payments made pursuant to and in accordance with this clause (g) on or before the Second Amendment Effect Date are permitted under this clause (g); and

(h) redemptions, repurchases, retirements or other acquisitions of Equity Interest deemed to occur on the exercise price of such options on a cashless basis.

7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related, incidental or ancillary thereto, or any business lines which are complementary thereto, as reasonably determined by the Borrower in its good faith business judgment.

7.08 Transactions with Affiliates. Enter into or permit to exist any transaction or series of transactions with any Affiliate of such Person in excess of, $100,000 for each such transaction or series of transactions and $300,000 in the aggregate, during the term of this Agreement, other than:

(a) advances of working capital to any Loan Party;

(b) transfers of cash and assets to any Loan Party;

(c) intercompany transactions and transactions with officers, directors, or Affiliates of the Borrower and its Subsidiaries in each case expressly permitted by Section 7.02, Section 7.03, Section 7.04, Section 7.05 or Section 7.06 (in each case, permitted other than by reference to this Section 7.08(c));

(d) normal and reasonable compensation and reimbursement of expenses of officers, directors and employees;

(e) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business or consistent with such Person’s past practices on fair and reasonable terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arm’s length transaction with a Person other than an Affiliate;

(f) transactions between or among Loan Parties and transactions between or among Non-Loan Parties;

(g) transactions set forth on, or transactions pursuant to agreements set forth on, Schedule 7.08 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect;

(h) employment, severance, benefit, equity award, equity option, and other similar compensation or benefit plans or arrangements between Holdings and its Subsidiaries, on the one hand, and their respective officers, employees, directors and consultants, on the other hand, in the ordinary course of business;

(i) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, officers, consultants and employees of Holdings and its Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and its Subsidiaries;

(j) customary transfer pricing arrangements between or among Holdings and its Subsidiaries in the ordinary course of business;

(k) any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into such Borrower or its Subsidiaries pursuant to the terms of this Agreement; provided that such agreement was not entered into in contemplation of such acquisition or merger, or any amendment thereto (so long as any such amendment is not disadvantageous to the Lenders in any material respect in the good faith judgment of the Borrower when taken as a whole as compared to such agreement as in effect on the date of such acquisition or merger);

(l) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to the Loan Parties and their Subsidiaries, in the reasonable determination of the board of directors or the senior management of the Borrower, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(m) transactions in which Holdings or any of its Subsidiaries delivers to the Administrative Agent an opinion or appraisal issued by an independent accounting, appraisal or investment banking firm of national standing that the terms of such transaction are not materially less favorable than those that might reasonably have been obtained by Holdings or such Subsidiary in a comparable transaction at such time on an arm’s length basis from a Person that is not an Affiliate;

(n) transactions approved by a majority of the disinterested members of the board of directors of Holdings; and

(o) transactions approved by the audit committee of the board of directors of Holdings.

7.09 Burdensome Agreements. Enter into, or permit to exist, any Contractual Obligation (except for this Agreement and the other Loan Documents) that limits the ability of (x) any Subsidiary of the Borrower that is not a Guarantor to make Restricted Payments to the Borrower or any Guarantor or (y)

any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Obligations or under the Loan Documents, except:

(a) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property securing such Indebtedness;

(b) customary provisions in leases, licenses and other contracts restricting the assignment thereof;

(c) customary restrictions and conditions with respect to property to be sold pursuant to a Disposition permitted under Section 7.05 pending the consummation of such Disposition;

(d) any restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition), provided that such agreement was not entered into in contemplation of such Person becoming a Subsidiary;

(e) any restrictions or conditions set forth in any agreement governing Indebtedness incurred or permitted pursuant to Section 7.02 that are not materially more restrictive, taken as a whole, than the terms of the Loan Documents;

(f) restrictions on cash or other deposits imposed under contracts entered into in the ordinary course of business; and

(g) customary provisions in joint venture organizational governance documents, depositary agreements, agreements relating to bank products, and hedge agreements, in each case, entered into in the ordinary course of business;

(h) any agreement relating to (A) Indebtedness of the type incurred pursuant to Section 7.02(c) to the extent that such restrictions apply only to the property or assets securing such Indebtedness or (B) Liens permitted by Section 7.01(e), (f), (g) or (i) to the extent such restrictions apply only to the property or assets encumbered by such Liens.

7.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11 Financial Covenants.

(a) Consolidated Leverage Ratio. ~~Permit~~Subject to clause (e) below, permit the Consolidated Leverage Ratio of Holdings as of the end of any Measurement Period, commencing with the Measurement Period ending December 31, 2021, to be greater than 2.75 to 1.00.

(b) Consolidated Fixed Charge Coverage Ratio. ~~Permit~~Subject to clause (e) below, permit the Consolidated Fixed Charge Coverage Ratio of Holdings as of the end of any Measurement Period, commencing with the Measurement Period ending March 31, 2022, to be less than 1.25 to 1.00.

(c) Minimum Liquidity. Commencing with the Liquidity Test Period ending on December 31, 2023 and continuing through and including Liquidity Test Period ending on November 30,

2024, the Loan Parties will not permit Liquidity to be less than the Liquidity Applicable Amount as of the last day of the applicable Liquidity Test Period. The Borrower shall deliver to Administrative Agent, within five (5) Business Days after the last day of each such Liquidity Test Period, a certificate from a Responsible Officer setting forth reasonably detailed calculations of the Liquidity as of the last day of such Liquidity Test Period substantially in the form of Exhibit O hereto (each such certificate, a “Liquidity Compliance Certificate”).

(d) Minimum Consolidated EBITDA. Holdings and its Subsidiaries shall have on a consolidated basis as of the end of each applicable period set forth below, commencing with the applicable period ending March 31, 2024 and continuing through and including the applicable period ending September 30, 2024, Consolidated EBITDA for the applicable period, of not less than the following amounts set forth opposite each such period below:

Applicable Period	Minimum Consolidated EBITDA Amount
Three-Month Period ending March 31, 2024	$750,000
Six-Month Period ending June 30, 2024	$2,000,000
Nine-Month Period ending September 30, 2024	$14,000,000

(e) Covenant Relief Period. Notwithstanding the foregoing or anything to the contrary set forth herein, solely for purposes of this Section 7.11, the financial covenants set forth in clauses (a) and (b) shall not be tested for the fiscal quarters or the fiscal year, as applicable, ending December 31, 2023, March 31, 2024, June 30, 2024 and September 30, 2024. For the avoidance of doubt, in respect of any period ending during the fiscal quarters or the fiscal year, as applicable, ending December 31, 2023, March 31, 2024, June 30, 2024 and September 30, 2024, no Default or Event of Default shall arise or occur as a result of Holdings failure to satisfy the financial covenants set forth in clauses (a) and (b) of this Section 7.11.

7.12 Amendments or Waivers of Certain Documents; Fiscal Year; Legal Name, State of Formation; Form of Entity and Accounting Changes.

(a) Agree to any amendment, restatement, supplement or other modification to, or waiver of, (a) any of its Organization Documents in a manner that would be materially adverse to the interests of the Administrative Agent or the Lenders or (b) any Junior Financing Document in violation of the subordination terms or other intercreditor arrangements applicable to such Junior Financing; or

(b) change its fiscal year without the prior written consent of the Administrative Agent in its reasonable discretion.

7.13 Sale and Leaseback Transactions. Enter into any Sale and Leaseback Transaction, except for Sale and Leaseback Transactions in the ordinary course of business not exceeding $1,000,000 in the aggregate for Holdings and its Subsidiaries during any fiscal year of Holdings.

7.14 Prepayments, Etc. of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (each, a “Junior Financing Restricted Payment”), any (x) Indebtedness that is contractually subordinated in right of payment to the Obligations expressly by its terms and/or (y) Indebtedness secured by a Lien on any of the Collateral contractually ranking junior to the Liens on the Collateral securing the Secured Obligations (each a “Junior Financing”), except:

(a) the refinancing thereof with any Junior Financing in accordance with Section 7.01;

(b) the conversion or exchange of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of Holdings or any of its direct or indirect parents;

(c) payments expressly permitted by any applicable subordination or intercreditor agreement (including, to the extent permitted thereunder, payments of any regularly scheduled principal, interest, mandatory prepayments or redemptions, mandatory offers to purchase, fees (including closing and consent fees), expenses and indemnification obligations);

(d) any prepayments, redemptions, purchases, defeasements or other satisfactions with respect to such Junior Financing not in violation of any subordination or intercreditor agreement so long as, immediately before and after giving effect to such prepayment, redemption, purchase, defeasement or other satisfactions with respect to such Junior Financing, (i) no Event of Default shall have occurred and be continuing and (ii) on a Pro Forma Basis as of the last day of the most recently ended Measurement Period, Holdings and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 7.11 for the most recently completed Measurement Period on a Pro Forma Basis; and

(e) so long as no Event of Default exists or would result therefrom, “AHYDO” catch up payments relating to subordinated or Junior Financing Indebtedness permitted under Section 7.02 may be made;

provided that, notwithstanding anything in this Agreement to the contrary, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly, make any Junior Financing Restricted Payment pursuant to the foregoing clauses (d) and (e) during the Covenant Relief Period.

7.15 Sanctions. Directly or, to the knowledge of any Loan Party, indirectly, use any Credit Extension or the proceeds of any Credit Extension, or lend, contribute or otherwise make available such Credit Extension or the proceeds of any Credit Extension to any Person, to fund any activities of or business with any Person, that, at the time of such funding, is the subject of Sanctions, or in any other manner that, at the time of such funding, would result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Arranger, Administrative Agent, L/C Issuer, Swingline Lender, or otherwise) of Sanctions.

7.16 Anti-Corruption Laws. Directly or, to the knowledge of any Loan Party, indirectly, use any Credit Extension or the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other applicable anti-corruption legislation in other jurisdictions, in each case in any material respect.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an event of default (each, an “Event of Default”):

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein or any amount of principal of any Loan or any L/C Obligation, or (ii) within five

(5) Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, any fee due hereunder or deposit any funds as Cash Collateral in respect of the L/C Obligations, or (iii) within 30 days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in (i) any of 6.03(a) and (b), 6.05 (with respect to the legal existence of Holdings and the Borrower only), 6.11, 6.15 or Article VII ~~or~~ , (ii) any of Section 6.01 (other than clause (d) thereof, which is governed by clause (b)(iii) below) or 6.02(a) and such failure continues to be unremedied for three (3) Business Days or (iii) Section 6.01(d) and such failure continues to be unremedied for five (5) Business Days;

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues unremedied for thirty (30) days after the earlier of (i) any of the chief executive officer, chief financial officer, chief accounting officer, controller or general counsel of a Loan Party or any other Responsible Officer familiar with the terms of this Agreement, obtaining actual knowledge thereof and (ii) the date written notice thereof is provided from the Administrative Agent to the Borrower; or

(d) Representations and Warranties. Any representation, warranty, certification or written statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered pursuant to this Agreement shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise but after giving effect to any applicable grace periods) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee of more than the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable; provided that this clause (e)(B) shall not apply to secured Indebtedness that becomes due or is mandatorily redeemable as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; provided that this clause (e) shall not apply to (w) any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the assets securing such Indebtedness, (x) any Indebtedness that becomes due as a result of a voluntary refinancing thereof permitted under Section 7.02 or as a result of any voluntary prepayment, repurchase, redemption or defeasance thereof by Holdings or any Subsidiary in each case permitted under Section 7.14 and in the absence of any default (or a similar event, however denominated) thereunder or (y) any requirement to deliver cash upon conversion of the Permitted Convertible Indebtedness, any early payment requirement or unwinding or termination with respect to any Permitted Convertible Notes Hedging Agreement, or satisfaction of any condition giving rise to or permitting the foregoing, in accordance with the terms thereof where neither a Loan Party not any of their Affiliates is the “defaulting party” (or substantially equivalent term) under the terms of such Permitted Convertible Notes Hedging Agreement;

(f) Insolvency Proceedings, Etc. (i) Any Loan Party or any Subsidiary (other than an Immaterial Subsidiary) thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) consecutive calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) consecutive days, or an order for relief is entered in any such proceeding; provided that any transaction expressly permitted pursuant to Section 7.04 shall be deemed not to violate this clause (f); or (ii) (A) any insolvency proceeding is instituted by or against the Borrower or any other UK Loan Party seeking a judgment of insolvency or bankruptcy or any other relief under bankruptcy or insolvency law applicable in the United Kingdom affecting creditor’s rights is filed against any UK Loan Party, provided that this sub-paragraph (A) shall not apply to any winding-up petition or a proceeding that is frivolous or vexatious and is discharged, stayed or dismissed within sixty (60) days after the date of its commencement or, if earlier, the date any such petition is advertised; (B) any time any UK Loan Party (x) is unable or admits inability pay its debts as they fall due or deemed to or declared to be unable to pay its debts under applicable law (including under Section 123(1) of the Insolvency Act 1986 (only subsection 123(1)(e) and not sub-section 123(1)(a) to (d)), (y) suspends making payments on any of its debts, or (z) by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditor with a view of rescheduling any of its Indebtedness; or (C) any time any UK Loan Party’s value of its assets is less than its liabilities (taking into account contingent and prospective liabilities) or a moratorium from its creditors is declared or imposed in respect of any its Indebtedness; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary (other than an Immaterial Subsidiary) thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of sixty (60) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs which has resulted or would reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to a Pension Plan, Multiemployer Plan or the PBGC, or (ii) the Borrower or any Loan Party fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan and, with respect to clauses (i) and (ii) such ERISA Event or failure, together with all such other ERISA Events and failures, have, or would reasonably be expected to have, a Material Adverse Effect; or

(j) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason (other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or as a result of acts or omissions by the Administrative Agent or any Lender or satisfaction in full of all Obligations arising under the Loan Documents or termination of the Aggregate Commitments), ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports to revoke, terminate or rescind any provision of any Loan Document; or it is or becomes unlawful for a Loan Party to perform any of its material obligations under the Loan Documents; or

(k) Collateral Documents. Any Collateral Document after delivery thereof pursuant to the terms of the Loan Documents shall for any reason cease to create a valid and perfected first priority Lien (subject to Permitted Liens) on any material portion of the Collateral purported to be covered thereby (other than (i) pursuant to the terms thereof, including as a result of a transaction not prohibited under this Agreement, (ii) to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements and (iii) with respect to any failure due to foreign Laws, rules and regulations as they relate to pledges of Equity Interests in Foreign Subsidiaries (other than pledges made under Laws of the applicable jurisdiction of formation of such Foreign Subsidiary)), or any Loan Party shall assert the invalidity of such Liens; or

(l) Change of Control. There occurs any Change of Control; or

(m) Subordination; Lien Priority. (i) Any Junior Financing permitted hereunder or the guarantees thereof, if any, shall cease, for any reason, to be validly subordinated to the Obligations as provided in applicable Junior Financing Documents; or (ii) with respect to any Junior Financing permitted hereunder or the guarantees thereof that is or are secured, the Obligations shall cease to constitute senior or other applicable intercreditor arrangements applicable to such Junior Financing or, in any case, such applicable intercreditor arrangements shall be invalidated or otherwise cease to be legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms.

Without limiting the provisions of Article IX, if a Default shall have occurred under the Loan Documents, then such Default will continue to exist until it either is cured (to the extent specifically permitted) in accordance with the Loan Documents or is otherwise expressly waived by Administrative Agent (with the approval of requisite Appropriate Lenders (in their sole discretion)) as determined in accordance with Section 11.01; and once an Event of Default occurs under the Loan Documents, then such Event of Default will continue to exist until it is expressly waived by the requisite Appropriate Lenders or by the Administrative Agent with the approval of the requisite Appropriate Lenders, as required hereunder in Section 11.01.

8.02 Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the Commitment of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and

(d) exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents or Applicable Law or equity;

provided, however, that upon the occurrence of an event described in Section 8.01(f) with respect to Holdings or the Borrower, the Commitment of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds.

(a) After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02) or if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all Secured Obligations then due hereunder, any amounts received on account of the Secured Obligations shall, subject to the provisions of Sections 2.14 and 2.15, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent, all costs, expenses and remunerations of any receiver appointed under the UK Share Charge and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders, and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders, and the L/C Issuers arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this Second clause payable to them;

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Secured Obligations arising under the Loan Documents, ratably among the Lenders, and the L/C Issuers in proportion to the respective amounts described in this Third clause payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans, L/C Borrowings and Secured Obligations then owing under the Secured

Hedge Agreements and Secured Cash Management Agreements and to the Administrative Agent for the account of the applicable L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03 and 2.14, in each case, ratably among the Administrative Agent, the Lenders, the L/C Issuers, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this Fourth clause held by them; and

Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

(b) Subject to Sections 2.03(c) and 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to the Fourth clause above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above. Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Secured Obligations otherwise set forth above in this Section 8.03.

(c) Notwithstanding the foregoing, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received a Secured Party Designation Notice, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01 Appointment and Authority.

(a) Appointment. Each of the Lenders and the L/C Issuers hereby irrevocably appoints, designates and authorizes Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. In addition, to the extent required under the laws of any jurisdiction other than the United States of America, each of the Lenders and Secured Parties hereby grants to the Administrative Agent any required powers of attorney to execute any Collateral Document or other Loan Document governed by the laws of such jurisdiction on such Lender’s or Secured Party’s behalf.

(b) Collateral Agent. The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and each L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

(c) Administrative Agent. For purposes of any Liens or Collateral created under the UK Collateral Documents, the following additional provisions shall apply, in addition to the provisions set out in paragraph (b) above or otherwise provided for hereunder.

In this paragraph, the following expressions have the following meanings:

“Appointee” means any Receiver, administrator or other insolvency officer appointed in respect of any Loan Party or its assets.

“Charged Property” means the assets of the Loan Parties subject to a security interest under the UK Collateral Documents.

“Delegate” means any delegate, custodian, agent, attorney or co-trustee appointed by Administrative Agent (in its capacity as security agent).

“HM Land Registry” means Her Majesty’s Land Registry.

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property, as the context requires.

(i) The Secured Parties appoint the Administrative Agent to hold the security interests constituted by the UK Collateral Documents on trust for the Secured Parties on the terms of the Loan Documents and Administrative Agent accepts that appointment.

(ii) The Administrative Agent, its subsidiaries and associated companies may each retain for its own account and benefit any fee, remuneration and profits paid to it in connection with (i) its activities under the Loan Documents; and (ii) its engagement in any kind of banking or other business with any Loan Party.

(iii) Nothing in this Agreement constitutes the Administrative Agent as a trustee or fiduciary of, nor shall the Administrative Agent have any duty or responsibility to, any Loan Party.

(iv) The Administrative Agent shall have no duties or obligations to any other Person except for those which are expressly specified in the UK Collateral Documents and applicable Loan Documents or mandatorily required by applicable law.

(v) The Administrative Agent may appoint one or more Delegates on such terms (which may include the power to sub-delegate) and subject to such conditions as it thinks fit, to exercise and perform all or any of the duties, rights, powers and discretions vested in it by the UK Collateral Documents and shall not be obliged to supervise any Delegate or be responsible to any person for any loss incurred by reason of any act, omission, misconduct or default on the part of any Delegate.

(vi) The Administrative Agent may (whether for the purpose of complying with any law or regulation of any overseas jurisdiction, or for any other reason) appoint (and subsequently remove) any person to act jointly with the Administrative Agent either as a separate trustee or as a co-trustee on such terms and subject to such conditions as the Administrative Agent thinks fit and with such of the duties, rights, powers and discretions vested in the Administrative Agent by the UK Collateral Documents as may be conferred by the instrument of appointment of that person.

(vii) The Administrative Agent shall notify the Lenders of the appointment of each Appointee (other than a Delegate).

(viii) The Administrative Agent may pay reasonable remuneration to any Delegate or Appointee, together with any costs and expenses (including legal fees) reasonably incurred by the Delegate or Appointee in connection with its appointment. All such remuneration, costs and expenses shall be treated, for the purposes of this Agreement and the Fee ~~Letter~~Letters, as paid or incurred by the Administrative Agent.

(ix) Each Delegate and each Appointee shall have every benefit, right, power and discretion and the benefit of every exculpation (together “Rights”) of the Administrative Agent (in its capacity as security agent) under the UK Collateral Documents, and each reference to the Administrative Agent (where the context requires that such reference is to the Administrative Agent in its capacity as security agent) in the provisions of the UK Collateral Documents which confer Rights shall be deemed to include a reference to each Delegate and each Appointee.

(x) Each Secured Party confirms its approval of the UK Collateral Documents and authorizes and instructs the Administrative Agent: (i) to execute and deliver the UK Collateral Documents; (ii) to exercise the rights, powers and discretions given to the Administrative Agent (in its capacity as security agent) under or in connection with the UK Collateral Documents together with any other incidental rights, powers and discretions; and (iii) to give any authorizations and confirmations to be given by the Administrative Agent (in its capacity as security agent) on behalf of the Secured Parties under the UK Collateral Documents.

(xi) The Administrative Agent may accept without inquiry the title (if any) which any person may have to the Charged Property.

(xii) Each other Secured Party confirms that it does not wish to be registered as a joint proprietor of any security interest constituted by the UK Collateral Documents and accordingly authorizes: (i) the Administrative Agent to hold such security interest in its sole name (or in the name of any Delegate) as trustee for the Secured Parties; and (ii) the HM Land Registry (or other relevant registry) to register the Administrative Agent (or any Delegate or Appointee) as a sole proprietor of such security interest.

(xiii) Except to the extent that the UK Collateral Documents otherwise requires, any moneys which the Administrative Agent receives under or pursuant to the UK Collateral

Documents may be: (a) invested in any investments which the Administrative Agent selects and which are authorized by applicable law; or (b) placed on deposit at any bank or institution (including the Administrative Agent) on terms that the Administrative Agent thinks fit, in each case in the name or under the control of the Administrative Agent, and the Administrative Agent shall hold those moneys, together with any accrued income (net of any applicable Tax) to the order of the Lenders, and shall pay them to the Lenders on demand.

(xiv) On a disposal of any of the Charged Property which is permitted under the Loan Documents, the Administrative Agent shall (at the cost of the Loan Parties) execute any release of the UK Collateral Documents or other claim over that Charged Property and issue any certificates of non-crystallization of floating charges that may be required or take any other action that the Administrative Agent considers desirable.

(xv) The Administrative Agent shall not be liable for:

(A) any defect in or failure of the title (if any) which any person may have to any assets over which security is intended to be created by the UK Collateral Documents;

(B) any loss resulting from the investment or deposit at any bank of moneys which it invests or deposits in a manner permitted by the Loan Documents;

(C) the exercise of, or the failure to exercise, any right, power or discretion given to it by or in connection with any Loan Document or any other agreement, arrangement or document entered into, or executed in anticipation of, under or in connection with, any Loan Document; or

(D) any shortfall which arises on enforcing the UK Collateral Documents.

(xvi) The Administrative Agent shall not be obligated to:

(A) obtain any authorization or Environmental Permit in respect of any of the Charged Property or the UK Collateral Documents;

(B) hold in its own possession the UK Collateral Documents, title deed or other document relating to the Charged Property or the UK Collateral Documents;

(C) perfect, protect, register, make any filing or give any notice in respect of the UK Collateral Documents (or the order of ranking of the UK Collateral Documents), unless that failure arises directly from its own gross negligence or willful misconduct; or

(D) require any further assurances in relation to the UK Collateral Documents.

(xvii) In respect of any UK Collateral Document, the Administrative Agent shall not be obligated to: (i) insure, or require any other person to insure, the Charged Property; or (ii) make any enquiry or conduct any investigation into the legality, validity, effectiveness, adequacy or enforceability of any insurance existing over such Charged Property.

(xviii) In respect of any UK Collateral Documents, the Administrative Agent shall not have any obligation or duty to any person for any loss suffered as a result of: (i) the lack or inadequacy of any insurance; or (ii) the failure of the Administrative Agent to notify the insurers of any material fact relating to the risk assumed by them, or of any other information of any kind, unless Required Lenders have requested it to do so in writing and the Administrative Agent has failed to do so within fourteen (14) days after receipt of that request.

(xix) Every appointment of a successor Administrative Agent under the UK Collateral Documents shall be by deed.

(xx) Section 1 of the Trustee Act 2000 (UK) shall not apply to the duty of the Administrative Agent in relation to the trusts constituted by this Agreement.

(xxi) In the case of any conflict between the provisions of this Agreement and those of the Trustee Act 1925 (UK) or the Trustee Act 2000 (UK), the provisions of this Agreement shall prevail to the extent allowed by law, and shall constitute a restriction or exclusion for the purposes of the Trustee Act 2000 (UK).

(xxii) The rights, powers and discretions conferred upon the Administrative Agent by this Agreement shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Administrative Agent by any other Loan Document by general law or otherwise.

(xxiii) The perpetuity period under the rule against perpetuities if applicable to this Agreement and any UK Collateral Documents shall be 80 years from the date of this Agreement.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder, to the extent it is also a Lender hereunder, shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial, advisory, underwriting or other business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.

9.03 Exculpatory Provisions.

(a) The Administrative Agent or the Arranger, as applicable, shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent or the Arranger, as applicable, and its Related Parties:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender or any L/C Issuer any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates that is communicated to, or in the possession of, the Administrative Agent, Arranger or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein.

(b) Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by the Administrative Agent under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary), or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own bad faith, gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, a Lender or an L/C Issuer. Notwithstanding anything in this clause (b) to the contrary, nothing herein shall be deemed to diminish or eliminate the Borrower’s defenses to indemnification expressly set forth in Section 11.04(b).

(c) Neither the Administrative Agent nor any of its Related Parties have any duty or obligation to any Lender or participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d) Neither the Administrative Agent nor any of its Related Parties shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (ii) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying and shall not incur any liability for relying upon, any notice, request, certificate, communication, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with bad faith, gross negligence or willful misconduct in the selection of such sub-agents.

9.06 Resignation of Administrative Agent.

(a) Notice. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring or removed Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring or removed Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any successor Administrative Agent be a Defaulting Lender or a Disqualified Institution. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) Defaulting Lender. If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective

Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) Effect of Resignation or Removal. With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than as provided in Section 3.01(h) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article IX and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (A) while the retiring or removed Administrative Agent was acting as Administrative Agent and (B) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including, without limitation, (1) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Secured Parties and (2) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

(d) L/C Issuers and Swingline Lender. Any resignation or removal by Bank of America as Administrative Agent pursuant to this Section 9.06 shall also constitute its resignation as an L/C Issuer and Swingline Lender. If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.04(c). Upon the appointment by the Borrower of a successor L/C Issuer or Swingline Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swingline Lender, as applicable, (ii) the retiring L/C Issuer and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue Letters of Credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

9.07 Non-Reliance on Administrative Agent, the Arranger and the Other Lenders. Each Lender and each L/C Issuer expressly acknowledges that neither the Administrative Agent nor the Arranger has made any representation or warranty to it, and that no act by the Administrative Agent or the Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Arranger to any Lender or each L/C Issuer as to any matter, including whether the Administrative Agent or the Arranger have disclosed material information in their (or their Related Parties’) possession. Each Lender and each L/C Issuer represents to the Administrative Agent and the Arranger that it has, independently and without reliance upon the Administrative Agent, the Arranger, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender and each L/C Issuer represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or L/C Issuer for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or L/C Issuer, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each L/C Issuer agrees not to assert a claim in contravention of the foregoing. Each Lender and each L/C Issuer represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such L/C Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the titles listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Arranger, a Lender or an L/C Issuer hereunder.

9.09 Administrative Agent May File Proofs of Claim; Credit Bidding.

(a) In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the

L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(l) and (m), 2.09, 2.10(b) and 11.04) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09, 2.10(b) and 11.04.

(b) Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer or in any such proceeding.

(c) The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Secured Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (i) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject or (ii) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any Applicable Law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (A) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (B) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 11.01 of this Agreement), (C) the Administrative Agent shall be authorized to assign the relevant Secured Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Secured Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (D) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Secured Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

9.10 Collateral and Guaranty Matters.

(a) Each of the Lenders (including in its capacities as a potential Cash Management Bank, and a potential Hedge Bank) and the L/C Issuers irrevocably authorize the Administrative Agent, at its option and in its discretion,

(i) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the Facility Termination Date, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing by the Required Lenders in accordance with Section 11.01;

(ii) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i); and

(iii) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

(b) Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

(c) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.11 Secured Cash Management Agreements and Secured Hedge Agreements. Except as otherwise expressly set forth herein or in any Guaranty or any Collateral Document, no Cash Management Bank or Hedge Bank that obtains the benefit of the provisions of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Guaranty or any Collateral Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements except to the extent expressly provided herein and unless the Administrative Agent has received a Secured Party Designation Notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements in the case of a Facility Termination Date.

9.12 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments, or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84–14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95–60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90–1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91–38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96–23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84–14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84–14 and (D) to the knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84–14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

9.13 Recovery of Rescindable Amounts. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender Recipient Party, whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Recipient Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender Recipient Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender Recipient Party promptly upon determining that any payment made to such Lender Recipient Party comprised, in whole or in part, a Rescindable Amount.

ARTICLE X

CONTINUING GUARANTY

10.01 Guaranty. Each Guarantor hereby absolutely and unconditionally, jointly and severally guarantees, as primary obligor and as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all Secured Obligations and undertakes with each Secured Party that whenever any Person does not pay any amount when due under or in connection with any Loan Document, that Guarantor shall immediately on demand pay that amount as if it was the primary obligor (for each Guarantor, subject to the proviso in this sentence, its “Guaranteed Obligations”); provided that (a) the Guaranteed Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor and (b) the liability of each Guarantor individually with respect to this Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any applicable state law or other Applicable Law. Without limiting the generality of the foregoing, the Guaranteed Obligations shall include any such indebtedness, obligations, and liabilities, or portion thereof, which may be or hereafter become unenforceable or compromised or shall be an allowed or disallowed claim under any proceeding or case commenced by or against any debtor under any Debtor Relief Laws. The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor, and conclusive for the purpose of establishing the amount of the Secured Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Secured Obligations or any instrument or agreement evidencing any Secured Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Secured Obligations which might otherwise constitute a defense to the obligations of the Guarantors, or any of them, under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing

(other than any defense related to the indefeasible payment or satisfaction in full of the Secured Obligations).

10.02 Rights of Lenders. Each Guarantor consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Secured Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Secured Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent, the L/C Issuers and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Secured Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

10.03 Certain Waivers. Each Guarantor waives (a) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of the Borrower or any other Loan Party; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Borrower or any other Loan Party; (c) the benefit of any statute of limitations affecting any Guarantor’s liability hereunder; (d) any right to proceed against the Borrower or any other Loan Party, proceed against or exhaust any security for the Secured Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by Applicable Law limiting the liability of or exonerating guarantors or sureties. Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Secured Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Secured Obligations.

10.04 Obligations Independent. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Secured Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.

10.05 Subrogation. No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Secured Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and the Commitments and the Facilities are terminated. If any amounts are paid to a Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Secured Obligations, whether matured or unmatured.

10.06 Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Secured Obligations now or hereafter existing and shall remain in full force and effect until the Facility Termination Date. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or a Guarantor is made, or any of the Secured Parties exercises its right of setoff, in respect of the Secured Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this Section 10.06 shall survive termination of this Guaranty.

10.07 Stay of Acceleration. If acceleration of the time for payment of any of the Secured Obligations is stayed, in connection with any case commenced by or against a Guarantor or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by each Guarantor, jointly and severally, immediately upon demand by the Secured Parties.

10.08 Condition of Borrower. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as such Guarantor requires, and that none of the Secured Parties has any duty, and such Guarantor is not relying on the Secured Parties at any time, to disclose to it any information relating to the business, operations or financial condition of the Borrower or any other guarantor (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

10.09 Appointment of Borrower. Each of the Loan Parties hereby appoints the Borrower to act as its agent for all purposes of this Agreement, the other Loan Documents and all other documents and electronic platforms entered into in connection herewith and agrees that (a) the Borrower may execute such documents and provide such authorizations on behalf of such Loan Parties as the Borrower deems appropriate in its sole discretion and each Loan Party shall be obligated by all of the terms of any such document and/or authorization executed on its behalf, (b) any notice or communication delivered by the Administrative Agent, L/C Issuer or a Lender to the Borrower shall be deemed delivered to each Loan Party and (c) the Administrative Agent, L/C Issuer or the Lenders may accept, and be permitted to rely on, any document, authorization, instrument or agreement executed by the Borrower on behalf of each of the Loan Parties.

10.10 Right of Contribution. The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under Applicable Law.

10.11 Keepwell. Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty or the grant of a Lien under the Loan Documents, in each case, by any Specified Loan Party becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article X voidable under Applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 10.11 shall remain in full force and effect until the Secured Obligations have been indefeasibly paid and performed in full. Each Loan Party intends this Section 10.11 to constitute, and this Section 10.11 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

ARTICLE XI

MISCELLANEOUS

11.01 Amendments, Etc.

(a) Subject to Section 2.17, Section 3.03(b) and the last paragraph of this Section 11.01, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(i) waive any condition set forth in Section 4.02 as to any Credit Extension under a particular Facility without the written consent of the Required Revolving Lenders or the Required Term Lenders, as the case may be;

(ii) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent in Section 4.02 or of any Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

(iii) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;

(iv) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (D) of the second proviso to this Section 11.01(a)) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(v) change (i) Section 8.03 or Section 2.13 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (ii) Section 2.12(f) in a manner that would alter the pro rata application required thereby without the written consent of each Lender directly affected thereby;

(vi) change (i) any provision of this Section 11.01 or the definition of “Required Lenders” or “Required Class Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or thereunder or make any determination or grant any consent hereunder (other than the definitions specified in the following clause (ii)) without the written consent of each Lender or (ii) the definitions of “Required Revolving Lenders” or “Required Term Lenders” as each relates to the related Facility (or the constituent definition therein relating to such Facility) without the written consent of each Lender under such Facility;

(vii) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(viii) release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);

(ix) release the Borrower or permit the Borrower to assign or transfer any of its rights or obligations under this Agreement or the other Loan Documents without the consent of each Lender; or

(x) directly and materially adversely affect the rights of Lenders holding Commitments or Loans of one Class differently from the rights of Lenders holding Commitments or Loans of any other Class without the written consent of the applicable Required Class Lenders;

and provided, further, that (A) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuers in addition to the Lenders required above, affect the rights or duties of the L/C Issuers under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (B) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (C) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (D) the Fee ~~Letter~~Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

(b) Notwithstanding anything to the contrary herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender, or all Lenders or each affected Lender under a Facility, may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (A) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (B) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender, or all Lenders or each affected Lender under a Facility, that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender; (ii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (iii) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

(c) Notwithstanding anything to the contrary herein, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

(d) Notwithstanding any provision herein to the contrary, if the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document (including the schedules and exhibits thereto), then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

11.02 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax transmission or e-mail transmission as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Holdings, the Borrower or any other Loan Party, the Administrative Agent, any L/C Issuer or the Swingline Lender, to the address, fax number, e-mail address or telephone number specified for such Person on Schedule 1.01(a); and

(ii) if to any other Lender, to the address, fax number, e-mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).

(b) Electronic Communications.

(i) Notices and other communications to the Administrative Agent, the Lenders, the Swingline Lender and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail, FPML messaging, and Internet or intranet websites) pursuant to an electronic communications agreement (or such other procedures approved by the Administrative Agent in its sole discretion); provided that the foregoing shall not apply to notices to any Lender, the Swingline Lender or any L/C Issuer pursuant to Article II if such Lender, the Swingline Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication. The Administrative Agent, the Swingline Lender, any L/C Issuer or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(ii) Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (B) notices and other communications posted to an Internet or intranet website shall be deemed received by the intended recipient upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail address or other written acknowledgement) indicating that such notice or communication is available and identifying the website address therefor; provided that for both clauses (A) and (B), if such notice or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Holdings, the Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.

(d) Change of Address, Etc. Each of Holdings, Borrower, the Administrative Agent, each L/C Issuer and the Swingline Lender may change its address, fax number or telephone number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, fax number or telephone number or e-mail address for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, each L/C Issuer and the Swingline Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, fax number and e-mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one (1) individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including, without limitation, telephonic or electronic notices, Loan Notices, Letter of Credit Applications, Notice of Loan Prepayment and Swingline Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party; provided that such reliance was in good faith and was not the result of bad faith, gross negligence or willful misconduct on the part of such Person or its Related Parties. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies; Enforcement.

(a) No failure by any Loan Party, Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

(b) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an L/C Issuer or a Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Loan Parties shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including, but not limited to, (A) the reasonable fees, charges and disbursements of one counsel for the Administrative Agent and its Affiliates taken as a whole, and, if reasonably necessary, of one local counsel in any relevant material jurisdiction to all such Persons, taken as a whole, retained by the Administrative Agent and (B) due diligence expenses, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated)), (ii) all reasonable and documented out-of-pocket expenses incurred by the L/C Issuers in connection with the issuance, amendment, extension, reinstatement or renewal of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the reasonable and documented out-of-pocket fees, charges and disbursements of one counsel to the Administrative Agent and all other Lenders taken as a whole, and, if reasonably necessary, (x) solely in the case of a conflict of interest, one additional counsel to all affected Persons taken as a whole and (y) one local counsel in any relevant material jurisdiction to all such Persons, taken as a whole, retained by the Administrative Agent) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.04, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Loan Parties. Each Loan Party shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, the Swingline Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from and against, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, but limited, in the case of such legal fees and expenses, to one counsel to all Indemnitees taken as a whole and, solely in the case of an actual or reasonably perceived conflict of interest where an Indemnitee informs the Borrower of such conflict, one additional counsel to all affected Indemnitees, taken as a whole and, if reasonably necessary, of one local counsel in any relevant jurisdiction to all such Persons, taken as a whole and, solely in the case of such conflict of interest, one additional local counsel to all affected Indemnitee taken as a whole in each such relevant jurisdiction), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including, without limitation, the Indemnitee’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned, leased or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided, that, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, or expenses are determined by a court of competent jurisdiction, by a final and non-appealable judgment, to have resulted from (x) such Indemnitee’s or any of its Related Parties’ bad faith, gross negligence or willful misconduct; (y) such Indemnitee’s or any of its Related Parties’ material breach of its obligations under the Loan Documents or (y) any dispute solely among Indemnitees or any of their respective Related Parties other than (1) claims arising out of any act or omission of Holdings or any of its Subsidiaries or (2) disputes involving Bank of America solely in its capacity as Administrative Agent or Arranger for the Facilities. Without limiting the provisions of Section 3.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under clauses (a) or (b) of this Section 11.04 to be paid by it to the Administrative Agent (or any sub-agent thereof), any L/C Issuer, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), any L/C Issuer, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount

(including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such L/C Issuer or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such L/C Issuer or the Swingline Lender in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.12(e).

(d) Waiver of Consequential Damages, Etc. Subject to Section 11.04(b), to the fullest extent permitted by Applicable Law, no Loan Party or other Person party hereto shall assert, and each Loan Party and each other Person party hereto hereby waives, and acknowledges that no other Person shall have, any claim against any Loan Party or Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing contained in this sentence shall limit any Loan Parties’ indemnification obligations to the extent set forth in this Section 11.04 to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such Indemnitee is entitled to indemnification hereunder. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby; provided that the protections afforded to any Indemnitee pursuant to this sentence shall not be available to the extent such damages are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or its Related Parties.

(e) Payments. All amounts due under this Section 11.04 shall be payable not later than thirty (30) days after written demand therefor (together with customary backup documentation in reasonable detail supporting such reimbursement request).

(f) Survival. The agreements in this Section 11.04 and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent, the L/C Issuers and the Swingline Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (b)

of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.06(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment(s) and the Loans (including for purposes of this clause (b), participations in L/C Obligations and in Swingline Loans) at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and/or the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in clause (b)(i)(B) of this Section 11.06 in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in clause (b)(i)(A) of this Section 11.06, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Facility, or $1,000,000, in the case of any assignment in respect of the Term Facility, unless each of the Administrative Agent and, so long as no Specified Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld, conditioned or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this

Agreement and the other Loan Documents with respect to the Loans and/or the Commitment assigned, except that this clause (b)(ii) shall not (A) apply to the Swingline Lender’s rights and obligations in respect of Swingline Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section 11.06 and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (1) a Specified Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to (x) in respect of the Term Facility, a Lender, an Affiliate of a Lender or an Approved Fund of a Lender or (y) in respect of the Revolving Facility, to a Revolving Lender (but, for the avoidance of doubt, not such Revolving Lender’s Affiliates or Approved Fund); provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for assignments in respect of (1) any Revolving Commitment if such assignment is to a Person that is not a Revolving Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund of a Lender; and

(C) the consent of each L/C Issuer and each Swingline Lender shall be required for any assignment in respect of the Revolving Facility.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to any Loan Party or any Loan Party’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of one or more natural Persons), (D) in respect of any assignment of the Revolving Facility, to any Persons who are not a Regulated Bank or (E) subject to clause (g) below, any Disqualified Institution.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any L/C Issuer or any Lender hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this clause (b)(vi), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(vii) Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.06(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for Tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and interest amounts) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender (with respect to such Lender’s interest only), at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations.

(i) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons, a Defaulting Lender, any Loan Party or any Loan Party’s Affiliates or Subsidiaries or any Disqualified Institution) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the

Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participations.

(ii) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein, including the requirements under Section 3.01(e) (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 11.06; provided that such Participant (A) shall be subject to the provisions of Sections 3.06, Section 11.06(g) and 11.13 as if it were an assignee under clause (b) of this Section 11.06 and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and interest amounts) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary (x) to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103–1(c) of the United States Treasury Regulations or (y) upon request of the Borrower, to confirm no Participant of such Lender is a Disqualified Institution or a natural Person. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note or Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Resignation as L/C Issuer or Swingline Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time any L/C Issuer or the Swingline Lender assigns all of its Revolving Commitment and Revolving Loans pursuant to clause (b) above, such L/C Issuer or the Swingline Lender may, (i) upon thirty (30) days’ notice to the Administrative Agent, the Borrower and the Lenders, resign as an L/C Issuer and/or (ii) upon thirty (30) days’ notice to the Borrower, resign as Swingline Lender. In the event of any such resignation as an L/C Issuer or Swingline Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swingline Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of the applicable L/C Issuer or the Swingline Lender as an L/C Issuer or Swingline Lender, as the case may be. If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swingline Lender, (A) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swingline Lender, as the case may be, and (B) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the applicable retiring L/C Issuer to effectively assume the obligations of the applicable retiring L/C Issuer with respect to such Letters of Credit.

(g) Disqualified Institutions.

(i) No assignment or participation, shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the applicable Lender entered into a binding agreement to sell and assign or participate all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment as otherwise contemplated by this Section 11.06, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment). For the avoidance of doubt, with respect to any assignee or participant that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), such assignee shall not retroactively be considered a Disqualified Institution. Any assignment in violation of this clause (g)(i) shall not be void, but the other provisions of this clause (g) shall apply.

(ii) If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior consent in violation of clause (i) above, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Revolving Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with such Revolving Commitment, (B) in the case of outstanding Term Loans held by Disqualified Institutions, prepay such Term Loan by paying the lesser of (1) the principal amount thereof (at par) and (2) the amount that such Disqualified Institution paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and under the other Loan Documents but without premium, penalty, prepayment fee or breakage and/or (C) require such Disqualified Institution or the Person who granted the relevant participation interest to assign and delegate, without recourse and, if applicable, free and clear of such participation interest (in accordance with and subject to the restrictions contained in this Section 11.06), all of its interest, rights and obligations under this Agreement and related Loan Documents to an Eligible Assignee that shall assume such obligations at the lesser of (1) the principal amount thereof (at par) and (2) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and other the other Loan Documents but without premium, penalty, prepayment fee or breakage and which assignment shall not be subject to any processing and recordation fee; provided, that, (x) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b), (y) such assignment does not conflict with Applicable Laws and (z) in the case of clause (B), the Borrower shall not use the proceeds from any Loans to prepay Term Loans held by Disqualified Institutions.

(iii) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (1) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (2) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (3) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (1) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (2) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (“Plan of Reorganization”), each Disqualified Institution party hereto hereby agrees (I) not to vote on such Plan of Reorganization, (II) if such Disqualified Institution does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (I), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (III) not to contest any request by any party for a determination by the bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (II).

(iv) The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the DQ List and any updates thereto from time to time on the Platform, including that portion of the Platform that is designated for “public side” Lenders or (B) provide the DQ List to each Lender requesting the same.

11.07 Treatment of Certain Information; Confidentiality.

(a) Treatment of Certain Information. Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and that each such Lender shall be responsible for its Affiliates’ and its Related Parties compliance with this Section 11.07), (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (in which case, the Administrative Agent agrees to (1) inform the Borrower promptly in advance thereof prior to such disclosure to the extent not prohibited by law, rule or regulation and (2) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (iii) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process (in which case, the Administrative Agent agrees to (1) inform the Borrower promptly in advance thereof prior to such disclosure to the extent not prohibited by law, rule or regulation and (2) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 11.07, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.17(c) or Section 11.01 or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder (it being understood that the DQ List may be disclosed to any assignee or Participant, or prospective assignee or Participant, in reliance on this clause (vi)), (vii) on a confidential basis to (A) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (B) the provider of any Platform or other electronic delivery service used by the Administrative Agent, any L/C Issuer and/or the Swingline Lender to deliver Borrower Materials or notices to the Lenders or (viii) the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, or (ix) with the consent of the Borrower, which consent will not be unreasonably withheld, conditioned or delayed (other than in respect of any Disqualified Institution, which consent shall be in the Borrower’s sole discretion), or (x) to the extent such Information becomes publicly available other than as a result of a breach of this Section 11.07, (xi) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source not known to the Administrative Agent, Lender, L/C Issuer or Affiliate to have confidentiality obligations to the Borrower, (xii) is independently discovered or developed by a party hereto without utilizing any Information received from the Borrower or violating the terms of this Section 11.07 or (xii) to establish a “due diligence” defense.

For purposes of this Section 11.07, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 11.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments.

(b) Non-Public Information. Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (i) the Information may include material non-public information concerning a Loan Party or a Subsidiary, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with Applicable Law, including United States federal and state securities Laws.

(c) Press Releases. The Loan Parties and their Affiliates agree that they will not in the future issue any press releases or other public disclosure using the name of the Administrative Agent or any Lender or their respective Affiliates or referring to this Agreement or any of the Loan Documents without the prior written consent of the Administrative Agent, unless (and only to the extent that) the Loan Parties or such Affiliate is required to do so under law and then, in any event the Loan Parties or such Affiliate will consult with such Person before issuing such press release or other public disclosure.

(d) Customary Advertising Material. The consent of the Borrower shall be required prior to the publication by the Administrative Agent or any Lender of advertising material relating to the transactions contemplated hereby using the product photographs or trademarks of the Loan Parties; provided no consent shall be required for disclosure of the name and industry of the Borrower, the logo of the Loan Parties, the Lenders and the types, amounts, tenor and use of proceeds of the credit facilities contained herein in customary marketing materials of the Administrative Agent.

11.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Required Lenders, to the fullest extent permitted by Applicable Law to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, such L/C Issuer or such Affiliates, irrespective of whether or not such Lender, such L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured, secured or unsecured, or are owed to a branch, office or Affiliate of such Lender or such L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have under Applicable Law. Each Lender and each L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10 Integration; Effectiveness. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or any L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

11.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, any L/C Issuer or the Swingline Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13 Replacement of Lenders.

(a) If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b);

(ii) such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with Applicable Laws; and

(v) in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

(b) A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c) Each party hereto agrees that (i) an assignment required pursuant to this Section 11.13 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and (ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided, that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided further that any such documents shall be without recourse to or warranty by the parties thereto.

(d) Notwithstanding anything in this Section 11.13 to the contrary, (A) any Lender that acts as an L/C Issuer may not be replaced hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such Lender (including the furnishing of a backstop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such L/C Issuer or the depositing of Cash Collateral into a Cash Collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to such outstanding Letter of Credit and (B) the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.06.

11.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY OTHER PARTY HERETO, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF

THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN CLAUSE (b) OF THIS SECTION 11.14. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO (OTHER THAN EACH FOREIGN LOAN PARTY) IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e) SERVICE OF PROCESS OF FOREIGN LOAN PARTIES. WITHOUT PREJUDICE TO ANY OTHER MODE OF SERVICE ALLOWED UNDER ANY RELEVANT LAW, EACH FOREIGN LOAN PARTY: (i) IRREVOCABLY APPOINTS CT CORPORATION SYSTEM AS ITS AGENT FOR SERVICE OF PROCESS IN RELATION TO ANY PROCEEDINGS BEFORE THE COURTS OF THE STATE OF NEW YORK IN CONNECTION WITH ANY LOAN DOCUMENT AND (ii) AGREES THAT FAILURE BY A PROCESS AGENT TO NOTIFY THE FOREIGN LOAN PARTIES OF THE PROCESS WILL NOT INVALIDATE THE PROCEEDINGS CONCERNED. EACH FOREIGN LOAN PARTY EXPRESSLY AGREES AND CONSENTS TO THE PROVISIONS OF THIS SECTION 11.14(E).

11.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS

AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.

11.16 [Reserved].

11.17 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower, Holdings and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arranger and the Lenders and their respective Affiliates are arm’s-length commercial transactions between the Borrower, Holdings, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Arranger and the Lenders and their respective Affiliates, on the other hand, (ii) each of the Borrower, Holdings and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower, Holdings and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Administrative Agent, the Arranger and each Lender and each of their respective Affiliates each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for the Borrower, Holdings, any other Loan Party or any of their respective Affiliates, or any other Person and (ii) neither the Administrative Agent, the Arranger, nor any Lender nor any of their respective Affiliates has any obligation to the Borrower, Holdings, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, the Arranger, nor any Lender nor any of their respective Affiliates has any obligation to disclose any of such interests to the Borrower, Holdings, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower, Holdings and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, the Arranger, the Lenders and their respective Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated hereby.

11.18 Electronic Execution; Electronic Records; Counterparts. This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties and each of the Administrative Agent and each Lender Party agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lender Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an

Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, neither the Administrative Agent, L/C Issuer nor Swingline Lender is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent, L/C Issuer and/or Swingline Lender has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lender Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and/or any Lender Party without further verification and (b) upon the request of the Administrative Agent or any Lender Party, any Electronic Signature shall be promptly followed by such manually executed counterpart.

Neither the Administrative Agent, L/C Issuer nor Swingline Lender shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s, L/C Issuer’s or Swingline Lender’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent, L/C Issuer and Swingline Lender shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Each of the Loan Parties and each Lender Party hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement or any other Loan Document based solely on the lack of paper original copies of this Agreement and/or such other Loan Document, and (ii) waives any claim against the Administrative Agent, each Lender Party and each Related Party for any liabilities arising solely from the Administrative Agent’s and/or any Lender Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

11.19 USA Patriot Act Notice. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and the other Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107–56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower and each other Loan Party, which information includes the name and address of the Borrower and each other Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and each other Loan Party in accordance with the Patriot Act. The Borrower and each other Loan Party shall, promptly following a request by the Administrative Agent or any Lender, provide all such other documentation and information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

11.20 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Lender or L/C Issuer that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or L/C Issuer that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of a Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

11.21 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	CAMBIUM NETWORKS, LTD By: Name: Title:

[Signature Page to Credit Agreement]

GUARANTORS: Executed and delivered as a Deed:
CAMBIUM NETWORKS CORPORATION, a Cayman Islands exempted company By: Name: Title:
CAMBIUM (US), L.L.C. By: Name: Title:
CAMBIUM NETWORKS, INC. By: Name: Title:

[Signature Page to Credit Agreement]

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A., as Administrative Agent By: Name: Title:

[Signature Page to Credit Agreement]

LENDERS:	BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swingline Lender By: Name: Title:

[Signature Page to Credit Agreement]

Exhibit B

[Form of]

Compliance Certificate

Financial Statement Date: [________], [____]

TO: Bank of America, N.A., as Administrative Agent

RE: Credit Agreement, dated as of November 17, 2021, by and among Cambium Networks, Ltd, a private limited company registered under the laws of England and Wales (the “Borrower”), Cambium Networks Corporation, an exempted company organized under the laws of the Cayman Islands with limited liability (“Holdings”), as a Guarantor, Cambium (US), L.L.C., a Delaware limited liability company (“Intermediate Holdings”), as a Guarantor, the other Guarantors from time to time party thereto, the Lenders and Bank of America, N.A., as Administrative Agent, an L/C Issuer and the Swingline Lender (as amended, modified, extended, restated, amended and restated, replaced or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE: [Date]

The undersigned Responsible Officer hereby certifies in [his/her] capacity as a Responsible Officer of the Borrower and not in any individual capacity as of the date hereof that [he/she] is the [_____________________] of the Borrower, and that, as such, [he/she] is authorized to execute and deliver this Compliance Certificate to the Administrative Agent on the behalf of the Borrower and the other Loan Parties, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. Holdings has delivered the year-end audited financial statements required by Section 6.01(a) of the Credit Agreement for the fiscal year of Holdings ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. Holdings has delivered the unaudited Consolidated financial statements required by Section 6.01(b) of the Credit Agreement for the fiscal quarter of Holdings ended as of the above date. Such Consolidated financial statements fairly present the financial condition, results of operations, shareholders’ equity and cash flows of Holdings and its Subsidiaries in all material respects, subject only to normal year-end audit adjustments and the absence of footnotes as of the date of such financial statements.

2. The undersigned is familiar with the terms of the Credit Agreement and has made, or has caused to be made under [his/her] supervision, a review of the transactions and condition (financial or otherwise) of Holdings and its Subsidiaries during the accounting period covered by such financial statements.

[select one:]

[3. To the knowledge of the undersigned, as of the date hereof, no Default has occurred and is continuing.]

[—or—]

[3. To the knowledge of the undersigned, as of the date hereof, the following is a list of each such Default, what action Borrower has taken and what action Borrower proposes to take:]

4. The financial covenant analyses and information set forth on Schedule A attached hereto are true and accurate in all material respects on and as of the date of this Certificate.

[5. Attached hereto are updated Schedule(s) [5.20(a), 5.21(b)(i), 5.21(c), 5.21(d)(ii), 5.21(e) and 5.21(f)] to the Credit Agreement required by Section 6.02(b) of the Credit Agreement.]

[6. Attached hereto are updated Schedule(s) [3] [and 6] to the Security Agreement required by Section 5.2 and Section 5.5 of the Security Agreement.]

Delivery of an executed counterpart of a signature page of this Certificate by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Certificate.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

CAMBIUM NETWORKS, LTD,

a private limited company registered under the laws of England and Wales

By:

Name:

Title:

Schedule A

Financial Statement Date: [________], [____] (“Statement Date”)

I.	Section 7.11(a) – Consolidated Leverage Ratio
	A.	Consolidated Funded Indebtedness at Statement Date (the sum of the following to the extent constituting Indebtedness):	$________

1. the outstanding principal amount of all Indebtedness for borrowed money (including the Loans under the Credit Agreement) and all obligations evidenced by bonds, debentures, notes or other similar debt instruments (including any Permitted Convertible Indebtedness of Holdings until such time as such Indebtedness converts into Equity Interests (other than Disqualified Equity Interests)); plus

$________
		2. all purchase money Indebtedness; plus	$________

3. outstanding amounts drawn under letters of credit (including standby and commercial letters of credit) that have not been reimbursed within three Business Days of such drawing (but excluding any letters of credit that provide credit support for Indebtedness otherwise included under this Line I.A); plus

$________

4. all obligations of Holdings and its Subsidiaries to pay the deferred purchase price of property or services (other than (i) trade accounts payable and accrued expenses payable in the ordinary course of business (including on an intercompany basis), (ii) purchase price holdbacks in respect of the portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller or to satisfy any liabilities, (iii) any earn-out obligation until such obligation becomes a liability on the balance sheet (excluding the footnotes thereto) of Holdings and its Subsidiaries in accordance with GAAP, (iv) any such obligations under ERISA, (v) prepaid and deferred revenue arising in the ordinary course of business, (vi) purchase price and working capital adjustments (other than earn-outs or similar deferred consideration described above in clause (iii)), (vii) customer deposits and prepaid items and (viii) accruals for payroll, benefits and other liabilities accrued in the ordinary course of business); plus

$________
		5. all Attributable Indebtedness solely with respect to Capitalized Leases; plus	$________
		6. without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (1) through (5) above of Persons other than the Holdings or any Subsidiary	$________

B.	The aggregate amount of Consolidated Unrestricted Cash in excess of $15,000,000 at Statement Date:	$_______
C.	Consolidated EBITDA of Holdings and its Subsidiaries on a Consolidated Basis for the Measurement Period:	$________
	1. Consolidated Net Income for the most recently completed Measurement Period	$________
	2. Plus, to the extent deducted in calculating Consolidated Net Income (in each case, without duplication):	$________
	a) Consolidated Interest Charges	$________
	b) the provision for Federal, state, local and foreign income taxes, Taxes on profit or capital and payroll taxes payable	$________
	c) depreciation and amortization expense	$________
	d) all non-cash charges, expenses, losses	$________

e) expected “run-rate” cost savings, restructurings and synergies (net of the amount of actual amounts realized) reasonably identifiable, factually supportable and reasonably expected to result from actions taken (in the good faith determination of the Borrower as set forth in a certificate executed by a Responsible Officer of the Borrower) in relation to permitted asset sales, acquisitions, investments, dispositions, initiatives with respect to cost savings, restructurings and synergies; provided that such cost savings, restructurings and synergies are reasonably expected to be realized within 18 months of the date such action was taken

$________

f) costs, charges, accruals, reserves or expenses attributable to the undertaking and/or implementation of cost savings initiatives and other restructuring and integration costs, charges, accruals, reserves and expenses (including, without limitation, inventory optimization programs), costs related to the closure or consolidation of facilities, divisions or lines of business and curtailments, relocation expenses, severance payments, and modifications to pension and post-retirement employee benefit plans

$________

g) (i) the reasonable fees, costs and expenses incurred in connection with the Credit Agreement, the Revolving Facility or the Term Facility, (ii) reasonable transaction fees, costs and expenses incurred in connection with the consummation of any investment, incurrence, prepayment or modification of indebtedness, acquisition, disposition, restricted payment, restricted debt payment,

$________

equity issuance, capital contribution, merger, consolidation, liquidation, dissolution or recapitalization, in each case, solely to the extent the foregoing transactions are permitted under the Loan Documents (or any such transaction proposed and not consummated) and (iii) reasonable fees, costs and expenses to the extent reimbursable by third parties pursuant to indemnification provisions or similar agreements or insurance

h) earn-out obligations incurred in connection with any Permitted Acquisition or other permitted Investment and paid or accrued during the Measurement Period and on similar Investments completed prior to the Closing Date

$________

i) to the extent actually reimbursed in cash (with evidence of such reimbursement reasonably acceptable to the Administrative Agent) and not otherwise included in Consolidated Net Income, business interruption insurance proceeds received by the Borrower or any of its Subsidiaries

$________
j) the amount of any expense or deduction associated with any Subsidiary of any Loan Party attributable to non-controlling interests or minority interests of third parties	$________

k) (i)(x) any charges or expenses incurred pursuant to any management equity plan or stock option plan or other management or employee benefit plan or agreement, pension plan, any stock subscription or shareholder agreement or any distributor equity plan or agreement and (y) any charges or expenses for such period relating to payments or distributions made to its equityholders, which payments are being made to compensate such option holders as though they were equityholders as of the date of, and entitled to share in, such distribution and (ii) any charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of equity interests held by management, in each case under clause (ii), to the extent such charges, costs, expenses, accruals or reserves are funded with net cash proceeds contributed to the Borrower as a capital contribution or as a result of the sale or issuance of equity interests of the Borrower or any direct or indirect parent company thereof

$________
l) losses or charges relating to any extraordinary, exceptional, unusual or non-recurring items	$________
m) amortization of software development costs accrued during the applicable period solely to the extent such costs are non-cash and are not reasonably expected to be paid in cash in any future period	$________

3. Minus, without duplication and to the extent reflected as a gain or otherwise included in the calculation of Consolidated Net Income, non-cash gains (excluding any such non-cash gains to the extent (i) there were cash gains with respect to such gains in past accounting periods or (ii) there is a reasonable expectation that there will be cash gains with respect to such gains in future accounting periods)

$________
	D.	Consolidated Leverage Ratio = ([Line I.A – Line I.B] ÷ Line I.C):	$________
Maximum Permitted: 2.75:1.00

II.	Section 7.11(b) - Consolidated Fixed Charge Coverage Ratio
	A.	Consolidated EBITDA for Measurement Period (Line I.C above):	$______
	B.	the aggregate amount of all non-financed (or financed with Revolving Loans) cash Capital Expenditures during the applicable Measurement Period:	$______
C.

the aggregate amount of federal, state, local and foreign income Taxes (including franchise taxes and those based on profits, capital, revenue or taxes in lieu of any of the foregoing) and payroll taxes actually paid in cash or required to be paid in cash (net of any refunds received) during the applicable Measurement Period:

$______
	D.	Consolidated Interest Charges to the extent paid or required to be paid in cash during the applicable Measurement Period	$______
E.

regularly scheduled principal payments of any Consolidated Funded Indebtedness (including, notwithstanding anything to the contrary herein, any principal payments of Permitted Convertible Indebtedness paid in cash) paid or required to be paid in cash during the applicable Measurement Period (other than to the extent paid in connection with a Permitted Refinancing and excluding, for the avoidance of doubt, voluntary and mandatory prepayments of such Indebtedness):

$______
	F.	Consolidated Fixed Charge Coverage Ratio ([Line II.A – Line II.B – Line II.C] ÷ [Line II.D + Line II.E]):	$______
Minimum required: 1.25:1.00
III.		[Section 7.11(d) – Minimum Consolidated EBITDA
	A.	Consolidated EBITDA for Applicable Period as required by Section 7.11(d):	$______
	B.	Minimum Consolidated EBITDA Amount as required by Section 7.11(d):	$______

In compliance: [Yes] / [No]]

[Attached updated Schedules as applicable]

[Schedule(s) [5.20(a), 5.21(b)(i), 5.21(c), 5.21(d)(ii), 5.21(e) and 5.21(f)] to the Credit Agreement]

[Subsidiaries, Joint Ventures and Partnerships][Intellectual Property of Domestic Loan Parties][Documents, Instrument, and Tangible Chattel Paper][Electronic Chattel Paper & Letter-of-Credit Rights][Commercial Tort Claims][Pledged Equity Interests]

[Schedule(s) [3 and 6] to the Security Agreement]

[Jurisdiction of Organization; Chief Executive Offices][Intellectual Property]

[TO BE COMPLETED BY BORROWER]

IF " DOCVARIABLE "SWDocIDLocation" " = "1" "" ""

Exhibit C

EXHIBIT O TO CREDIT AGREEMENT

LIQUIDITY COMPLIANCE CERTIFICATE

Date: __________, _____

This Liquidity Compliance Certificate (“Certificate”) is given by _____________________, a Responsible Officer of (and solely on behalf of) CAMBIUM NETWORKS, LTD, a private limited company registered under the laws of England and Wales under company number 07752773 (the “Borrower”), solely in [his][her] capacity as a Responsible Officer of the Borrower and not in an individual capacity, pursuant to Section 7.11(c) of that certain Credit Agreement, dated as of November 17, 2021, by and among Borrower, CAMBIUM NETWORKS CORPORATION, an exempted company incorporated under the laws of the Cayman Islands with limited liability (“Holdings”), CAMBIUM (US), L.L.C., a Delaware limited liability company (“Intermediate Holdings”), as a Guarantor, the other Guarantors party hereto, the lenders party thereto (collectively, the “Lenders” and each, individually, a “Lender”) and BANK OF AMERICA, N.A., as Administrative Agent for the Lenders (as such credit agreement is amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings assigned thereto in the Credit Agreement. This Certificate, together with supporting calculations attached hereto, is delivered to Administrative Agent pursuant to the terms of the Credit Agreement.

The Borrower hereby certifies that the Liquidity of the Loan Parties as of the last day of the Liquidity Test Period ending on [____], 202[3][4] [was][was not] less than the Liquidity Applicable Amount applicable to such Liquidity Test Period.

The Borrower hereby certifies and represents and warrants that Schedule 1 attached hereto sets forth computations evidencing [compliance] [non-compliance] with the minimum Liquidity covenant set forth in Section 7.11(c) of the Credit Agreement, all of which computations are true, complete and correct in all material respects.

[Signature Page Follows]

IN WITNESS WHEREOF, Borrower has caused this Certificate to be executed and delivered by its officer thereunto duly authorized on the date first above written.

CAMBIUM NETWORKS, LTD, as Borrower By: __________________________ Name: __________________________ Title: __________________________

Schedule 1

Liquidity Calculations

[See attached.]